Exhibit 10.24.13
LOAN NO. 20059246021 (POOL 7)
AMENDED AND RESTATED LOAN AGREEMENT
Dated as of October 13, 2005
by and among
ASHFORD FALLS CHURCH LIMITED PARTNERSHIP,
ASHFORD GAITHERSBURG LIMITED PARTNERSHIP,
ASHFORD MIRA MESA SAN DIEGO LIMITED PARTNERSHIP,
ASHFORD IRVINE SPECTRUM FOOTHILL RANCH LIMITED PARTNERSHIP and
ASHFORD RALEIGH LIMITED PARTNERSHIP
(collectively, as Original Borrower)
ASHFORD IRVINE SPECTRUM FOOTHILL RANCH LIMITED PARTNERSHIP,
ASHFORD MIRA MESA SAN DIEGO LIMITED PARTNERSHIP,
ASHFORD FALLS CHURCH LIMITED PARTNERSHIP,
ASHFORD ALPHARETTA LIMITED PARTNERSHIP and
NEW HOUSTON HOTEL LIMITED PARTNERSHIP
(collectively, as Borrower)
and
MERRILL LYNCH MORTGAGE LENDING, INC.
(as Lender)

i

ii

Exhibit A	Additional Definitions
Exhibit B	Deferred Maintenance
Exhibit C	Individual Properties and Allocated Loan Amounts
Exhibit D	Franchisors and Managers
Exhibit E	Operating Budget
Exhibit F	FF&E Financing
Exhibit G	Organizational Chart
Exhibit H	Property Improvement Plans
Exhibit I	Required Expenditure Amounts for Individual Properties
Exhibit J	Capital Improvements and PIP Schedule
Exhibit K	Upfront Remediation

Schedule 1	Litigation
Schedule 2	Franchise Defaults
Schedule 3	Amortization Schedule

iii

AMENDED AND RESTATED LOAN AGREEMENT
          THIS AMENDED AND RESTATED LOAN AGREEMENT, made as of October 13, 2005, is by and between (i) MERRILL LYNCH MORTGAGE LENDING, INC., a Delaware corporation (in such capacity, and together with its successors and assigns “Lender”), (ii) ASHFORD FALLS CHURCH LIMITED PARTNERSHIP, ASHFORD GAITHERSBURG LIMITED PARTNERSHIP, ASHFORD MIRA MESA SAN DIEGO LIMITED PARTNERSHIP, ASHFORD IRVINE SPECTRUM FOOTHILL RANCH LIMITED PARTNERSHIP and ASHFORD RALEIGH LIMITED PARTNERSHIP, each a Delaware limited partnership (individually and collectively, as the context may require, “Original Borrower”) and (iii) ASHFORD IRVINE SPECTRUM FOOTHILL RANCH LIMITED PARTNERSHIP, ASHFORD MIRA MESA SAN DIEGO LIMITED PARTNERSHIP, ASHFORD FALLS CHURCH LIMITED PARTNERSHIP, ASHFORD ALPHARETTA LIMITED PARTNERSHIP and NEW HOUSTON HOTEL LIMITED PARTNERSHIP, each a Delaware limited partnership (individually and collectively, as the context may require, together with each Borrower’s successors and assigns, “Borrower”).
RECITALS
          WHEREAS, Lender and Original Borrower entered into a certain Loan Agreement dated as of June 17, 2005 (the “Original Loan Agreement”), pursuant to which Lender agreed to make a loan to Original Borrower in the aggregate principal amount of $81,560,000 (the “Original Loan”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Original Loan Agreement;
          WHEREAS, the Original Loan was secured by, among other things, the interests of Original Borrower in the Individual Properties described in the Original Loan Agreement; and
          WHEREAS, Lender, Original Borrower and Borrower desire to restructure the Original Loan such that (a) Original Borrower will be replaced by Borrower, (b) Lender will advance additional funds to Borrower so that the aggregate principal amount of the loan from Lender to Borrower (the “Loan”) will be $83,075,000 (the “Loan Amount”), (c) the Loan will be secured by the interest of Borrower in the Individual Properties described herein, and (d) other terms and conditions of the Original Loan are modified to reflect such restructuring in accordance with the agreements of Lender, Original Borrower and Borrower.
          NOW, THEREFORE, in consideration of the restructuring of the Original Loan and the making of the Loan by Lender, and the covenants, agreements, representations and warranties set forth in this Agreement, the Original Borrower, Borrower and Lender hereby agree to amend and restate the Original Loan Agreement in its entirety as set forth herein, and covenant, agree, represent and warrant as follows:

ARTICLE 1
CERTAIN DEFINITIONS
     Section 1.1. Definitions.
          For all purposes of this Agreement:
               (a) the capitalized terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;
               (b) all accounting terms have the meanings assigned to them in accordance with GAAP;
               (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and
               (d) the following terms have the following meanings:
          “Account Collateral” means the Cash Collateral Account (including all Sub-Accounts), each Manager Account, each Collection Account, each Non-Marriott Property Operating Account, all amounts deposited or held in such accounts, and all Proceeds of any or all of the foregoing.
          “Adjusted Net Cash Flow” means, with respect to each Individual Property, for any period, the Net Operating Income for the twelve (12) months trailing such period (Net Operating Income to be calculated for the purposes of this definition of “Adjusted Net Cash Flow” without deduction for actual base management fees or incentive management fees paid pursuant to any Management Agreement for such period, actual franchise fees paid pursuant to any Franchise Agreement for such period, or the Capital Reserve Amount for such period) reduced by (i) annual base management fees, pro rated for the applicable period, equal to the greater of (a) 3% of Gross Revenues per annum and (b) actual base management fees paid pursuant to the applicable Management Agreement, (ii) an annual reserve with respect to leases, purchases and replacements of FF&E, pro rated for the applicable period, equal to the greater of (a) 4% of Gross Revenues per annum, and (b) the amount required to be reserved during such period with respect to leases, purchases and replacements of FF&E pursuant to the applicable Management Agreement, (iii) actual incentive management fees paid pursuant to the applicable Management Agreement for the applicable period and (iv) actual base franchise fees paid pursuant to the applicable Franchise Agreement for the applicable period (if applicable), all as determined by Lender in its reasonable discretion.
          “Affiliate” of any specified Person means any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this Agreement, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “controls”, “controlling” and “controlled” have the meanings correlative to the foregoing. . For the avoidance of doubt, with respect to any Borrower or Operating Lessee, the definition of “Affiliate” shall not include Remington Manager.
          “Agreement” means this Loan Agreement, as the same may from time to time hereafter be modified, supplemented or amended.
          “Allocated Loan Amount” means, with respect to each Individual Property, the Allocated Loan Amount for such Individual Property set forth on Exhibit C attached hereto, as such amounts shall be adjusted from time to time as hereinafter set forth. Upon each adjustment in the amount of Indebtedness due to the making of a prepayment of the Loan in accordance with the terms hereof, each Allocated Loan Amount shall be decreased by an amount equal to the product of (i) the amount of such payment and (ii) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the total of all Allocated Loan Amounts (prior to the adjustment in question). Notwithstanding the foregoing sentence to the contrary, when the Indebtedness is reduced as the result of Lender’s receipt of proceeds with respect to a Condemnation or Casualty affecting one hundred percent (100%) of any Individual Property, the Allocated Loan Amount for such Individual Property with respect to which the Insurance Proceeds or Condemnation Proceeds were received shall, at Lender’s sole discretion, be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the “Withdrawn Allocated Amount”), and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds such proceeds (such excess being referred to as the “Proceeds Deficiency”), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount. The “Allocated Loan Amount” for any Qualified Substitute Property, following the occurrence of a Property Substitution, shall be the Allocated Loan Amount, as of the date of such Property Substitution, for the Individual Property replaced by such Qualified Substitute Property.
          “Appraisal” means an appraisal of any Individual Property prepared in accordance with the requirements of FIRREA prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where such Individual Property is located, who meets the requirements of FIRREA and who is otherwise reasonably satisfactory to Lender.
          “Approved Budget” has the meaning provided in Section 5.1(Q)(x).
          “Appurtenant Rights” means, collectively, “Appurtenant Rights” as defined in each Mortgage.
          “Assignment of Agreements” shall mean, with respect to each Individual Property, a first priority Assignment of Management Agreement and Agreements Affecting Real Estate or Amended and Restated Assignment of Management Agreement and Agreements Affecting Real Estate, as applicable, in form and substance satisfactory to Lender, dated as of the Closing Date, from each applicable Borrower, as assignor, to Lender, as assignee, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto.
          “Assignment of Leases” shall mean, with respect to each Individual Property, a first priority Assignment of Leases and Rents, in form and substance satisfactory to Lender, either (a) dated as of the Closing Date, or (b) dated as of June 17, 2005 and amended by a certain Amendment to Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Rents, Security Agreement and Fixture Filing and to Assignment of Leases and Rents, or similar document, dated as of the Closing Date, as applicable, each from the applicable Borrower, as assignor, to Lender, as assignee, assigning to Lender all of such Borrower’s right, title and interest in and to the Leases and the Rents, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto.
          “Basic Carrying Costs” means the following costs with respect to each Individual Property: (i) Impositions applicable to such Property; and (ii) insurance premiums for policies of insurance required or permitted to be maintained by the applicable Borrower pursuant to this Agreement or the other Loan Documents.
          “Basic Carrying Costs Monthly Installment” means, collectively, with respect to all Individual Properties, Lender’s reasonable and good faith estimate of one-twelfth (1/12th) of the annual amount of the aggregate Basic Carrying Costs for all Individual Properties (provided, that Lender may calculate reasonably and in good faith the monthly amount to assure that funds are reserved in sufficient amounts to enable the payment of all Impositions, including, without limitation, taxes and insurance premiums thirty (30) days prior to their respective due dates). If the Basic Carrying Costs for any Individual Property for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made, the Basic Carrying Costs Monthly Installment with respect to such Individual Property shall be Lender’s reasonable and good faith estimate based on one-twelfth (1/12th) of the aggregate Basic Carrying Costs for such Individual Property for the prior Fiscal Year or payment period, with reasonable adjustments as determined by Lender. As soon as the Basic Carrying Costs are fixed for the then current Fiscal Year or period, the next ensuing Basic Carrying Costs Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Basic Carrying Costs Monthly Installments.
          “Basic Carrying Costs Sub-Account” means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Basic Carrying Costs.
          “Borrower” has the meaning provided in the preamble to this Agreement.
          “Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the any trustee in connection with a Secondary Market Transaction is located, or (iii) the state where the servicing offices of the any servicer in connection with a Secondary Market Transactions are located.

          “Capital Improvement Costs” means, collectively, with respect to each Individual Property, the costs incurred by Borrowers in connection with (a) capital improvements to the Individual Properties (other than capital improvements referred to in clauses (i) and (ii) of Section 5.1(W)), and (b) the financing of furniture, fixture and equipment leases or purchases in the ordinary course of operating the Individual Properties in the manner each is operated as of the Closing Date.
          “Capital Reserve Amount” means, with respect to each Individual Property, an amount equal to the greater of (i) four percent (4%) of projected annual Gross Revenue set forth in the then current Approved Budget and (ii) the amount required to be reserved per annum with respect to Capital Improvement Costs pursuant to the applicable Management Agreement.
          “Capital Reserve True-Up Amount” means an amount as of December 31 of each calendar year equal to the difference between (i) four percent (4%) of actual Gross Revenue for such calendar year and (ii) the Capital Reserve Amount for such calendar year; provided that for the period ending December 31, 2005 such amount shall be calculated using the prorated period from the Closing Date through and including December 31, 2005.
          “Capital Reserve Monthly Installment” means an amount equal to one twelfth (1/12th) of the aggregate Capital Reserve Amounts for all Individual Properties.
          “Capital Reserve Sub-Account” means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Capital Improvement Costs.
          “Cash Collateral Account” has the meaning provided in Section 2.11(b).
          “Cash Collateral Account Agreement” has the meaning provided in Section 2.12(c).
          “Cash Collateral Account Bank” means the bank chosen by Lender to hold the Cash Collateral Account and the Non-Marriott Property Operating Account, or any successor bank hereafter selected by Lender in accordance with the terms hereof.
          “Cash Management Fee Sub-Account” means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of fees payable to the Cash Collateral Account Bank.
          “Closing Date” means the date of this Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, together with applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral” means, collectively, the “Collateral” as defined in each Mortgage.
          “Collection Account” has the meaning provided in Section 2.11(a).

          “Collection Account Agreement” means, with respect to each Non-Marriott Property, that certain Collection Account Agreement dated as of the Closing Date, among the Collection Account Bank, the applicable Borrower, Operating Lessee and Lender.
          “Collection Account Bank” shall mean, with respect to each Non-Marriott Property, the collection bank for such Individual Property and any successor bank hereafter selected by each applicable Borrower which owns such Individual Property and approved by Lender in accordance with each Collection Account Agreement.
          “Combined Debt Service” means, for any period, the sum of (a) Debt Service, and (b) Mezzanine Debt Service.
          “Combined Debt Service Coverage Ratio” means, for any period, the quotient obtained by dividing (1) the aggregate Adjusted Net Cash Flow for all Individual Properties for the specified period by (2) the aggregate Combined Debt Service due for such period, assuming that the Loan is payable in accordance with a 25-year amortization schedule.
          “Condemnation Proceeds” has the meaning, with respect to each Individual Property, provided in the Mortgage for such Individual Property.
          “Contingent Obligation” means any obligation of any Borrower guaranteeing any indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of any Borrower, whether or not contingent; (i) to purchase any such primary obligation, or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner or obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner or obligee under such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming that the applicable Borrower is required to perform thereunder) as determined by Lender in good faith.
          “Cooperation Agreement” means that certain Amended and Restated Cross-Collateralization and Cooperation Agreement dated as of even date herewith, between Borrower, certain other “Borrowers” named therein and Lender, as the same may be amended, modified or supplemented from time to time.
          “Costs of Uncollectible Drafts” means (a) fees or charges regularly and customarily charged by Morgan Collection Bank to its customers with respect to any items deposited by or on behalf of the Borrowers or Operating Lessee into a Collection Account which is returned for insufficient or uncollected funds (“Uncollectible Drafts”), and (b) the amount represented by such Uncollectible Draft if such amount has actually been credited by Morgan

Collection Bank to the Cash Collateral Account prior to Morgan Collection Bank effecting final payment thereof.
          “Current Interest Accrual Period” has the meaning provided in Section 2.11(d).
          “Debt Service” means, for any period, the aggregate of all principal, interest payments, Default Rate interest, Late Charges and other amounts that accrue or are due and payable in accordance with the Loan Documents during such period.
          “Debt Service Coverage Ratio” means, for any period, the quotient obtained by dividing (1) the aggregate Adjusted Net Cash Flow for all Individual Properties for the specified period by (2) the aggregate Debt Service due for such period, assuming that the Loan is payable in accordance with a 25-year amortization schedule.
          “Debt Service Payment Sub-Account” means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Debt Service.
          “Deed of Trust Trustee” means, with respect to each Individual Property, the trustee, if any, under the Mortgage for such Individual Property.
          “Default” means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.
          “Default Collateral” has the meaning provided in Section 8.14.
          “Default Rate” means a per annum interest rate equal to the lesser of (i) the Maximum Amount or (ii) the Interest Rate plus five percent (5%).
          “Defeasance Collateral” means U.S. Obligations (i) having maturity dates on or prior to, but as close as possible to, successive scheduled Payment Dates (after the Defeasance Release Date) upon which Payment Dates interest and principal payments are required under the Full Defeased Note or the Defeased Note, as the case may be, through and including the Maturity Date and (ii) in amounts sufficient to pay all scheduled principal and interest payments on the Full Defeased Note or the Defeased Note, as the case may be, on each Payment Date through and including the Maturity Date and any tax payable in respect of any income earned by Borrower or Successor Obligor from such U.S. Obligations and (iii) the proceeds of which shall be payable directly to the Cash Collateral Account.
          “Defeasance Deposit” means the amount that will be sufficient to purchase the Defeasance Collateral.
          “Defeasance Release Date” has the meaning provided in Section 2.10.
          “Defeased Note” has the meaning provided in Section 2.10.
          “Deferred Maintenance” has the meaning provided in Section 5.1(V).

          “Deferred Maintenance Sub-Account” means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Deferred Maintenance Costs.
          “Deferred Maintenance Costs” means costs incurred by Borrower in connection with any Deferred Maintenance.
          “Eligible Account” means (i) an account maintained with a federal or state chartered depository institution or trust company whose (x) commercial paper, short-term debt obligations or other short-term deposits are rated at least A-1 by S&P and the equivalent by each other Rating Agency if the deposits in such account are to be held in such account for thirty (30) days or less or (y) long-term unsecured debt obligations are rated at least A by S&P and the equivalent by each other Rating Agency if the deposits in such account are to be held in such account for more than thirty (30) days; or (ii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company is subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. § 9.10(b); or (iii) an account otherwise acceptable to each Rating Agency, as confirmed in writing that such account would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Secondary Market Transaction.
          “Embargoed Person” has the meaning provided in Section 4.1(LL).
          “Engineer” means any reputable Independent engineer, properly licensed in the relevant jurisdiction and approved by Lender in Lender’s reasonable discretion.
          “Engineering Report(s)” means, with respect to each Individual Property, the structural engineering report(s) with respect to such Individual Property (i) prepared by an Engineer, (ii) addressed to or permitted by such preparer to be relied upon by Lender, (iii) prepared based on a scope of work determined by Lender in Lender’s discretion, and (iv) in form and content acceptable to Lender in Lender’s discretion, together with any amendments or supplements thereto.
          “Entity” means a (a) corporation, if the applicable Borrower is listed as a corporation in the preamble to this Agreement, (b) limited partnership, if the applicable Borrower is listed as a limited partnership in the preamble to this Agreement or (c) limited liability company, if the applicable Borrower is listed as a limited liability company in the preamble to this Agreement.
          “Environmental Indemnified Parties” includes Lender, any Person who is or will have been involved with the servicing of the Loan, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, Investors or prospective Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the collateral therefor, whether during the term of the Loan or as a part of or following a foreclosure of the collateral for the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
          “Environmental Indemnity” means the Amended and Restated Environmental Indemnity Agreement in form and substance satisfactory to Lender dated as of the Closing Date from Borrower to Lender relating to all Individual Properties, as the same may thereafter be from time to time supplemented, amended, modified or extended by one or more agreements supplemental thereto.
          “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to human health or the environment, including, without limitation, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act, and including, without limitation, any present and future federal, state and local laws, statutes ordinances, rules, regulations and the like, as well as common law: requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of any or all of the Individual Properties to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in any or all of the Individual Properties.
          “Environmental Liens” means, with respect to each Individual Property, all liens and other encumbrances imposed on any Borrower which owns such Individual Property pursuant to any Environmental Law, whether due to any act or omission of any Borrower or any other person.
          “Environmental Report(s)” means, with respect to each Individual Property, environmental audit report(s) (i) prepared by a reputable environmental Engineer approved by Lender in Lender’s discretion, (ii) addressed to or permitted by such environmental Engineer to be relied upon by Lender (iii) prepared based on a scope of work determined by Lender in Lender’s discretion, and (iv) in form and content acceptable to Lender in Lender’s discretion, together with any amendments or supplements thereto delivered to Lender.
          “Equity Interests” means (i) if the applicable Borrower is a limited partnership, limited partnership interests in Borrower, or (ii) if the applicable Borrower is a limited liability company, membership interests in Borrower; or (iii) if the applicable Borrower is a corporation, the share or stock interests in the applicable Borrower; provided, however, Equity Interests shall not include any direct or indirect legal or beneficial ownership interest, or any other interest of any nature or kind whatsoever, of any SPE Equity Owner in any Borrower or in any other SPE Equity Owner, as applicable.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code, of which any Borrower is a member, and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of any ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code, of which any Borrower is a member.
          “Event of Default” has the meaning set forth in Section 7.1.
          “Exchange Act” has the meaning set forth in Section 2.13.
          “Extra Funds” has the meaning set forth in Section 2.11(f).
          “FF&E” means furniture, furnishings, fixtures, soft goods, case goods, signage, audio-visual equipment, kitchen equipment, carpeting, equipment, including front desk and back-of-the-house computer equipment, but shall not include (i) items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, lined, china, glassware, tableware, uniforms and similar items, whether used in connection with the public space or guest rooms, or (ii) any computer software or accompanying documentation (including any future upgrades, enhancements, additions, substitutions or modifications thereof), other than computer software which is generally commercially available, which are used by Manager in connection with operating or otherwise providing services to the hotel at the Property.
          “FF&E Financing” shall mean, with respect to an Individual Property, the personal property leases and personal property financing set forth with respect to such Individual Property on Exhibit F, attached hereto and incorporated herein and all renewals, amendments and extensions thereof.
          “FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.
          “Fiscal Year” means the 12-month period ending on December 31 of each year or such other fiscal year of Borrowers as Borrowers may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.
          “Franchise Agreement” shall mean, individually or collectively, as the context may require, each franchise or similar agreement entered into by and between a Borrower and/or Operating Lessee and Franchisor pursuant to which the applicable Borrower and/or Operating

Lessee is permitted to operate the applicable Individual Property under the “flag” or other trade name that is the subject thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.
          “Franchisor” shall mean, individually or collectively, as the context may require, each franchisor under a Franchise Agreement. As of the date hereof, each Franchisor of each Individual Property is set forth on Exhibit D attached hereto. No replacement or substitute Franchisor shall be selected, approved or consented to by any Borrower or Operating Lessee other than in accordance with the terms hereof.
          “Franchisor’s Subordination” means, with respect to each Individual Property that is subject to a Franchise Agreement, a Franchisor’s Consent and Subordination Agreement, comfort letter or similar agreement in form and substance satisfactory to Lender, dated as of the Closing Date, executed by the relevant Franchisor and others as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto.
          “Full Defeased Note” has the meaning set forth in Section 2.10.
          “GAAP” means generally accepted accounting principles consistently applied in the United States of America as of the date of the applicable financial report.
          “Governmental Authority” means any foreign, national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over any Borrower, all or any portion of the Collateral, or any SPE Equity Owner, or any Person with jurisdiction over any Borrower, any Individual Property or any SPE Equity Owner, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Gross Revenue” means, with respect to each Individual Property, the total dollar amount of all income and receipts whatsoever received by the Borrower, Operating Lessee or any Manager or any agent thereof which owns, operates or manages the applicable Individual Property.
          “Hazardous Substance” means, without limitation, any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, toxic or hazardous wastes, toxic or hazardous substances, toxic or hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in small amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.
          “Hotel Operations Sub-Account” means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Operating Expenses.

          “Impositions” means, collectively, “Impositions” as defined in each Mortgage.
          “Indebtedness” means, at any given time, the Principal Indebtedness, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.
          “Indemnified Party” shall have the meaning set forth in Section 2.13.
          “Independent” means, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower (including, without limitation, in any SPE Equity Owner), (ii) is not connected with any Borrower or any Affiliate of any Borrower (including, without limitation, any SPE Equity Owner), as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director or person performing similar functions (other than in his or her capacity as Independent Director), and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.
          “Independent Director” means, with respect to each Borrower, a duly appointed member of the board of directors (or with respect to a Single Member LLC, the board of managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five years (except in a capacity as an “Independent Director” for one or more Affiliates otherwise satisfying the requirements of this definition), (a) a direct or indirect legal or beneficial owner in such entity or any of its affiliates or any Borrower or any of their respective affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager, or contractor of such entity or any of its affiliates or any Borrower or any of their respective affiliates, or (c) a Person who controls (directly, indirectly, or otherwise) such entity or any of its affiliates or any Borrower or any of their respective affiliates or any creditor, supplier, employee, officer, director, family member, manager, or contractor of such Person or any of its affiliates or any Borrower or any of their respective affiliates.
          “Individual Properties” shall mean, collectively, each and every Individual Property, subject to substitutions and releases of properties in accordance with the terms of this Agreement.
          “Individual Property” shall mean, with respect to each individual property described on Exhibit C attached hereto, “Property” as defined in the related Mortgage for such individual property.
          “Initial Basic Carrying Cost Amount” means the amount shown as such on Exhibit A.
          “Initial Deferred Maintenance Amount” means the amount shown as such on Exhibit A.

          “Initial Upfront Remediation Amount” means the amount shown as such on Exhibit A.
          “Insurance Proceeds” has the meaning, with respect to each Individual Property, provided in the Mortgage for such Individual Property.
          “Insurance Requirements” has the meaning, with respect to each Individual Property, provided in the Mortgage for such Individual Property.
          “Interest Accrual Period” shall mean, with respect to any Payment Date, a period commencing on the first (1st) day of the calendar month preceding the month in which such Payment Date occurs and ending on the day immediately prior to the first (1st) day of the next calendar month. The first Interest Accrual Period shall commence on the Closing Date and continue through and including the day immediately prior to the first (1st) day of the calendar month following the month in which the Closing Date occurs.
          “Interest Rate” means, for any Interest Accrual Period, 5.5306% per annum or the Default Rate for the applicable Note, as and when applicable pursuant to this Agreement.
          “Investor” has the meaning provided in Section 8.27.
          “Land” means, collectively, “Land” as defined in each Mortgage.
          “Late Charge” means the lesser of (i) five percent (5%) of any unpaid amount and (ii) the maximum late charge permitted to be charged under the laws of the State of New York.
          “Leases” means, collectively, “Leases” as defined in each Mortgage.
          “Legal Requirements” means all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities affecting any Borrower, the Loan Documents, the Collateral or any part thereof, or the ownership, construction, use, alteration or operation thereof, or any part thereof, enacted or entered and in force as of the relevant date, and all Permits and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting the Collateral or any part thereof, including, without limitation, any which (i) may require repairs, modifications, or alterations in or to the Collateral or any part thereof, or (ii) in any way limit the use and enjoyment thereof, and further including, without limitation, all Environmental Laws and the Americans with Disabilities Act, as they may be amended from time to time, together with all regulations promulgated pursuant thereto or in connection therewith.
          “Lender” has the meaning provided in the preamble to this Agreement.
          “Liabilities” has the meaning set forth in Section 2.13.
          “Lien” means any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, easement, restrictive covenant, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any portion of the Collateral or any Borrower, or any interest in any of the foregoing, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanic’s, materialmen’s and other similar liens and encumbrances.
          “Loan” has the meaning provided in the Recitals hereto.
          “Loan Amount” has the meaning provided in the Recitals hereto.
          “Loan Documents” means, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Assignments of Agreements, the Manager’s Subordinations, Subordination, Attornment and Security Agreement, the Environmental Indemnity, the Cash Collateral Account Agreement, the Franchisor’s Subordinations, the Collection Account Agreements, the PIP Guaranty, the Cooperation Agreement and all other agreements, instruments, certificates and documents executed or delivered by or on behalf of Borrower or any Affiliate to evidence or secure the Loan or otherwise in satisfaction of the requirements of this Agreement, any Mortgage or the other documents listed above.
          “Losses” means any losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.
          “Management Agreement” means the Management Agreement entered into between Manager and each Borrower or Operating Lessee pertaining to the management of each Individual Property in the form attached to the Manager’s Subordinations.
          “Manager” means, individually or collectively, as the context may require, each manager under a Management Agreement. As of the date hereof, the Manager of each Individual Property is set forth on Exhibit D attached hereto. No replacement or substitute Manager shall be selected, approved or consented to by any Borrower or Operating Lessee other than in accordance with the terms hereof.
          “Manager Account” means, with respect to each Individual Property, the “Operating Accounts” (as defined in the applicable Management Agreement) maintained by the applicable Manager pursuant to the applicable Management Agreement.
          “Manager’s Subordination” means, with respect to each Individual Property, the Subordination, Non-Disturbance and Attornment Agreement or other similar agreement in form and substance satisfactory to Lender, dated as of the Closing Date, executed by the applicable Manager, each applicable Borrower which owns the Individual Property, Operating Lessee and Lender, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto.

          “Marriott” means Marriott International, Inc., a Delaware corporation, or any Affiliate thereof.
          “Marriott Property” means each Individual Property that is occupied and operated by Marriott as a Marriott hotel franchise, and is managed by Marriott.
          “Material Adverse Effect” means a material adverse effect upon (i) the business or the financial position or results of operation of any Borrower, (ii) the ability of any Borrower to perform, or of Lender to enforce, any of the Loan Documents or (iii) the value of (x) the Collateral with respect to any Individual Property taken as a whole or (y) any Individual Property.
          “Material Lease” means each Operating Lease.
          “Maturity Date” means February 1, 2016 or such earlier date resulting from acceleration of the Indebtedness by Lender.
          “Maximum Amount” means the maximum rate of interest designated by applicable laws relating to payment of interest and usury.
          “Mezzanine Borrower” has the meaning set forth in Section 2.15(a).
          “Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments and all other amounts that accrue or are due and payable under the Mezzanine Loan for such period.
          “Mezzanine Debt Service Payment Sub Account” shall have the meaning provided in Section 2.11(c).
          “Mezzanine Deposit Account” means any deposit account established in connection with a Mezzanine Loan for the deposit of Mezzanine Debt Service.
          “Mezzanine Lender” has the meaning set forth in Section 2.15(a).
          “Mezzanine Loan” has the meaning set forth in Section 2.15(a).
          “Mezzanine Loan Agreement” means a loan agreement governing a Mezzanine Loan.
          “Mold” means any mold or fungus in violation of Legal Requirements present at or in any Individual Property.
          “Mortgage” means, with respect to each Individual Property, the first priority Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Rents, Security Agreement and Fixture Filing or such other comparable document which is customarily used by prudent lenders in the jurisdiction in which such Individual Property is located, in form and substance satisfactory to Lender in Lender’s discretion, either (a) dated as of the Closing Date, or (b) dated as of June 17, 2005 and amended by a certain Amendment to Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Rents, Security Agreement and Fixture Filing and to Assignment of Leases and Rents, or similar agreement, dated as of the Closing Date, as applicable, granted by each applicable Borrower which owns such Individual Property to Lender (or, in the case of a Deed of Trust, to Deed of Trust Trustee for the benefit of Lender) with respect to such Individual Property as security for the Loan, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto.
          “Mortgaged Property” means, collectively, or individually (as the context requires), the “Mortgaged Property” or the “Trust Estate” as defined in the Mortgage for each Individual Property.
          “Morgan Collection Bank” means JP Morgan Chase Bank.
          “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.
          “Net Operating Income” means, with respect to each Individual Property, for any period the excess, if any, of Operating Income for such period over Operating Expenses for such period.
          “Non-Marriott Operating Expenses Monthly Installment” means, for each Current Interest Accrual Period, the portion of the operating expenses for such Interest Accrual Period as set forth on the Approved Budget attributable to the Non-Marriott Properties, as determined by Lender in its reasonable discretion.
          “Non-Marriott Property” means each Individual Property other than a Marriott Property.
          “Non-Marriott Property Operating Account” means an operating account with respect to the Non-Marriott Properties which shall be an Eligible Account established by Borrower in Borrower’s name at the Cash Collateral Account Bank (subject to Lender’s right to change the Cash Collateral Account Bank in accordance with Section 2.11(b)(ii)) pursuant to the Cash Collateral Account Agreements.
          “Non-Marriott Property Operating Account Cash Trap Period” means any period of time commencing upon Lender’s delivery to the Cash Collateral Account Bank of notice of an Event of Default, and terminating upon Lender’s delivery to the Cash Collateral Account Bank of notice that the existing Non-Marriott Property Operating Account Cash Trap Period is terminated (which notice shall be given by Lender upon the cure of all existing Events of Default by Borrower, as applicable), each such notice to be delivered in accordance with the terms of the Cash Collateral Account Agreement.
          “Note” means that certain Amended and Restated Promissory Note dated as of the Closing Date, from Borrower to Lender, in the original principal amount of the Loan, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto.

          “OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements (or is such list does not exist, the similar list then being maintained by the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf.
          “Officer’s Certificate” means, with respect to each Borrower, a certificate of such Borrower which is signed by the managing equity owner of such Borrower.
          “Operating Expenses” means, with respect to each Individual Property, for any period, all expenditures by the Borrower which owns the Individual Property or the Operating Lessee, as and to the extent required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair or leasing of such Individual Property, including, without limitation or duplication expenses in connection with cleaning, repair, replacement, painting and maintenance; wages, benefits, payroll taxes, uniforms, insurance costs and all other related expenses for employees of such Borrower, Operating Lessee or any Affiliate engaged in repair, operation, maintenance of such Individual Property or service to tenants, patrons or guests of such Individual Property, as applicable; any management and franchise fees and expenses; the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services; the cost of cleaning supplies; Impositions; business interruption, liability, casualty and fidelity insurance premiums; legal, accounting and other professional fees and expenses incurred in connection with the ownership, leasing or operation of any Individual Property, including, without limitation, collection costs and expenses; costs and expenses of security and security systems; trash removal and exterminating costs and expenses; advertising and marketing costs; costs of environmental audits and monitoring, environmental, investigation, remediation or other response actions or any other expenses incurred with respect to compliance with Environmental Laws; and all other ongoing expenses which in accordance with GAAP are required to be or are included in such Borrower’s or Operating Lessee’s annual financial statements as operating expenses of such Individual Property. Operating Expenses shall be calculated in accordance with GAAP.
          Notwithstanding the foregoing, Operating Expenses shall not include (v) Capital Improvement Costs, (w) any taxes imposed on the applicable Borrower’s or Operating Lessee’s net income, (x) depreciation or amortization of intangibles (y) Debt Service and other payments in connection with the Indebtedness, or (z) any rental or other payments due and payable to Borrower by Operating Lessee pursuant to the terms of any Operating Lease.
          “Operating Income” means, with respect to each Individual Property, for any period, for Borrower which owns the Individual Property, all revenue derived from the ownership and operation of each Individual Property from whatever source, including, without limitation: all amounts payable as Rents and all other amounts payable under Leases (other than the Operating Lease) or other third party agreements relating to the ownership and operation of such Individual Property; business interruption insurance proceeds; and all other amounts which in accordance with GAAP are required to be or are included in such Borrower’s or Operating Lessee’s annual financial statements as operating income of such Individual Property but excluding any lease termination payments, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds on uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption insurance), Condemnation Proceeds, rents, revenues and receipts received by tenants and concessionaires located at the Individual Properties, unforfeited security deposits, utility and other similar deposits and any disbursements to Borrower from the Cash Collateral Account and any Sub-Accounts. Operating Income shall not include any rental or other payments due and payable to Borrower by Operating Lessee pursuant to the terms of any Operating Lease.
          “Operating Lease” shall mean, individually or collectively, as the context may require, the operating lease or similar agreement entered into by and between the applicable Borrower and the Operating Lessee, which governs the operation of one of more of the Individual Properties as the same may be amended, restated, replaced, supplemented or modified from time to time, in accordance with the terms hereof.
          “Operating Lessee” shall mean, individually or collectively, as the context may require, any operating lessee under an Operating Lease, which is an Affiliate of the Borrowers and which is a Special Purpose Entity, provided that such operating lessee shall be selected in accordance with the terms hereof. As of the date hereof, the Operating Lessee is Ashford TRS Lessee IV LLC, a Delaware limited liability company, the current operating lessee of each Individual Property, and an Affiliate of the Borrowers.
          “Other Borrowings” means, without duplication (but not including the Indebtedness or any Transaction Costs payable in connection with the Transactions), (i) all indebtedness of any Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of any Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of any Borrower and, without duplication, all unreimbursed amounts drawn thereunder, (iv) all indebtedness of any Borrower secured by a Lien on any property owned by any Borrower whether or not such indebtedness has been assumed, (v) all Contingent Obligations of any Borrower, and (vi) all payment obligations of any Borrower under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.
          “Payment Date” shall mean the first (1st) day of each month commencing on December 1, 2005, and continuing to and including the Maturity Date; provided, however, that for purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the first (1st) day of a given month shall not be a Business Day, then the Payment Date for such month shall be the preceding Business Day.
          “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.
          “Permits” means, collectively, “Permits” as defined in each Mortgage.

          “Permitted Encumbrances” means, with respect to each Individual Property, (i) the Lien created by the Mortgage for such Individual Property or the other Loan Documents, (ii) all Liens and other matters disclosed in the Title Insurance Policy concerning the Individual Property, or any part thereof which have been approved by Lender in Lender’s discretion, (iii) Liens, if any, for Impositions with respect to imposed by any Governmental Authority not yet due or delinquent or being contested in good faith and by appropriate proceedings in accordance with the Mortgage for such Individual Property, (iv) without limiting the foregoing, any and all governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which may hereafter be granted by each applicable Borrower which owns the Individual Property after the Closing Date and which do not materially and adversely affect (unless otherwise approved by Lender in writing) (a) the ability of any Borrower to pay any of its obligations to any Person as and when due, (b) the marketability of title to such Individual Property, (c) the fair market value of such Individual Property, or (d) the use or operation of such Individual Property as of the Closing Date and thereafter, (v) rights of existing and future tenants, licensees and concessionaries pursuant to Leases in effect as of the date hereof or entered into in accordance with the Loan Documents and/or the Management Agreements, (vi) the Operating Leases, (vii) FF&E Financing applicable to the Individual Property, (viii) liens in favor of Lender, and (ix) liens securing any Mezzanine Loan permitted under Section 2.15.
          “Permitted Investments” has the meaning provided in the Cash Collateral Account Agreement.
          “Permitted Transfers” shall mean, (A) with respect to each Individual Property and each Borrower: (i) Permitted Encumbrances; (ii) all transfers of worn out or obsolete furnishings, fixtures or equipment that are reasonably promptly replaced with property of equivalent value and functionality in the ordinary course of operation of each Individual Property; (iii) all Leases which are not Material Leases; (iv) all Material Leases which have been approved by Lender in writing pursuant to the terms of this Agreement; (v) provided that no Event of Default has occurred and is continuing, transfers of Equity Interests which in the aggregate during the term of the Loan (a) do not exceed forty-nine percent (49%) of the total interests in any Borrower and (b) do not result in any partner’s, member’s or other Person’s interest in any Borrower exceeding forty-nine percent (49%) of the total interests in any Borrower; (vi) provided that no Event of Default has occurred and is continuing, any other transfer of Equity Interests provided that (a) Borrower provides thirty (30) days’ prior written notice of such transfer to Lender, (b) prior to any Secondary Market Transaction, Lender shall have consented to such transfer, such consent not to be unreasonably withheld or delayed, (c) after any Secondary Market Transaction, Borrower shall have delivered (or shall have caused to be delivered) to Lender Rating Agency Confirmation with respect to such transfer, (d) Borrower shall have delivered (or shall have caused to be delivered) to Lender and the Rating Agencies opinion letters of counsel relating to such transfer (including, without limitation, tax, REMIC and bankruptcy opinions, and a new substantive non-consolidation opinion substantially identical in form and substance to the substantive non-consolidation opinion delivered on behalf of Borrower as of the Closing Date), each in form and substance reasonably satisfactory to Lender (in Lender’s reasonable discretion) and satisfactory to the Rating Agencies, (e) following the proposed transfer, Borrower shall satisfy all applicable Rating Agency criteria with respect to bankruptcy remoteness and special purpose entities, and (f) Borrower pays all reasonable out-of-

pocket expenses incurred by Lender in connection with such transfer (provided, that no assumption, transfer or similar fee shall be payable to Lender in connection with such transfer); (vii) transfers, issuance, conversions, pledges and redemptions of stock, membership interests and partnership interests in Ashford Hospitality Trust, Inc., a Maryland corporation, Ashford OP General Partner LLC, a Delaware limited liability company, Ashford OP Limited Partner LLC, a Delaware limited liability company, or Ashford Hospitality Limited Partnership, a Delaware limited partnership (or their respective successors), (viii) the merger or consolidation of Ashford Hospitality Trust, Inc., Ashford OP General Partner LLC, Ashford OP Limited Partner LLC or Ashford Hospitality Limited Partnership (or their respective successors), (ix) provided that no Event of Default has occurred and is continuing, the sale of all (but not fewer than all) of the Individual Properties to another party (collectively, the “Transferee Borrower”), provided that (a) Borrower provides thirty (30) days’ prior written notice of such sale to Lender, (b) prior to any Secondary Market Transaction, Lender shall have consented to such sale, such consent not to be unreasonably withheld or delayed, (c) after any Secondary Market Transaction, Borrower shall have delivered (or shall have caused to be delivered) to Lender Rating Agency Confirmation with respect to such sale, (d) the identity, experience, financial condition and creditworthiness of the Transferee Borrower shall be satisfactory to Lender in its reasonable discretion, (e) Borrower and/or Transferee Borrower shall have delivered (or shall have caused to be delivered) to Lender and the Rating Agencies opinion letters of counsel relating to such sale (including, without limitation, tax, REMIC and bankruptcy opinions, and a new substantive non-consolidation opinion), each in form and substance reasonably satisfactory to Lender (in Lender’s reasonable discretion) (provided, that the new substantive non-consolidation opinion shall be deemed satisfactory to Lender so long as it is substantially identical in form and substance to the substantive non-consolidation opinion delivered on behalf of Borrower as of the Closing Date) and satisfactory to the Rating Agencies, (f) Transferee Borrower shall satisfy all applicable Rating Agency criteria with respect to bankruptcy remoteness and special purpose entities, (g) Borrower and Transferee Borrower shall execute and deliver any and all documentation as may be reasonably required by Lender or required by the Rating Agencies, as the case may be (including, without limitation, assumption documents), in form and substance reasonably satisfactory to Lender or satisfactory to the Rating Agencies, as the case may be, in Lender’s reasonable discretion or the Rating Agencies’ discretion, as applicable, (h) Borrower shall deliver (or cause to be delivered) to Lender an endorsement to the Title Insurance Policy relating to the change in the identity of the vestee and the execution and delivery of the transfer documentation in form and substance reasonably acceptable to Lender and (i) Borrower or Transferee Borrower pays all reasonable out-of-pocket expenses incurred by Lender in connection with such sale, including, without limitation, Lender’s reasonable attorneys fees and expenses, all recording fees, all fees of the Rating Agencies and all fees payable to the Title Company for the delivery to Lender of the endorsement referred to in clause (h) above (provided, that no assumption, transfer or similar fee shall be payable to Lender in connection with such sale), and (e) upon closing of the sale, Borrower shall be released from all obligations accruing from and after the date of such sale under the Note and the other Loan Documents with respect to the indebtedness secured by the Individual Properties sold, (x) any lien or security interest granted directly or indirectly in any Equity Interest in Borrower as security for a Mezzanine Loan in accordance with Section 2.15 (xi) any Partial Defeasance or Full Defeasance in accordance with Section 2.10, and (xii) any Property Substitution in accordance with Section 2.14; and (B) with respect to Operating Lessee, (i) provided that no Event of Default has occurred and is continuing, transfers of direct or indirect equity interests in Operating Lessee which in the aggregate during the term of the Loan (a) do not exceed forty-nine percent (49%) of the total interests in Operating Lessee, and (b) do not result in any partner’s, member’s or other Person’s interest in any Operating Lessee exceeding forty-nine percent (49%) of the total interests in Operating Lessee; (ii) provided that no Event of Default has occurred and is continuing, any other transfer of direct or indirect equity interests in Operating Lessee provided that (a) Operating Lessee or Borrower provides thirty (30) days’ prior written notice of such transfer to Lender, (b) prior to any Secondary Market Transaction, Lender shall have consented to such transfer, such consent not to be unreasonably withheld or delayed, (c) after any Secondary Market Transaction, Borrower or Operating Lessee shall have delivered (or shall have caused to be delivered) to Lender Rating Agency Confirmation with respect to such transfer, (d) Borrower or Operating Lessee shall have delivered (or shall have caused to be delivered) to Lender and the Rating Agencies opinion letters of counsel relating to such transfer (including, without limitation, tax, REMIC and bankruptcy opinions, and a new substantive non-consolidation opinion substantially identical in form and substance to the substantive non-consolidation opinion delivered on behalf of Borrower and Operating Lessee as of the Closing Date), each in form and substance reasonably satisfactory to Lender (in Lender’s reasonable discretion) and satisfactory to the Rating Agencies, (e) following the proposed transfer, Borrower and Operating Lessee shall satisfy all applicable Rating Agency criteria with respect to bankruptcy remoteness and special purpose entities, and (f) Borrower and/or Operating Lessee pays all reasonable out-of-pocket expenses incurred by Lender in connection with such transfer (provided, that no assumption, transfer or similar fee shall be payable to Lender in connection with such transfer); (iii) transfers, issuance, conversions, pledges and redemptions of stock, membership interests and partnership interests in Ashford Hospitality Trust, Inc., a Maryland corporation, Ashford OP General Partner LLC, a Delaware limited liability company, Ashford OP Limited Partner LLC, a Delaware limited liability company, or Ashford Hospitality Limited Partnership, a Delaware limited partnership (or their respective succussors); and (iv) the merger or consolidation of Ashford Hospitality Trust, Inc., Ashford OP General Partner LLC, Ashford OP Limited Partner LLC or Ashford Hospitality Limited Partnership (or their respective successors).
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “PIP Costs” means the costs described on Exhibit H.
          “PIP Guaranty” means the Amended and Restated Capital Expenditures and PIP Guaranty in form and substance satisfactory to Lender, dated as of the Closing Date, from Ashford Hospitality Limited Partnership to Lender, as the same may thereafter be from time to time supplemented, amended, modified or extended by one or more agreements supplemental thereto.
          “PIP Work” has the meaning set forth in Section 5.1(W).

          “Plan” means an employee benefit or other plan established or maintained by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
          “Principal Indebtedness” means the principal amount of the entire Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.
          “Prepayment Premium” means, to the extent applicable, with respect to any prepayment of the Principal Indebtedness or acceleration of the Loan, an amount equal to the greater of (i) Yield Maintenance and (ii) one percent (1.00%) of the Principal Indebtedness being prepaid or accelerated.
          “Proceeds” means all “proceeds,” as such term is defined in the UCC, and, to the extent not included in such definition, all proceeds whether cash or non-cash, movable or immovable, tangible or intangible (including all Insurance Proceeds, all Condemnation Proceeds and proceeds of proceeds), from the Collateral, including, without limitation, those from the sale, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the Collateral and all income, gain, credit, distributions and similar items from or with respect to the Collateral.
          “Property Improvement Plan” has the meaning provided in Section 4.1(QQ).
          “Property Substitution” has the meaning provided in Section 2.14.
          “Prudent Lender Standard” shall, with respect to any matter, be deemed to have been satisfied if the matter in question (i) prior to the Start-Up Day, is reasonably acceptable to Lender, and (ii) after the Start-Up Day, would be acceptable to a prudent lender of securitized commercial mortgage loans.
          “Qualified Substitute Property” means the fee simple interest in real property located in the United States of America, together with all buildings and other improvements thereon and leasehold interests therein, added to the Property subject to the Liens of the Loan Documents in connection with a Property Substitution pursuant to Section 2.14 after satisfaction of the conditions described therein. No Qualified Substitute Property may be subject to a ground lease.
          “Qualified Successor Borrower” means a Single-Purpose Entity that assumes the Loan in connection with a Property Substitution pursuant to Section 2.14 and that is wholly owned (directly or indirectly) by Ashford Hospitality Limited Partnership.
          “Rating Agencies” means Fitch, Inc., Moody’s Investors Service, Inc., S&P, and Dominion Bond Rating Service Limited, or any successor thereto, and any other nationally recognized statistical rating organization but only to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Secondary Market Transaction (each, individually a “Rating Agency”).

          “Rating Agency Confirmation” means a written confirmation from each of the Rating Agencies rating any securities issued in connection with a Secondary Market Transaction that an action shall not result in a downgrade, withdrawal or qualification of any securities issued in connection with a Secondary Market Transaction.
          “Recourse Distributions” has the meaning provided in Section 8.14.
          “Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.
          “Remediation” (and its correlative terms) includes but is not limited to any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein, including the preparation of any plans, studies, reports or documents with respect thereto.
          “REMIC” means a real estate mortgage investment conduit as defined under Section 860D of the Code.
          “Remington Manager” means Remington Lodging & Hospitality LP, a Delaware limited partnership.
          “Rents means, collectively, “Rents” as defined in each Mortgage.
          “Required Debt Service Payment” means, on any Payment Date, the Debt Service then due and payable by Borrowers.
          “RevPAR” means revenue per available room, calculated with respect to any Individual Property by dividing the total guestroom revenue for such Individual Property during the period being measured by the room count and the number of days in the period being measured, as determined by Lender in its discretion.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “Secondary Market Transaction” shall have the meaning set forth in Section 2.13.
          “Secretary’s Certificate” means, with respect to each Borrower, Operating Lessee and Manager, the certificate in form and substance satisfactory to Lender in Lender’s discretion dated as of the Closing Date.
          “Securities Act” has the meaning provided in Section 2.13.

          “Single Member LLC” means a limited liability company that (i) is either (a) a single member limited liability company or (b) a multiple member limited liability company that does not have a Single-Purpose Entity that owns at least one percent (1%) of the equity interests in such limited liability company as its managing member, and (ii) is organized under the laws of the State of Delaware.
          “Single-Purpose Entity” means a corporation, limited partnership, or limited liability company which, at all times since its formation and thereafter (i) was and will be organized solely for the purpose of (w) owning, leasing, operating, managing, financing and maintaining any or all of the Individual Properties or (x) acting as an operating lessee pursuant to the terms of an Operating Lease or (y) acting as the managing member of the limited liability company which owns any or all of the Individual Properties or (z) acting as the general partner of a limited partnership which owns any or all of the Individual Property, (ii) has not and will not engage in any business unrelated to (x) the ownership, leasing, operating, managing, financing and maintaining of any or all of the Individual Properties or (y) acting as a member of a limited liability company which owns any or all of the Individual Properties or (z) acting as a general partner of a limited partnership which owns any or all of the Individual Properties, (iii) has not and will not have any assets other than (x) those related to any or all of the Individual Properties or (y) its member interest in the limited liability company which owns any or all of the Individual Properties or (z) its general partnership interest in the limited partnership which owns any or all of the Individual Properties, as applicable, (iv) has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, and, except as otherwise expressly permitted by this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer of partnership or membership or shareholder interests, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable), (v) if such entity is a limited partnership, has and will have at all times while the Loan is outstanding as its only general partners, general partners which are and will be Single-Purpose Entities which are corporations or a Single Member LLC, (vi) if such entity is a corporation or a Single Member LLC, at all relevant times while the Loan is outstanding, has and will have at least two Independent Directors, (vii) the board of directors of such entity (or if such entity is a Single Member LLC, the entity, each member, each director, each manager, the board of managers, if any, and all other Persons on behalf of such entity), has not taken and will not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members and all directors and managers, as applicable, unless all of the directors or managers, as applicable, including, without limitation, all Independent Directors, shall have participated in such vote, (viii) has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity, (ix) if such entity is a limited liability company (other than a Single Member LLC), has and will have at least one member that is and will be a Single-Purpose Entity which is and will be a corporation, and such corporation is and will be the managing member of such limited liability company, (x) without the unanimous consent of all of the partners, directors or managers (including, without limitation, all Independent Directors) or members, as applicable, has not and will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (w) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (x) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or such entity’s properties; (y) make any assignment for the benefit of such entity’s creditors; or (z) take any action that might cause such entity to become insolvent, (xi) has maintained and will maintain its accounts, books and records separate from any other Person or entity, (xii) has maintained and will maintain its books, records, resolutions and agreements as official records, (xiii) has not commingled and will not commingle its funds or assets with those of any other entity except as permitted by the Loan Documents, (xiv) has held and will hold its assets in its own name, (xv) has conducted and will conduct its business in its name and will not permit its name, identity or type of entity to be changed, (xvi) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person or entity, except to the extent that such Person or entity is required to file consolidated tax returns by law; provided, that any such consolidated financial statement shall contain a footnote indicating that separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity, (xvii) has paid and will pay its own liabilities out of its own funds and assets, (xviii) has observed and will observe all partnership, corporate or limited liability company formalities as applicable, (xix) has maintained and will maintain an arms-length relationship with its Affiliates, (xx) if (x) such entity owns all of any portion of any or all of the Individual Properties, has and will have no indebtedness other than the Indebtedness, unsecured trade payables in the ordinary course of business relating to the ownership and operation of such Individual Property which (1) are not evidenced by a promissory note (2) when aggregated with the unsecured trade payables of all other Borrowers and Operating Lessee do not exceed, at any time, a maximum amount of two and one-half percent (2.5%) of the original Loan Amount and (3) are paid within 60 days of the date incurred (unless same are being contested in accordance with the terms of this Agreement), or other indebtedness that has been fully discharged on or prior to the date hereof, or (y) if such entity acts as the general partner of a limited partnership which owns such Individual Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns such Individual Property which (1) do not exceed, at any time, $10,000 and (2) are paid within 60 days of the date incurred, or (z) if such entity acts as a managing member of a limited liability company which owns such Individual Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns such Individual Property which (1) do not exceed, at any time, $10,000 and (2) are paid within 60 days of the date incurred, (xxi) has not and will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity except for the Indebtedness, (xxii) has not acquired and will not acquire obligations or securities of its partners, members or shareholders, (xxiii) has allocated and will allocate fairly and reasonably shared expenses, including, without limitation, shared office space and use separate stationery, invoices and checks, (xxiv) except pursuant hereto, has not and will not pledge its assets for the benefit of any other person or entity, (xxv) has held and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity, (xxvi) has not made and will not make loans to any person or entity, (xxvii) has not and will not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it, (xxviii) if such entity is a limited liability company (other than a Single Member LLC), such entity shall dissolve only upon the bankruptcy of the managing member, and such entity’s articles of organization, certificate of formation and/or operating agreement, as applicable, shall contain such provision, (xxix) has not entered and will not enter into or be a party to, any transaction with its partners, members, shareholders or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party and which are fully disclosed to Lender in writing in advance, (xxx) has paid and will pay the salaries of its own employees from its own funds, (xxxi) has maintained and intends to maintain adequate capital in light of its contemplated business operations, (xxxii) if such entity is a limited liability company (other than a Single Member LLC) or limited partnership, and such entity has one or more managing members or general partners, as applicable, then such entity shall continue (and not dissolve) for so long as a solvent managing member or general partner, as applicable, exists and such entity’s organizational documents shall contain such provision, (xxxiii) if such entity is a Single Member LLC, its organizational documents shall provide that, as long as any portion of the Indebtedness remains outstanding, upon the occurrence of any event that causes the last remaining member of such Single Member LLC to cease to be a member of such Single Member LLC (other than (y) upon an assignment by such member of all of its limited liability company interest in such Single Member LLC and the admission of the transferee, if permitted pursuant to the organizational documents of such Single Member LLC and the Loan Documents, or (z) the resignation of such member and the admission of an additional member of such Single Member LLC, if permitted pursuant to the organizational documents of such Single Member LLC and the Loan Documents), the individuals acting as the Independent Directors of such Single Member LLC shall, without any action of any Person and simultaneously with the last remaining member of the Single Member LLC ceasing to be a member of the Single Member LLC, automatically be admitted as non-economic members of the Single Member LLC (the “Special Member”) and shall preserve and continue the existence of the Single Member LLC without dissolution, and (xxxiv) if such entity is a Single Member LLC, its organizational documents shall provide that for so long as any portion of the Indebtedness is outstanding, no Special Member may resign or transfer its rights as Special Member unless (y) a successor Special Member has been admitted to such Single Member LLC as a Special Member, and (z) such successor Special Member has also accepted its appointment as the Independent Director.
          “Special Member” has the meaning provided in the definition of “Single-Purpose Entity.”
          “SPE Equity Owner” means, with respect to each Borrower, individually or collectively, as the context may require, Ashford Senior General Partner IV LLC and New Houston GP LLC.
          “SPE Equity Owner’s Certificate” means the SPE Equity Owner’s Certificate in form and substance satisfactory to Lender dated as of the Closing Date.
          “Start-Up Day” means the “start-up day,” within the meaning of Section 860G(a)(9) of the Code, of any REMIC that holds the Notes.
          “Sub-Account” shall have the meaning provided in Section 2.11(c).
          “Subordination, Attornment and Security Agreement” shall mean for each Operating Lease, a Subordination, Attornment and Security Agreement or other similar agreement among Lender, the applicable Borrower and the Operating Lessee, in form and substance acceptable to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms hereof.
          “Successor Obligor” has the meaning provided in Section 2.10.
          “Survey” means, with respect to each Individual Property, a survey of such Individual Property satisfactory to Lender, (i) prepared by a registered Independent surveyor satisfactory to Lender and Title Insurer and containing a surveyor’s certification satisfactory to Lender, (ii) together with a metes and bounds or platted lot/block legal description of the land corresponding with the survey, and (iii) prepared based on a scope of work determined by Lender in Lender’s discretion.
          “Taking” has the meaning, with respect to each Individual Property, provided in the Mortgage for such Individual Property.
          “Tax Fair Market Value” means, with respect to each Individual Property, the fair market value of such Individual Property, and (x) shall not include the value of any personal property or other property that is not an “interest in real property” within the meaning of Treasury Regulation §§1.860G-2 and 1.856-3(c), or is not “qualifying real property” within the meaning of Treasury Regulation §1.593-11(b)(iv), and (y) shall be reduced by the “adjusted issue price” (within the meaning of Code § 1272(a)(4)) (the “Tax Adjusted Issue Price”) of any indebtedness, other than the Loan, secured by a Lien affecting such Individual Property, which Lien is prior to or on a parity with the Lien created under the Mortgage for such Individual Property.
          “Title Instruction Letter” means an instruction letter in form and substance satisfactory to Lender in Lender’s discretion.
          “Title Insurance Policy” means, with respect to each Individual Property, a loan policy of title insurance for such Individual Property issued by Title Insurer with respect to such Individual Property in an amount acceptable to Lender and insuring the first priority lien in favor of Lender created by the Mortgage for such Individual Property, in each case acceptable to Lender in Lender’s discretion.
          “Title Insurer” means First American Title Insurance Company and Stewart Title Guaranty Company, as co-insurers.
          “Transaction Costs” means all fees, costs, expenses and disbursements of Lender relating to the Transactions, including, without limitation, all appraisal fees, legal fees, accounting fees and the costs and expenses described in Section 8.24.
          “Transactions” means the transactions contemplated by the Loan Documents.
          “Transfer” means any conveyance, transfer (including, without limitation, any transfer of any direct or indirect legal or beneficial interest (including, without limitation, any profit interest) in any Borrower, Operating Lessee or any SPE Equity Owner), any sale, any Lease (including, without limitation, any amendment, extension, modification, waiver or renewal thereof), or any Lien, whether by law or otherwise, of, on or affecting any Collateral, any Borrower, Operating Lessee or any SPE Equity Owner, other than a Permitted Transfer.
          “UCC” means, with respect to any Collateral, the Uniform Commercial Code in effect in the jurisdiction in which the relevant Collateral is located.
          “UCC Searches” has the meaning provided in Section 3.1.
          “Upfront Remediation” has the meaning provided in Section 5.1(Z).
          “Upfront Remediation Costs” means the costs incurred by Borrower in connection with any Upfront Remediation.
          “Upfront Remediation Sub-Account” means the Sub-Account of the Cash Collateral Account established and maintained pursuant to Section 2.11 relating to the payment of Upfront Remediation Costs.
          “U.S. Obligations” means obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America.
          “Yield Maintenance” shall mean the positive difference, if any, between (i) the present value on the date of prepayment (by acceleration or otherwise) of all future installments of principal and interest which the Borrowers would otherwise be required to pay under the Note from the date of such prepayment until the Maturity Date absent such prepayment, including the unpaid principal amount which might otherwise be due upon the Maturity Date absent such prepayment, with such present value being determined by the use of a discount rate equal to the yield to maturity (adjusted to a “Mortgage Equivalent Basis” pursuant to the standards and practices of the Securities Industry Association), on the date of such prepayment of the United States Treasury Security having the term to maturity closest to what otherwise would have been the remaining term hereof absent such prepayment and (ii) the principal balance of the Loan on the date of such prepayment.
ARTICLE 2
GENERAL TERMS
          Section 2.1. Amount of the Loan. Lender shall lend to Borrowers a total aggregate amount equal to the Loan Amount.
          Section 2.2. Use of Proceeds. Proceeds of the Loan shall be used for the following purposes: (a) to pay the acquisition or refinance costs for each Individual Property by Borrower, (b) to fund any upfront reserves or escrow amounts required hereunder, and (c) to pay any Transaction Costs. Any excess will be available to Borrowers (and appointed at Borrower’s request) and may be used for any lawful purpose.

          Section 2.3. Security for the Loan. The Notes and each Borrower’s obligations hereunder and under the other Loan Documents shall be secured by all Mortgages, the Assignments of Leases, the Assignments of Agreements, the Manager’s Subordinations, and the security interests and Liens granted in this Agreement and in the other Loan Documents.
          Section 2.4. Borrowers’ Notes.
          (a) Each Borrowers’ obligation to pay the principal of and interest on the Loan (including Late Charges, Default Rate interest, and the Prepayment Premium, if any), shall be evidenced by this Agreement and by the Notes, duly executed and delivered by all Borrowers. The Note shall be payable as to principal, interest, Late Charges, Default Rate interest and Prepayment Premium, if any, as specified in this Agreement, with a final maturity on the Maturity Date. Borrowers shall pay all outstanding Indebtedness on the Maturity Date.
          (b) Lender is hereby authorized, at its option, to endorse on a schedule attached to the Notes (or on a continuation of such schedule attached to the Notes and made a part thereof) an appropriate notation evidencing the date and amount of each payment of principal, interest, Late Charges, Default Rate interest and Prepayment Premium, if any, in respect thereof, which schedule shall be made available to Borrowers, at Borrowers’ sole cost and expense on reasonable advance notice, for examination at Lender’s offices.
          Section 2.5. Principal, Interest and Other Payments.
               (a) Accrual of Interest. Interest shall accrue on the outstanding principal balance of the Notes and all other amounts due to Lender under the Loan Documents at the Interest Rate.
               (b) Monthly Payments of Interest and Principal.
               (i) On the Payment Date occurring in December, 2005, and on each Payment Date thereafter to and including the Payment Date occurring in July, 2010, Borrower shall pay to Lender a monthly payment of interest only on the unpaid Principal Indebtedness, in the amounts set forth on the amortization schedule attached hereto as Schedule 3, which payments shall be calculated using the Interest Rate.
               (ii) On the Payment Date occurring in August, 2010, and on each Payment Date thereafter, Borrower shall pay to Lender a monthly constant payment in the amount of $511,672.42,which amount is calculated by using the Interest Rate and a 25-year amortization schedule.
          (c) Payment Dates. All payments required to be made pursuant to paragraph (b) above shall be made beginning on the first Payment Date; provided, however, that Borrower shall pay interest for the first Interest Accrual Period on the Closing Date.
          (d) Calculation of Interest. Interest shall accrue on the outstanding principal balance of the Loan and all other amounts due to Lender under the Loan Documents commencing upon the Closing Date. Interest shall be computed on the actual number of days elapsed, based on a 360 day year.

          (e) Default Rate Interest. Upon the occurrence and during the continuance of an Event of Default, and at the sole option of Lender and without need for notice to the Borrowers, the entire unpaid amount outstanding hereunder and under the Notes will bear interest at the Default Rate.
          (f) Late Charge. If Borrowers fail to make any payment of any sums due under the Loan Documents on the date when the same is due, Borrowers shall pay a Late Charge.
          (g) Other Payments. On each Payment Date, Borrowers shall pay to Lender (for allocation as set forth herein) the Basic Carry Costs Monthly Installment, the Required Debt Service Payment, the Capital Reserve Monthly Installment and any and all fees and other amounts then due to the Cash Collateral Account Bank, all for the then Current Interest Accrual Period, except as otherwise provided in Section 2.11.
          (h) Maturity Date. On the Maturity Date, Borrowers shall pay to Lender all amounts owing under the Loan Documents including, without limitation, interest, principal, Late Charges, Default Rate interest and any Prepayment Premium.
          (i) Prepayment Premium. Upon any prepayment of the Principal Indebtedness, including, without limitation, in connection with an acceleration of the Loan, but excluding a prepayment made in connection with Section 2.6(b) hereof, Borrowers shall pay to Lender on the date of such prepayment or acceleration of the Loan the Prepayment Premium applicable thereto. All Prepayment Premium payments hereunder shall be deemed earned by Lender upon the funding of the Loan.
     Section 2.6. Prepayment.
               (a) Provided no Event of Default has occurred and is continuing, Borrower may voluntarily prepay the Indebtedness in full and not in part (i) only on or prior to the day that is two (2) years after the Start-Up Day, and such prepayment shall be subject to payment of Prepayment Premium, and (ii) only on or after the date which is sixty (60) days prior to the Maturity Date and there shall be no Prepayment Premium or penalty assessed against Borrower by reason of such prepayment; provided, however, that Borrower shall give to Lender at least fifteen (15) days prior written notice of any such prepayment. Any prepayment of the Loan shall be made on a Payment Date, and if any such prepayment is not made on a Payment Date, Borrower shall also pay to Lender interest calculated at the Interest Rate that would have accrued on such prepaid Principal Indebtedness through the end of the Interest Accrual Period in which such prepayment occurs. Notwithstanding the foregoing, Permitted Transfers, defeasance in accordance with Section 2.10 and Property Substitutions in accordance with Section 2.14 are not prepayments.
               (b) Subject to Section 8.40, at any time during the term of the Loan, if any Borrower is required by Lender under the provisions of any Mortgage to prepay the Loan or any portion thereof in the event of damage to or destruction of, or a Taking of any Individual Property, such Borrower shall pay any Insurance Proceeds or Condemnation proceeds in the following manner and order of priority (i) first, to prepay the Loan to the full extent of the

Insurance Proceeds or the Condemnation Proceeds, as applicable, to the extent of the Allocated Loan Amount for the applicable Individual Property, and (ii) to the Borrowers.
               (c) All prepayments of the Indebtedness made pursuant to this Section shall be applied by Lender in accordance with the provisions of Section 2.7 hereof.
               (d) No Borrower shall be permitted at any time to prepay all or any part of the Loan except as expressly provided in this Section.
     Section 2.7. Application of Payments.
          At all times, all proceeds of repayment, including without limitation any payment or recovery on the Collateral and any prepayments on the Loan, shall be applied to the Note and to such amounts payable by Borrowers under the Loan Documents and in such order and in such manner as Lender shall elect in Lender’s discretion.
     Section 2.8. Payment of Debt Service, Method and Place of Payment.
               (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 12:00 noon, New York City time, on the date when due, and shall be made in lawful money of the United States of America in federal or other immediately available funds to an account specified to Borrower by Lender in writing, and any funds received by Lender after such time, for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.
               (b) All payments made by any Borrower hereunder or by any Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims.
     Section 2.9. Taxes.
          All payments made by any Borrower under this Agreement and under the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, withholdings and liabilities, collectively, “Applicable Taxes”). If any Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) such Borrower shall make all such required deductions, (ii) the sum payable to Lender shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9(a)), Lender receives an amount equal to the sum Lender would have received had no such deductions been made and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law. Payments made pursuant to this Section 2.9(a) shall be made within ten (10) Business Days after Lender makes written demand therefor.

     Section 2.10. Defeasance.
          Borrower shall not be permitted at any time to defease all or any portion of the Loan except as expressly provided in this Section 2.10. Provided that no Event of Default has occurred and is continuing, after the date which is two (2) years after the Start-Up Day of the last Note securitized, Borrower may voluntarily defease all of the Loan (a “Full Defeasance”) or a portion of the Loan (a “Partial Defeasance”), in either case, subject to the satisfaction of the following conditions precedent:
               (a) Any Full Defeasance or Partial Defeasance of the Loan by Borrower shall be made on a Payment Date,
               (b) Borrower shall provide not less than fifteen (15) days prior written notice to Lender specifying (i) a Payment Date (the “Defeasance Release Date”) on which the Full Defeasance or Partial Defeasance is to occur, and (ii) in the event of a Partial Defeasance, the Individual Property proposed to be defeased; provided, that, Borrower shall be required to defease the Loan on the Defeasance Release Date specified in such notice unless such notice is revoked in writing by Borrower prior to the such Defeasance Release Date in which event Borrower shall immediately reimburse Lender for any reasonable costs incurred by Lender in connection with Borrower’s giving of such notice and revocation,
               (c) Borrower shall have paid to Lender all principal and interest accrued and unpaid on the Principal Indebtedness to and including the Defeasance Release Date,
               (d) Borrower shall pay to Lender all reasonable out-of-pocket fees and expenses associated with the Full Defeasance or Partial Defeasance, as applicable (including, without limitation, fees of Rating Agencies and accountants, and fees incurred in connection with the delivery of opinion letters related to such Full Defeasance or Partial Defeasance, as applicable), reasonable fees and out-of-pocket costs of any loan servicer (if any) in connection with the Full Defeasance or Partial Defeasance, as applicable, and all other sums then due and payable under the Loan Documents,
               (e) Borrower shall either deposit with Lender an amount equal to the Defeasance Deposit, or, at Lender’s request, deliver to Lender the Defeasance Collateral. In connection with the foregoing, Borrower appoints Lender as Borrower’s agent for the purpose of applying the Defeasance Deposit to purchase the Defeasance Collateral,
               (f) Borrower shall execute and deliver to Lender all documents reasonably required by Lender (i) in the case of a Full Defeasance, to amend and restate the Note in a principal amount equal to the then outstanding principal balance of the Loan (the “Full Defeased Note”), and (ii) in the case of a Partial Defeasance, to issue two substitute notes as follows: (A) one promissory note in a principal amount equal to 125% of the Allocated Loan Amount of the Individual Property to be defeased (the “Defeased Note”); and (B) the other promissory note having a principal balance equal to the Allocated Loan Amounts of all Individual Properties (including the Individual Property being defeased) less the amount of the Defeased Note (the “Undefeased Note”). The Defeased Note and the Undefeased Note shall have terms identical to the terms of the Note, except for the principal balance and a pro rata allocation of the Required Debt Service Payment. Neither a Full Defeased Note nor a Defeased Note may be the subject of any further defeasance; after a Partial Defeasance, all references herein and in the other Loan Documents to “Note” shall be deemed to mean the Undefeased Note, unless expressly provided otherwise,
               (g) Borrower shall deliver to Lender the following items:
               (i) a security agreement, in form and substance satisfying the Prudent Lender Standard, creating a first priority perfected Lien on the Defeasance Deposit and the Defeasance Collateral (the “Security Agreement”),
               (ii) for execution by Lender, a release of each applicable Individual Property being defeased from the lien of the applicable Mortgage in a form appropriate for the jurisdiction in which such Individual Property is located,
               (iii) an Officer’s Certificate of Borrower certifying that the requirements set forth in this Section 2.10 have been satisfied including, without limitation, that no Event of Default has occurred and is continuing,
               (iv) an opinion of counsel in form and substance satisfying the Prudent Lender Standard stating, among other things, (A) that, the Defeasance Collateral has been duly and validly assigned and delivered to Lender and Lender has a first priority perfected security interest in and Lien on the Defeasance Deposit and a first priority perfected security interest in and Lien on the Defeasance Collateral and the Proceeds thereof and (B) that the subject Partial Defeasance will not adversely affect the status of any REMIC formed in connection with a Secondary Market Transaction, and
               (v) such other certificates, documents or instruments as Lender may reasonably request including, without limitation, (A) written confirmation from the relevant Rating Agencies that such Partial Defeasance will not cause any Rating Agency to withdraw, qualify or downgrade the then-applicable rating on any security issued in connection with any Secondary Market Transaction and (B) a certificate from an Independent certified public accountant certifying that the Defeasance Collateral complies with all of the requirements of this Section 2.10,
               (h) In the case of a Partial Defeasance, the Debt Service Coverage Ratio with respect to the Undefeased Note shall be equal to or greater than (i) 1.51:1.00, and (ii) the Debt Service Coverage Ratio with respect to the Loan for the trailing twelve (12) months immediately prior to such Partial Defeasance, and
               (i) In the case of a Partial Defeasance, the RevPAR with respect to the Individual Properties securing the Undefeased Note shall be equal to or greater than (i) RevPAR with respect to all of the Individual Properties as of the Closing Date, and (ii) RevPAR with respect to all of the Individual Properties for the trailing twelve (12) months immediately prior to such Partial Defeasance, each as determined in accordance with the Prudent Lender Standard.
          Upon compliance with the requirements of this Section 2.10, the Individual Property which is the subject of such Full Defeasance or Partial Defeasance shall be released from the lien of the applicable Mortgage, and shall thereafter no longer be subject to restrictions on transfer set forth herein.
          In connection with a defeasance of the Loan, Borrower shall assign to an entity, which entity which shall be a Special-Purpose Entity (the “Successor Obligor”), all of Borrower’s obligations under the Full Defeased Note or Defeased Note, as the case may be, the other Loan Documents and the Security Agreement, together with the pledged Defeasance Collateral. The Successor Obligor shall assume, in a writing or writings satisfying the Prudent Lender Standard, all of Borrower’s obligations under the Full Defeased Note or the Defeased Note, as the case may be, the other Loan Documents and the Security Agreement and, upon such assignment, Borrower shall, except as set forth herein, be relieved of its obligations hereunder. If a Successor Borrower assumes Borrower’s obligations, Lender may require as a condition to such defeasance, such additional legal opinions from Borrower’s or Successor Obligor’s counsel as Lender reasonably deems necessary to confirm the valid creation and authority of the Successor Borrower (including a non-consolidation opinion), the assignment and assumption of the Loan, the Security Agreement and the Defeasance Collateral between Borrower and Successor Borrower, and the enforceability of the assignment documents and of the Loan Documents as the obligation of Successor Borrower. Borrower shall pay all out-of-pocket costs and expenses incurred by Lender, including Lender’s reasonable attorney’s fees and expenses, incurred in connection with Successor Borrower’s assumption of the Loan, the Security Agreement and the Defeasance Collateral.
          Nothing in this Section 2.10 shall release Borrower from any liability or obligation relating to any environmental matters arising under Section 5.1(F).
     Section 2.11. Central Cash Management.
               (a) Collection Account; Manager Account.
               (i) With respect to each Non-Marriott Property, each applicable Borrower or Operating Lessee shall open and maintain at a Collection Account Bank a trust account (a “Collection Account”) with respect to such Individual Property. Each of the Collection Accounts shall be assigned an identification number by the related Collection Account Bank and shall be opened and maintained in the name “Merrill Lynch Mortgage Lending, Inc. as Mortgagee/Pledgee (as applicable) of the applicable Borrower or Operating Lessee.” None of any Borrower, Operating Lessee or any Manager shall have any right of withdrawal from any Collection Account. Borrowers shall, on a twice-weekly basis, cause all Rents and all other items of Gross Revenue to be deposited or transferred directly into the related Collection Account. Without in any way limiting Borrowers’ obligations pursuant to the preceding sentence, Borrowers, Operating Lessee and each Manager shall deposit or cause the transfer directly into the relevant Collection Account all Rents, other items of Gross Revenue and all Credit Card Receivables received by any Borrower, Operating Lessee and each Manager within one (1) Business Day after receipt thereof.
               (ii) With respect to each Marriott Property, Borrowers and Operating Lessee shall cause all Rents and all other items of Gross Revenue to be deposited or transferred directly into the related Manager Account immediately upon payment of the same. Without in any way limiting Borrowers’ obligations pursuant to the preceding sentence, Borrowers, Operating Lessee and each Manager shall deposit or cause the transfer of directly into the relevant Manager Account all Rents, other items of Gross Revenue and all Credit Card Receivables received by any Borrower, Operating Lessee and each Manager in violation or contradiction of the preceding sentence within one (1) Business Day after receipt thereof.
               (iii) Any breach of this Section by any Borrower shall be an Event of Default; provided, however, that, with respect to any Marriott Property, any breach of this Section that arises by reason of any act or omission within the exclusive control or responsibility of a Manager operating under a Management Agreement shall not be an Event of Default hereunder so long as Borrower is taking prompt, diligent and commercially reasonable action to require such Manager to remedy such Event of Default.
               (b) Non-Marriott Property Operating Account; Cash Collateral Account.
               (i) Pursuant to each Collection Account Agreement (with respect to each Non-Marriott Property), Borrowers will authorize and direct each Collection Account Bank to promptly (and in any event within one Business Day of receipt thereof) transfer all funds deposited in the Collection Account for such Borrower’s Individual Property to the Non-Marriott Property Operating Account (other than a minimum balance of cash of $5,000 at all times for payment of any of the Collection Account Bank’s charges, fees and expenses, as provided in the Collection Account Agreement). Pursuant to the terms of each Cash Collateral Account Agreement, at such time as the aggregate amount of funds deposited into the Non-Marriott Property Operating Account during any Current Interest Accrual Period shall be equal to at least the Non-Marriott Property Operating Expenses Monthly Installment for such Current Interest Accrual Period, the Cash Collateral Account Bank shall promptly transfer to the Cash Collateral Account all funds deposited into the Non-Marriott Property Operating Account during such Interest Accrual Period in excess of such Non-Marriott Property Operating Expenses Monthly Installment. Provided that no Non-Marriott Property Operating Account Cash Trap Period is continuing, the Non-Marriott Property Operating Account shall be under the sole dominion and control of Borrower, and Borrower shall have full access thereto and right of withdrawal therefrom for payment of operating expenses relating to the Non-Marriott Properties. During the continuance of any Non-Marriott Property Operating Account Cash Trap Period, no Borrower or Operating Lessee shall have any right of withdrawal in respect to the Non-Marriott Property Operating Account.
               (ii) Pursuant to each Manager’s Subordination (with respect to each Marriott Property), Borrowers will authorize and direct each Manager to promptly transfer all funds due and payable to Borrower (in accordance with the terms of the Management Agreement and the Manager’s Subordination) deposited in the Manager Account for such Borrower’s Individual Property to a cash collateral account that is an

Eligible Account established by Lender in Lender’s name (the “Cash Collateral Account”). Lender may elect to change the financial institution at which the Cash Collateral Account shall be maintained. Lender shall give Borrowers not less than thirty (30) days prior notice of each change. The Cash Collateral Account shall be under the sole dominion and control of Lender. No Borrower or Operating Lessee shall have any right of withdrawal in respect to the Cash Collateral Account.
               (c) Establishment of Sub-Accounts. The Cash Collateral Account shall contain a Debt Service Payment Sub-Account, a Basic Carrying Costs Sub-Account, a Capital Reserve Sub-Account, a Cash Management Fee Sub-Account, a Hotel Operations Sub-Account, a Deferred Maintenance Sub-Account, an Upfront Remediation Sub-Account and a Mezzanine Debt Service Payment Sub-Account (if applicable), each of which accounts (individually, a “Sub-Account” and collectively, the “Sub-Accounts”) shall be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Loan Agreement.
               (d) Monthly Funding of Sub-Accounts. During each Interest Accrual Period and, except as provided below, during the term of the Loan commencing with the Interest Accrual Period in which the Closing Date occurs (each, the “Current Interest Accrual Period”), Lender shall allocate all funds then on deposit in the Cash Collateral Account among the Sub-Accounts as follows and in the following priority:
               (i) first, to the Basic Carrying Costs Sub-Account, until an amount equal to the Basic Carrying Costs Monthly Installment for the Current Interest Accrual Period has been allocated to the Basic Carrying Costs Sub-Account, provided, that with respect to each Marriott Property, so long as (A) Marriott is Manager of such Marriott Property, (B) no default has occurred and is continuing under the Management Agreement applicable to such Marriott Property beyond any applicable notice and cure periods set forth therein, (C) Marriott is making all required payments as and when due pursuant to the Management Agreement and/or the Manager’s Subordination, and (D) with respect to Impositions, sufficient funds have been deducted from Gross Revenues (as defined under the applicable Management Agreement) to provide for payment in full of the next due installments of Impositions in accordance with the terms hereof, as reasonably determined by Lender based on Marriott’s periodic reporting obligations under the Management Agreement and/or Manager’s Subordination or otherwise, funds shall be allocated to the Basic Carrying Costs Sub-Account pursuant to this Section 2.11(d)(ii) only in an amount equal to the portion of the Basic Carrying Costs Monthly Installment relating to Impositions not otherwise reserved for and paid by Manager pursuant to the Management Agreement;
               (ii) second, to the Debt Service Payment Sub-Account, until an amount equal to the Required Debt Service Payment for the Payment Date immediately after the Current Interest Accrual Period has been allocated to the Debt Service Payment Sub-Account;
               (iii) third, to the Capital Reserve Sub-Account, until an amount equal to the Capital Reserve Monthly Installment for the Current Interest Accrual Period

has been allocated to the Capital Reserve Sub-Account (and, upon calculation of the Capital Reserve True-Up Amount, if the Capital Reserve True-Up Amount is a positive number, until an amount equal to the Capital Reserve True-Up Amount has been allocated to the Capital Reserve Sub-Account), provided, that with respect to each Marriott Property, so long as (A) Marriott is Manager of such Marriott Property, (B) no default has occurred and is continuing under the Management Agreement applicable to such Marriott Property beyond any applicable notice and cure periods set forth therein, and (C) Marriott is making all required payments as and when due pursuant to the Management Agreement and/or the Manager’s Subordination, funds shall be allocated to the Capital Reserve Sub-Account pursuant to this Section 2.11(d)(iv) only in an amount equal to the portion of the Capital Reserve Monthly Installment and the Capital Reserve True-Up Amount relating to Capital Improvement Costs not otherwise reserved for and paid by Manager pursuant to the Management Agreement and/or the Manager’s Subordination;
               (iv) fourth, funds sufficient to pay the amounts then due Cash Collateral Account Bank shall be deposited in the Cash Management Fee Sub-Account;
               (v) fifth, to the Hotel Operations Sub-Account, until an amount equal to the amount of operating expenses for such Interest Accrual Period as set forth on the Approved Budget has been allocated to the Hotel Operations Sub-Account (provided, however, that such amounts shall be deemed inclusive of any amounts disbursed in accordance with Section 2.11(f) below), provided, that with respect to each Marriott Property, so long as (A) Marriott is Manager of such Marriott Property, (B) no default has occurred and is continuing under the Management Agreement applicable to such Marriott Property beyond any applicable notice and cure periods set forth therein, and (C) Marriott is making all required payments as and when due pursuant to the Management Agreement and/or the Manager’s Subordination, no funds shall be allocated to the Hotel Operations Sub-Account pursuant to this Section 2.11(d)(vi), and, provided further, that with respect to the Non-Marriott Properties, so long as no Non-Marriott Property Operating Account Cash Trap Period has occurred and is continuing, no funds shall be allocated to the Hotel Operations Sub-Account pursuant to this Section 2.11(d)(vi);
               (vi) sixth, to the Hotel Operations Sub-Account, until an amount equal to any Extra Funds approved pursuant to Section 2.11(f) has been allocated to such Sub-Account, provided, that with respect to each Marriott Property, so long as (A) Marriott is Manager of such Marriott Property, (B) no default has occurred and is continuing under the Management Agreement applicable to such Marriott Property beyond any applicable notice and cure periods set forth therein, and (C) Marriott is making all required payments as and when due pursuant to the Management Agreement and/or the Manager’s Subordination, no funds shall be allocated to the Hotel Operations Sub-Account pursuant to this Section 2.11(d)(vii), and, provided further, that with respect to the Non-Marriott Properties, so long as no Non-Marriott Property Operating Account Cash Trap Period has occurred and is continuing, no funds shall be allocated to the Hotel Operations Sub-Account pursuant to this Section 2.11(d)(vii);

               (vii) seventh, in the event that a permitted Mezzanine Financing under Section 2.15 has occurred, for the benefit of the Mezzanine Borrower, to the Mezzanine Debt Service Payment Sub-Account, until an amount equal to the scheduled monthly interest payment portion of Mezzanine Debt Service for the applicable monthly payment date set forth in the Mezzanine Loan Agreement for the then current interest accrual period set forth in the Mezzanine Loan Agreement has been allocated to the Mezzanine Debt Service Payment Sub-Account;
               (viii) eighth, funds sufficient to pay amounts equal to any Costs of Uncollectible Drafts then due to the Morgan Collection Account Bank shall be deposited with the Morgan Collection Account Bank;
               (ix) ninth, provided that (a) no Event of Default has occurred and is continuing and (b) Lender has received all financial information described in Section 5.1(Q) for the most recent periods for which the same are due, Lender agrees that in each Current Interest Accrual Period any amounts deposited into or remaining in the Cash Collateral Account after the minimum amounts set forth in clauses (i) through (viii), inclusive, above, have been satisfied with respect to the Current Interest Accrual Period and any periods prior thereto shall be disbursed by Lender on a weekly basis, at Borrowers’ expense, to (A) at any time while the Mezzanine Loan is outstanding, the Mezzanine Deposit Account (to the extent, if any, required under the Mezzanine Loan Agreement), and (B) at any time after the Mezzanine Loan has been repaid in full or at any time during which there is no Mezzanine Loan, such account that Borrowers may request in writing. Lender and its agents shall not be responsible for monitoring Borrowers’ use of any funds disbursed from the Cash Collateral Account or any of the Sub-Accounts. If an Event of Default has occurred and is continuing, any amounts deposited into or remaining in the Cash Collateral Account shall be for the account of Lender and may be withdrawn by Lender to be applied in any manner at any time to amounts owing under the Loan Documents as Lender may elect in Lender’s discretion or maintained in the Cash Collateral Account as security for the Indebtedness.
          If an Event of Default has occurred and exists or if on any Payment Date the balance in any Sub-Account is insufficient to make the required payment due from such Sub-Account, Lender may, in its sole discretion, in addition to any other rights and remedies available hereunder, withdraw funds from any other Sub-Account to (a) pay such deficiency, or (b) apply to payment of the Indebtedness. If a Non-Marriott Property Operating Account Cash Trap Period has occurred and exists, Lender may, in its sole discretion, in addition to any other rights and remedies available hereunder, withdraw funds from the Non-Marriott Property Operating Account to apply to payment of the Indebtedness. If Lender elects to apply funds of any such Sub-Account or Non-Marriott Property Operating Account to pay any Required Debt Service Payment, Borrowers shall, upon demand, repay to Lender the amount of such withdrawn funds to replenish such Sub-Account or Non-Marriott Property Operating Account , and if Borrowers fail to repay such amounts within five (5) days after notice of such withdrawal, an Event of Default shall exist hereunder. Notwithstanding the foregoing, on the Closing Date Borrowers shall deposit the Initial Deferred Maintenance Amount into the Deferred Maintenance Sub-Account, the Initial Basic Carrying Cost Amount into the Basic Carrying Cost Sub-Account and the Initial Upfront Remediation Amount into the Upfront Remediation Sub-Account.

               (e) Payment of Basic Carrying Costs, Debt Service, Capital Improvement Costs, Cash Collateral Account Bank Fees.
                    (i) Payment of Basic Carrying Costs.
                    (x) At least five (5) Business Days prior to the due date of any Basic Carrying Cost payment, and not more frequently than once each Interest Accrual Period, Borrowers shall notify Lender in writing and request that Lender make such Basic Carrying Cost payment on behalf of the applicable Borrowers on or prior to the due date thereof. Together with each such request, Borrowers shall furnish Lender with copies of bills and other documentation as may be reasonably required by Lender to establish that such Basic Carrying Cost payment is then due. Lender shall be entitled to conclusively rely on all bills or other documentation received from any Borrower, in each case without independent investigation or verification. Lender shall make such payments out of the Basic Carrying Cost Sub-Account before the same shall be delinquent to the extent that there are funds available in the Basic Carrying Cost Sub-Account and Lender has received appropriate documentation to establish the amount(s) due and the due date(s) as and when provided above. Notwithstanding anything herein to the contrary, with respect to each Marriott Property, so long as (A) Marriott is Manager of such Marriott Property, (B) no default has occurred and is continuing under the Management Agreement applicable to such Marriott Property beyond any applicable notice and cure periods set forth therein, (C) Marriott is making all required payments as and when due pursuant to the Management Agreement and/or the Manager’s Subordination, and (D) with respect to Impositions, sufficient funds have been deducted from Gross Revenues (as defined under the applicable Management Agreement) to provide for payment in full of the next due installments of Impositions in accordance with the terms hereof, as reasonably determined by Lender based on Marriott’s periodic reporting obligations under the Management Agreement and/or Manager’s Subordination or otherwise, this Section 2.11(e)(i)(x) shall only apply to the payment of Impositions not otherwise reserved for and paid by Manager pursuant to the Management Agreement and/or the Manager’s Subordination.
                    (y) Except to the extent that Lender is obligated to pay Basic Carrying Costs from the Basic Carrying Costs Sub-Account pursuant to the terms of this Section, Borrowers shall pay or shall cause payment of all Basic Carrying Costs with respect to itself and the Individual Properties in accordance with the provisions of the Mortgages. Borrowers’ obligation to pay or to cause payment (or to enable Lender to pay) Basic Carrying Costs pursuant to this Agreement shall include, to the extent permitted by applicable law, Impositions resulting from future changes in law which impose upon Lender or any Deed of Trust Trustee an obligation to pay any property taxes or other Impositions or which otherwise adversely affect Lender’s or the Deed of Trust Trustee’s interests. (In the event such a change in law prohibits any Borrower from assuming liability for payment of any such Imposition, the outstanding Indebtedness shall, at the option of Lender, become due and payable on the date that is one hundred twenty (120) days after such change in law; and failure to pay such amounts on the date due shall be an Event of Default.) If an Event of Default has occurred, the proceeds on deposit in the Basic Carrying Costs Sub-Account may be applied by Lender in any manner as Lender in its discretion may determine.

               (ii) Payment of Debt Service. At or before 12:00 noon, New York City time, on each Payment Date during the term of the Loan, Lender shall transfer to Lender’s own account from the Debt Service Payment Sub-Account an amount equal to the Required Debt Service Payment for the applicable Payment Date. Borrowers shall be deemed to have timely made the Required Debt Service Payment pursuant to Section 2.8 regardless of the time Lender makes such transfer as long as sufficient funds are on deposit in the Debt Service Payment Sub-Account at 12:00 noon, New York City time on the applicable Payment Date. At all times after such Payment Date Lender may, at its option, transfer amounts in the Debt Service Payment Sub-Account to Lender’s own account, provided that Borrowers shall receive credit against the Required Debt Service Payment in the amounts so transferred to Lender such that in any given Current Interest Accrual Period Borrowers shall not be required to deposit into the Debt Service Payment Sub-Account any amounts in excess of the aggregate amount of the Required Debt Service Payment for such Current Interest Accrual Period.
               (iii) Payment of Capital Improvement Costs. Not more frequently than once each Interest Accrual Period, and provided that no Default or Event of Default has occurred and is continuing, Borrowers may notify Lender in writing and request that Lender release to a Borrower or its designee funds from the Capital Reserve Sub-Account, to the extent funds are available therein, for payment of Capital Improvement Costs. Together with each such request, Borrowers shall furnish Lender or cause to be furnished to Lender copies of bills and other documentation as may be reasonably required by Lender to establish that such Capital Improvement Costs are reasonable (provided such Capital Improvement Costs shall be deemed reasonable if such Capital Improvement Costs are reflected in the Approved Budget), that the work relating thereto has been completed and that such amounts are then due or have been paid. Lender shall approve or disapprove such request, within ten (10) Business Days after Lender’s receipt of such request, provided such request shall be deemed approved if no response is received from Lender within twenty (20) Business Days after Lender’s receipt of such request and related documentation, and, if approved or deemed approved, Lender shall release the funds to each applicable Borrower or such Borrower’s designee within ten (10) Business Days after Lender’s approval. Notwithstanding anything herein to the contrary, with respect to each Marriott Property, so long as (A) Marriott is Manager of such Marriott Property, (B) no default has occurred and is continuing under the Management Agreement applicable to such Marriott Property beyond any applicable notice and cure periods set forth therein, and (C) Marriott is making all required payments as and when due pursuant to the Management Agreement and/or the Manager’s Subordination, this Section 2.11(e)(iii) shall only apply to the payment of Capital Improvement Costs not otherwise paid by Manager pursuant to the Management Agreement and/or the Manager’s Subordination.
               (iv) Payment of Deferred Maintenance Costs. Not more frequently than once each Interest Accrual Period, and provided that no Event of Default has occurred and is continuing, Borrower may notify Lender in writing and request that Lender release to Borrower funds from the Deferred Maintenance Sub-Account, to the extent funds are available therein, for payment of Deferred Maintenance Costs. Together with each such request, Borrower shall furnish Lender with copies of bills and other documentation reasonably required by Lender to establish that such Deferred Maintenance Costs are reasonable, that the work relating thereto has been completed and that such amounts are then due or have been paid. Lender shall approve or disapprove such request within ten (10) Business Days after Lender’s receipt of such request, provided such request shall be deemed approved if no response is received from Lender within twenty (20) Business Days after Lender’s receipt of such request and related documentation, and, if approved or deemed approved, Lender shall release the funds to each applicable Borrower or such Borrower’s designee within ten (10) Business Days after Lender’s approval.
               (v) Payment of Cash Collateral Account Bank Fees. Not more frequently than once each Interest Accrual Period, Lender shall transfer to the Cash Collateral Account Bank an amount equal to the amount of the monthly fee payable to the Cash Collateral Account Bank under the Cash Collateral Account Agreement.
               (vi) Payment of Upfront Remediation Costs. Not more frequently than once each Interest Accrual Period, and provided that no Event of Default has occurred and is continuing, Borrower may notify Lender in writing and request that Lender release to Borrower funds from the Upfront Remediation Sub-Account, to the extent funds are available therein, for payment of Upfront Remediation Costs. Together with each such request, Borrower shall furnish Lender with copies of bills and other documentation reasonably required by Lender to establish that such Upfront Remediation Costs are reasonable, that the work relating thereto has been completed and that such amounts are then due or have been paid. Lender shall approve or disapprove such request within ten (10) Business Days after Lender’s receipt of such request, provided such request shall be deemed approved if no response is received from Lender within twenty (20) Business Days after Lender’s receipt of such request and related documentation, and, if approved or deemed approved, Lender shall release the funds to each applicable Borrower or such Borrower’s designee within ten (10) Business Days after Lender’s approval.
               (f) Payment of Operating Expenses.
               (i) Provided that no Event of Default has occurred and is continuing, and provided that all amounts required to be deposited into the Sub-Accounts set forth in Sections 2.11(d)(i) through (vi) for the Current Interest Accrual Period have been deposited therein, Lender shall transfer within two Business Days thereafter at Borrowers’ sole cost and expense, to an account designated by the Borrowers, all amounts contained in the Hotel Operating Sub-Accounts up to an amount equal to the amount set forth in the Approved Budget for such Interest Accrual Period provided, however, that the aggregate withdrawals from the Hotel Operating Sub-Account pursuant to this Section 2.11(f)(i) for any Interest Accrual Period shall not exceed the amount set forth in the Approved Budget for such Interest Accrual Period (except to the extent set forth in subsection (ii), below).
               (ii) Provided that no Event of Default has occurred and is continuing, if in a given Interest Accrual Period, Borrowers require amounts in excess of the amounts set forth in the Approved Budget for such Interest Accrual Period for Operating Expenses (“Extra Funds”), Borrowers may deliver a written request to Lender to allocate an amount equal to Extra Funds to the Hotel Operations Sub-Account as set forth in Section 2.11(d)(vii) and for a disbursement of Extra Funds stating (1) the amount of such Extra Funds and (2) the purpose for which such amount is intended with attachments of copies of bills and other documentation as may be required by Lender to establish that such Operating Expenses are reasonable and that such amounts are then due or expected to become due in that month. Lender shall approve or disapprove such request, within ten (10) Business Days after Lender’s receipt of such request and related documentation, provided such request shall be deemed approved if no response is received from Lender within ten (10) Business Days after Lender’s receipt of such request and related documentation, and, if approved or deemed approved, Lender shall release the funds to each applicable Borrower or such Borrower’s designee within five (5) Business Days after Lender’s approval.
               (iii) Notwithstanding anything herein to the contrary, with respect to each Marriott Property, so long as (A) Marriott is Manager of such Marriott Property, (B) no default has occurred and is continuing under the Management Agreement applicable to such Marriott Property beyond any applicable notice and cure periods set forth therein, and (C) Marriott is making all required payments as and when due pursuant to the Management Agreement and/or the Manager’s Subordination, this Section 2.11(f) shall not apply.
               (g) Payment of Mezzanine Debt Service. In the event that a permitted Mezzanine Financing under Section 2.15 has occurred, at or before 12:00 noon, New York City time, on each Payment Date during the term of the Loan, Lender shall transfer to Mezzanine Lender’s account from the Mezzanine Debt Service Payment Sub-Account an amount equal to the Mezzanine Debt Service for the applicable payment date.
               (h) Permitted Investments. Upon the written request of Borrowers, which request may be made once per Interest Accrual Period, Lender shall direct the Cash Collateral Account Bank to invest and reinvest any balance in the Cash Collateral Account from time to time in Permitted Investments as instructed by Borrowers; provided, however, that: (i) if Borrowers fail to so instruct Lender, or if a Default or an Event of Default shall have occurred and is continuing, Lender shall direct the Cash Collateral Account Bank to invest and reinvest such balance in Permitted Investments as Lender shall determine in Lender’s discretion; (ii) the maturities of the Permitted Investments on deposit in the Cash Collateral Account shall, to the extent such dates are ascertainable, be selected and coordinated to become due not later than the day before any disbursements from the Sub-Accounts must be made; (iii) all such Permitted Investments shall be held in the name and be under the sole dominion and control of Lender; (iv) no Permitted Investment shall be made unless Lender shall retain a first priority perfected Lien in such Permitted Investment and all filings and other actions necessary to ensure the validity, perfection, and priority of such Lien have been taken; (v) Lender shall only be required to follow the written investment instructions which were most recently received by Lender and Borrowers shall be bound by such last received investment instructions; and (vi) any request from Borrowers containing investment instructions shall contain an Officer’s Certificate from Borrowers (which may be conclusively relied upon by Lender and its agents) that any such investments constitute Permitted Investments. It is the intention of the parties hereto that all amounts deposited in the Cash Collateral Account shall at all times be invested in Permitted Investments. All funds in the Cash Collateral Account that are invested in a Permitted Investment are deemed to be held in such Cash Collateral Account for all purposes of this Agreement and the other Loan Documents. Lender shall have no liability for any loss in investments of funds in the Cash Collateral Account that are invested in Permitted Investments (unless invested contrary to Borrowers’ request other than after the occurrence of a Default or an Event of Default) and no such loss shall affect Borrowers’ obligation to fund, or liability for funding, the Cash Collateral Account and each Sub-Account, as the case may be. Borrowers and Lender agree that Borrowers shall include all such earnings and losses (other than those for Lender’s account in accordance with the immediately preceding sentence) on the Cash Collateral Account as income of the applicable Borrowers for federal and applicable state tax purposes. Borrowers shall be responsible for any and all fees, costs and expenses with respect to Permitted Investments.
               (i) Interest on Accounts. All interest paid or other earnings on the Permitted Investments made hereunder shall be income of the applicable Borrower and applied in the manner and priority set forth in Section 2.11(d) hereof.
               (j) Termination of Central Cash Management. The obligations of Borrowers under Section 2.11 and Section 2.12 to maintain and fund or to cause the maintenance and funding of the Collection Accounts, the Manager Accounts and the Cash Collateral Account shall terminate in their entirety and be of no further force or effect upon the satisfaction of each of the following conditions: (i) no Default or Event of Default shall have occurred and be continuing; (ii) the release of all Mortgages by Lender in accordance with the provisions of this Agreement and the other Loan Documents; and (iii) Borrowers’ receipt of Lender’s written acknowledgment that the conditions described in (i) and (ii) above have been satisfied to Lender’s satisfaction.
     Section 2.12. Security Agreement.
               (a) Pledge of Accounts. To secure the full and punctual payment and performance of all of the Indebtedness, each Borrower hereby sells, assigns, conveys, pledges and transfers to Lender and grants to Lender a first priority and continuing Lien on and security interest in and to its Account Collateral.
               (b) Covenants. Each Borrower covenants that (i) all Rents and all other items of Gross Revenue shall be deposited or transferred into the relevant Collection Account or Manager Account, as applicable, in accordance with Section 2.11(a), and (ii) so long as any portion of the Indebtedness is outstanding, no Borrower shall open (nor permit any Manager or any Person to open) any other account for the collection of any Rents or any other items of Gross Revenue, other than (A) a replacement Manager Account pursuant to the terms of the applicable Management Agreement, or a replacement Collection Account approved by Lender in Lender’s discretion, and (B) any account held by Borrower in the locality where the applicable Individual Property is located for the purposes of the collection of any Rents or any other items of Gross Revenue prior to the time such Rents or items of Gross Revenue are deposited in the Collection Account or Manager Account, as applicable, pursuant to the terms of this Agreement.
               (c) Instructions and Agreements. On or before the Closing Date, each applicable Borrower and Operating Lessee will submit to the Collection Account Bank for each related Individual Property a Collection Account Agreement to be executed by the Collection Account Bank. On or before the Closing Date, Borrowers, Operating Lessee and the Cash Collateral Account Bank will execute and deliver a Cash Collateral Account Agreement in form and substance satisfactory to Lender in Lender’s discretion (the “Cash Collateral Account Agreement”) and consistent with the terms of this Agreement. Each Borrower and Operating Lessee agrees that prior to the payment in full of the Indebtedness, the Cash Collateral Account Agreement shall be irrevocable by any Borrower or Operating Lessee without the prior written consent of Lender.
               (d) Financing Statements; Further Assurances. Each Borrower hereby authorizes Lender to file a financing statement or statements in connection with the Account Collateral in the form required to properly perfect Lender’s security interest in the Account Collateral to the extent that it may be perfected by such a filing. Each Borrower agrees that at any time and from time to time, at the expense of Borrowers, such Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may reasonably request, in order to perfect and protect the pledge, security interest and Lien granted or purported to be granted hereby, or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder with respect to, the Account Collateral.
               (e) Transfers and Other Liens. Each Borrower agrees that it will not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms hereof and of the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Liens granted to Lender under this Agreement.
               (f) Lender’s Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall not have any duty as to any Account Collateral or any income thereon in Lender’s possession or control or in the possession or control of any agents for, or of Lender, or the preservation of rights against any Person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody of the Account Collateral in Lender’s possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords Lender’s own property, it being understood that Lender shall not be liable or responsible for (i) any loss or damage to any of the Account Collateral, or for any diminution in value thereof from a loss of, or delay in Lender’s acknowledging receipt of, any wire transfer from the Collection Account Bank or from any Manager Account or (ii) any loss, damage or diminution in value by reason of the act or omission of Lender, or Lender’s agents, employees or bailees, except for any loss, damage or diminution in value resulting from the gross negligence, fraud or willful misconduct of Lender, its agents or employees.
               (g) Lender Appointed Attorney-In-Fact. Each Borrower hereby irrevocably constitutes and appoints Lender as such Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuance of an Event of Default to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of such Borrower with respect to the Account Collateral, and do in the name, place and stead of such Borrower, all such acts, things and deeds for and on behalf of and in the name of such Borrower with respect to the Account Collateral, which such Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest.
               (h) Continuing Security Interest; Termination. This Section shall create a continuing pledge of, Lien on and security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness. Upon payment in full of the Indebtedness, each applicable Borrower shall be entitled to the return, upon such Borrower’s written request and at Borrowers’ expense, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, and Lender shall execute such instruments and documents as may be reasonably requested by such Borrower in writing to evidence such termination and the release of the pledge and Lien hereof, provided, however, that such Borrower shall pay on demand all of Lender’s expenses in connection therewith.
     Section 2.13. Secondary Market Transactions.
               (a) Each Borrower hereby acknowledges that Lender may in one or more transactions (i) sell or securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which securities may be rated by one or more of the Rating Agencies, (ii) sell or otherwise transfer the Loan or any portion thereof one or more times, (iii) sell participation interests (including without limitation, senior and subordinate participation interests) in the Loan one or more times, (iv) re-securitize the securities issued in connection with any securitization, or (v) further divide the Loan into more separate notes, loans or components or change the principal balances (but not increase the aggregate principal balance) or interest rates of the Notes (including, without limitation, senior and subordinate notes or components) (the transactions referred to in clauses (i) through (v), each a “Secondary Market Transaction” and collectively “Secondary Market Transactions”).
               (b) With respect to any Secondary Market Transaction described in Section 2.13(a)(v) above, such notes or note components may be assigned different interest rates, so long as, at such time the weighted average of the relevant interest rates equals the Interest Rate; provided, that after an Event of Default each Borrower recognizes that, in the case of prepayments, the weighted average interest rate of the Loan may increase because Lender shall have the right to apply principal payments to one or more notes or components with lower rates of interest before applying principal payments to one or more notes or components with higher rates of interest; and provided, further, that the principal balance of the Note shall not change. Lender shall have the same rights to sell or otherwise transfer, participate or securitize one or more of the divided, amended, modified or otherwise changed notes or components, individually or collectively, as Lender has with respect to the Loan.
               (c) Each Borrower agrees that it shall cooperate with Lender and use such Borrower’s commercially reasonably efforts to facilitate the consummation of each Secondary Market Transaction including, without limitation, by: (i) amending or causing the amendment of this Agreement and the other Loan Documents, and executing such additional documents, instruments and agreements including amendments to such Borrower’s organizational documents and preparing financial statements as requested by the Rating Agencies to conform the terms of the Loan to the terms of similar loans underlying completed or pending secondary market transactions having or seeking ratings similar to those then being sought in connection with the relevant Secondary Market Transaction; (ii) promptly and reasonably providing such information (including, without limitation, financial information) as may be requested in connection with the preparation of a private placement memorandum, prospectus or a registration statement required to privately place or publicly distribute the securities in a manner which does not conflict with federal or state securities laws; (iii) providing in connection with each of (A) a preliminary and a final private placement memorandum or other offering documents or (B) a preliminary and final prospectus, as applicable, an indemnification certificate (x) certifying that such Borrower has carefully examined such private placement memorandum, prospectus, registration statement or other offering document, as applicable, including, without limitation, the sections entitled “Special Considerations,” “Description of the Mortgage Loan,” “The Underlying Mortgaged Property,” “The Manager,” “Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and such sections (and any other sections requested) insofar as they relate to a Borrower, its Affiliates, the Loan or any Individual Property does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, however, that such Borrower shall not be required to indemnify Lender for any losses relating to untrue statements or omissions which such Borrower identified to Lender in writing at the time of such Borrower’s examination of such memorandum or prospectus, as applicable, and (y) indemnifying (i) Lender and each of its affiliates and their respective successors and assigns (including their respective officers, directors, partners, employees, attorneys, accountants, professionals and agents and each other person, if any, controlling Lender or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, including Lender, an “Indemnified Party”) and the (ii) party that has filed the registration statement relating to the Secondary Market Transaction (the “Registration Statement”), each of its directors and officers who have signed the Registration Statement and each Person that controls such Party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collective, the “Underwriter Group”), for any losses, claims, damages, costs, expenses or liabilities (including, without limitation, all liabilities under all applicable federal and state securities laws) (collectively, the “Liabilities”) to which any of them may become subject (a) insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact relating to any Borrower, its Affiliates, the Loan, any Individual Property, any Manager and the Operating Lessee contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading or (b) as a result of a ny untrue statement of material fact in any of the financial statements of any Borrower incorporated into any placement memorandum, prospectus, registration statement or other document connected with the issuance of securities or the failure to include in such financial statements or in any placement memorandum, prospectus, registration statement or other document connected with the issuance of securities any material fact relating to any

Borrower, its Affiliates, any Individual Property, the Loan, any Manager and the Operating Lessee necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (z) agreeing to reimburse the Indemnified Party and the Underwriter Group for any legal or other expenses reasonably incurred by the Indemnified Party and the Underwriter Group in connection with investigating or defending the Liabilities; (iv) causing to be rendered such customary opinion letters as shall be requested by the Rating Agencies for other secondary market or transactions having or seeking ratings comparable to that then being sought for the relevant Secondary Market Transaction; (v) making such representations, warranties and covenants, as may be reasonably requested by the Rating Agencies and comparable to those required in other secondary market transactions having or seeking the same rating as is then being sought for the Secondary Market Transaction; (vi) providing such information regarding the Collateral as may be reasonably requested by the Rating Agencies or otherwise required in connection with the formation of a REMIC; and (vii) providing any other information and materials required in the Secondary Market Transaction.
               (d) Each Borrower agrees to participate and cooperate in any meetings with the Rating Agencies or Investors, and providing any other information and materials reasonably required in the Secondary Market Transaction to make the certificates offered in such Secondary Market Transaction saleable in the secondary market and to obtain ratings from two or more rating agencies.
               (e) Each Borrower acknowledges and agrees that the Lender may, at any time on or after the Closing Date, assign its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee in Lender’s discretion. Nothing herein shall in any way limit Lender’s right to sell all or a portion of the Loan in a transaction which is not a Secondary Market Transaction.
               (f) Liability for costs and expenses relating to any transaction described in this Section 2.13 shall be governed by Section 12 of the Cooperation Agreement.
               (g) Notwithstanding anything to the contrary contained herein or in any other Loan Document, Lender reserves the right to increase, decrease, or otherwise re-allocate the outstanding principal balance of the Note, and each Borrower and Operating Lessee covenants and agrees to execute amendments to the Note, this Agreement, and the other Loan Documents and the Borrowers’ or Operating Lessee’s organizational documents reasonably requested by Lender in connection with any such re-allocation, provided that such modification shall not (a) increase the aggregate outstanding principal balance of the Note, (b) change the stated maturity date of the Loan as set forth herein, or (c) modify or amend any other economic or other term of the Loan.
     Section 2.14. Property Substitutions. Subject to the terms and conditions set forth in this Section 2.14, Borrower may, from time to time, replace an Individual Property with a Qualified Substitute Property (a “Property Substitution”), provided, in the case of each Property Substitution, the following conditions are met:
               (a) The aggregate of (i) the Allocated Loan Amount with respect to the Individual Property to be replaced, plus (ii) the Allocated Loan Amounts with respect to all

Individual Properties previously or simultaneously replaced by Property Substitutions, shall be less than 50% of the then-current principal balance of the Loan;
               (b) no Event of Default shall have occurred and be continuing on such date either before or after the Property Substitution;
               (c) Borrower shall have given Lender at least thirty (30) days’ prior written notice of any Property Substitution, identifying the proposed Individual Property to be replaced, the proposed Qualified Substitute Property, and the proposed date of the Property Substitution (which date may be extended by up to thirty (30) days, provided that Borrower gives Lender reasonable prior written notice of Borrower’s requirement to extend the date for such Property Substitution). If such Property Substitution does not occur on such date (as may have been extended), (i) such Borrower’s notice will be deemed rescinded, and (ii) Borrower shall on such date reimburse Lender for all expenses actually incurred by Lender in connection with the proposed Property Substitution;
               (d) the then-current market value of any proposed Qualified Substitute Property (as determined by an Appraisal satisfying the Prudent Lender Standard) shall equal or exceed the then-current market value of the Individual Property proposed to be replaced immediately prior to the Property Substitution (as determined by an Appraisal satisfying the Prudent Lender Standard);
               (e) the Net Operating Income of any proposed Qualified Substitute Property for the twelve-month period trailing the date of determination shall equal or exceed the Net Operating Income of the Individual Property proposed to be replaced during such period, as would be determined in accordance with the Prudent Lender Standard following notice of the proposed Property Substitution;
               (f) after giving effect to the Property Substitution, the Debt Service Coverage Ratio for the aggregate of all Individual Properties for the trailing twelve (12) months shall be no less than the greater of (i) 1.63:1:00, and (ii) the Debt Service Coverage Ratio with respect to the Loan for the trailing twelve (12) months immediately prior to the Property Substitution, as would be determined in accordance with the Prudent Lender Standard;
               (g) each Qualified Substitute Property shall be (i) fully constructed and operating for a minimum of twelve (12) months, and (ii) a limited service hotel property or full service hotel property, in each case operating under a Marriott, Starwood Hotels & Resorts Worldwide, Inc. or Hilton Hotels Corporation franchise or any other brand affiliated with the foregoing;
               (h) each of the representations and warranties contained in this Agreement shall be true and correct in all material respects with respect to the applicable Individual Borrower acquiring the applicable Qualified Substitute Property, as well as to the Qualified Substitute Property, on and as of the date of the Property Substitution (and such Individual Borrower’s acquisition of such Qualified Substitute Property shall be deemed to constitute their representation to such effect);

               (i) (i) the applicable Individual Borrower shall have executed, acknowledged and delivered to Lender, with respect to each Qualified Substitute Property, a Mortgage and an Assignment of Leases, and such other customary documents and agreements as are required to satisfy the Prudent Lender Standard, in each case with such state-specific modifications as shall be recommended by counsel admitted to practice in such state and selected by Lender, and (ii) each other Individual Borrower shall have executed such additional customary Loan Documents and such modifications to and reaffirmations of the existing Loan Documents to which it is a party as required to satisfy the Prudent Lender Standard;
               (j) each Mortgage shall secure the entire Indebtedness, provided that in the event that the jurisdiction in which the applicable Qualified Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to 125% of the Allocated Loan Amount of the Individual Property replaced by the Qualified Substitute Property as of immediately prior to such Property Substitution;
               (k) Lender shall have received copies of all Leases in effect with respect to the Qualified Substitute Property (together with such estoppels and subordination, non-disturbance and attornment agreements as required to satisfy the Prudent Lender Standard), UCC and other credit and public records search reports, certificates of insurance, title insurance policies and endorsements, surveys, evidence of zoning compliance, copies of material Permits, contracts and agreements, environmental and engineering reports, operating statements and other financial information, and such other customary certificates, documents and instruments relating to the Loan, Borrower, or the Qualified Substitute Property as required to satisfy the Prudent Lender Standard, in each case in form and substance which satisfies the Prudent Lender Standard;
               (l) if corrective measures are recommended by any applicable environmental or engineering report, the applicable Individual Borrower shall have deposited with the Lender, pursuant to customary documentation reasonably satisfactory to Lender, 125% of the amount required to fund such corrective measures, which funds shall be made available to such Individual Borrower upon completion of such corrective measures to an extent that would be satisfactory in accordance with the Prudent Lender Standard, and the applicable Individual Borrower shall covenant to perform such corrective measures within the time period recommended in such reports;
               (m) Lender shall have received applicable REMIC opinions and such other customary opinions of counsel as Lender may require, in form and content which satisfies the Prudent Lender Standard (including a new non-consolidation opinion);
               (n) no Individual Property may be replaced with more than one Qualified Substitute Property;
               (o) if the owner of the proposed Qualified Substitute Property is not a current Borrower under the Loan then such owner must be a Qualified Successor Borrower;

               (p) Lender shall have received a copies of the management agreement and/or franchise agreement (as applicable) for the Qualified Substitute Property and tri-party subordination agreements or similar agreements, as applicable, with respect to each such agreement, among the applicable Individual Borrower, the manager and/or franchisor thereunder, and Lender, in form and content as executed in connection with the Loan, or otherwise acceptable in accordance with the Prudent Lender Standard;
               (q) (i) Prior to the Start-Up Day, Lender shall have consented to the Property Substitution, such consent not to be unreasonably withheld or delayed, and (ii) on or after the Start-Up Day, Borrower shall have delivered or caused to be delivered to Lender confirmation by each of the applicable Rating Agencies that the Property Substitution will not result in ay qualification, withdrawal or downgrading of any existing ratings of securities created in any applicable Secondary Market Transaction; and
               (r) Borrower shall have paid or reimbursed Lender for all out-of-pocket costs and expenses actually incurred by Lender in connection with the foregoing (including the reasonable fees and expenses of legal counsel and all fees and expenses of the Rating Agencies, if any), and shall have paid all reasonable fees and out-of-pocket costs of any loan servicer (if any) in connection with any Property Substitution.
          Upon the satisfaction of the conditions set forth in Section 2.14, (i) Lender shall execute customary instruments satisfying the Prudent Lender Standard releasing and discharging the applicable Individual Property from the Liens of the Loan Documents, and (ii) if as a result of the Property Substitution, any Individual Borrower no longer owns any Individual Property, then Lender shall execute customary instruments satisfying the Prudent Lender Standard releasing and discharging such Individual Borrower from its obligations under the Loan Documents (other than any liability or obligation relating to any environmental matters arising under Section 5.1(F) of this Agreement).
     Section 2.15. Permitted Mezzanine Financing.
               (a) Notwithstanding anything herein to the contrary, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) the Debt Service Coverage Ratio for the twelve (12) month period trailing the date of determination is at least 1.5:1, and (iii) the principal amount of the Loan as of the date of determination does not exceed seventy percent (70%) of the aggregate fair market value of the Property as reasonably determined by Lender based upon an Appraisal, obtained at Borrower’s sole cost and expense, dated not more than sixty (60) days prior to the date of determination, Borrower may, at Borrower’s sole cost and expense, elect on a one-time basis to obtain a mezzanine loan (a “Mezzanine Loan”) from a lender or lenders (any such party or parties, collectively, the “Mezzanine Lender”), which Mezzanine Loan may be secured by a pledge of Mezzanine Borrower’s (hereinafter defined) direct equity interests in Borrower or in any SPE Equity Owner; provided, further, that Borrower shall be permitted hereunder to obtain a Mezzanine Loan only upon satisfaction of the following additional terms and conditions:
               (i) Lender shall have received at least sixty (60) and no more than ninety (90) days’ prior written notice of the proposed Mezzanine Loan;

               (ii) the aggregate unpaid principal amounts of the Loan and the Mezzanine Loan immediately after the effective date of the Mezzanine Loan shall not exceed seventy five percent (75%) of the aggregate fair market value of the Property as reasonably determined by Lender based upon an Appraisal, obtained at Borrower’s sole cost and expense, dated not more than sixty (60) days prior to the date of determination;
               (iii) the Combined Debt Service Coverage Ratio for the period from the effective date of the Mezzanine Loan through the Maturity Date, as reasonably determined by Lender, is at least 1.4:1.00 based upon the assumption that Adjusted Net Cash Flow for such period will be consistent with Adjusted Net Cash Flow for the twelve (12) month period trailing the effective date of the Mezzanine Loan;
               (iv) the term of the Mezzanine Loan (including any extension terms) shall be co-terminus with the term of the Loan;
               (v) Borrower shall have created and inserted into Borrower’s organizational structure a new Single-Purpose Entity (the “Mezzanine Borrower”) which will be wholly-owned by the equity owners of Borrower, and the sole asset of which will be all of the direct and indirect equity interests in Borrower and/or SPE Equity Owner;
               (vi) the Mezzanine Lender shall have executed and delivered to Lender a mezzanine intercreditor agreement in substantial conformity to intercreditor agreements required by the Rating Agencies;
               (vii) Borrower shall have delivered to Lender written confirmation from each Rating Agency that the Mezzanine Loan would not result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Secondary Market Transaction;
               (viii) Borrower shall have delivered to Lender, at Borrower’s sole cost and expense, a non-consolidation opinion in form and substance acceptable to the Rating Agencies reflecting the Mezzanine Loan;
               (ix) Borrower shall have paid or reimbursed Lender for all reasonable, out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the Mezzanine Loan and Borrower shall have paid or shall have caused Mezzanine Borrower to pay all title premiums, recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the Mezzanine Loan; and
               (x) Borrower shall certify in writing to Lender that the requirements set forth in this Section 2.15 (a) have been satisfied.
          In connection with the foregoing, Lender agrees that, upon satisfaction of the terms and conditions of clauses (i) through (x) of this Section 2.15(a), Lender shall cooperate with Borrower and Lender shall use good faith efforts to facilitate the consummation of the Mezzanine Loan.

          Notwithstanding anything in this Loan Agreement to the contrary, Lender shall not have any obligation to provide mezzanine financing to Borrower or any Affiliate or principal of Borrower.
               (b) In connection with any Permitted Transfer set forth in clause (A)(ix) of the definition thereof, the Borrower selling its interest in any Individual Property, or Ashford Hospitality Trust, Inc., a Maryland corporation, or any Affiliate of Ashford Hospitality Trust, Inc., may provide mezzanine financing for the purchase of the Individual Properties, subject to the following terms and conditions:
               (i) no Event of Default shall have occurred and is continuing;
               (ii) the aggregate principal amounts of the mezzanine financing to be provided under this Section 2.15(b) and any other financing obtained by such purchaser shall not exceed 90% of the price for which such purchaser is purchasing the Individual Properties;
               (iii) the term of the mezzanine loan provided under this Section 2.15(b) (including any extension terms) shall be co-terminus with the term of the Loan;
               (iv) there shall be a new Single-Purpose Entity inserted in purchaser’s organizational structure which will be wholly-owned by the equity owners of such purchaser, and the sole asset of which will be all of the direct and indirect equity interests in purchaser;
               (v) the mezzanine lender shall have executed and delivered to Lender a mezzanine intercreditor agreement in substantial conformity to intercreditor agreements required by the Rating Agencies;
               (vi) Borrower shall have delivered to Lender written confirmation from each Rating Agency that the mezzanine loan under this Section 2.15(b) would not result in a downgrade, qualification or withdrawal of the then current ratings assigned to any security issued in connection with a Secondary Market Transaction;
               (vii) Borrower shall have delivered to Lender, at Borrower’s sole cost and expense, a non-consolidation opinion in form and substance acceptable to the Rating Agencies reflecting the mezzanine loan under this Section 2.15(b);
               (viii) Borrower shall have paid or reimbursed Lender for all reasonable, out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the mezzanine loan and Borrower shall have paid or shall have caused the mezzanine borrower to pay all title premiums, recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the mezzanine loan under this Section 2.15(b); and
               (ix) Borrower shall certify in writing to Lender that the requirements set forth in this Section 2.15 (b) have been satisfied.

ARTICLE 3
CONDITIONS PRECEDENT
     Section 3.1. Conditions Precedent to the Making of the Loan.
               (a) As a condition precedent to the making of the Loan, each Borrower shall have satisfied the following conditions (unless waived by Lender in accordance with Section 8.4) on or before the Closing Date:
                    (A) Loan Documents.
                    (i) Loan Agreement. Each Borrower shall have executed and delivered this Agreement to Lender.
                    (ii) Note. Each Borrower shall have executed and delivered to Lender the Note.
                    (iii) Mortgage. Each applicable Borrower shall have executed and delivered to Lender the Mortgages and the Mortgages shall have been irrevocably delivered to an authorized title agent for the Title Insurer for recordation in the appropriate filing offices in the jurisdiction in which the applicable Individual Properties are located.
                    (iv) Supplemental Mortgage Affidavits. The Liens to be created by each Mortgage are intended to encumber the applicable Individual Property described therein to the full extent of each Borrower’s obligations under the Loan Documents. As of the Closing Date, each Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages.
                    (v) Assignment of Leases. Each applicable Borrower and each applicable Operating Lessee shall have executed and delivered to Lender the Assignments of Leases, and the Assignments of Leases shall have been irrevocably delivered to an authorized title agent for the Title Insurer for such recordation in the appropriate filing offices in the jurisdiction in which the applicable Individual Property is located.
                    (vi) Assignment of Agreements. Each applicable Borrower shall have executed and delivered to Lender the Assignments of Agreements, and the Assignments of Agreements shall, to the extent prudent pursuant to local practice, have been irrevocably delivered to an authorized title agent for the Title Insurer for such recordation in the appropriate filing offices in the jurisdiction in which the applicable Individual Property is located.

                    (vii) Financing Statements. Each applicable Borrower and its partners or members (and their shareholders), as applicable, shall have authorized Lender to file all financing statements required by Lender and such financing statements shall have been irrevocably delivered to an authorized title agent for the Title Insurer for such recordation in the appropriate filing offices in each of the appropriate jurisdictions.
                    (viii) Manager’s Subordination. Each Manager and each applicable Borrower shall have executed and delivered to Lender the Manager’s Subordinations.
                    (ix) Operating Lease; Subordination, Attornment and Security Agreement. Operating Lessee and each applicable Borrower shall have executed and delivered to Lender (1) each Operating Lease, and (2) each applicable Subordination, Attornment and Security Agreement.
                    (x) REA Estoppels. Borrower shall have delivered to Lender an executed REA estoppel letter, which shall be in form and substance satisfactory to Lender, from each party to any REA required by Lender with respect to any Individual Property.
                    (xi) Environmental Indemnity. Each Borrower shall have executed and delivered to Lender the Environmental Indemnity.
                    (xii) Cash Collateral Account Agreement. Each Borrower, the Operating Lessee, each Manager and Cash Collateral Account Bank shall have executed and delivered the Cash Collateral Account Agreement and shall have delivered an executed copy of such Cash Collateral Account Agreement to Lender.
                    (xiii) Collection Account Agreement. With respect to each Non-Marriott Property, each applicable Borrower, the Operating Lessee, each Manager and the relevant Collection Account Banks shall have executed and delivered the Collection Account Agreements and shall have delivered an executed copy of such Agreement to Lender.
                    (xiv) PIP Guaranty. Ashford Hospitality Limited Partnership shall have executed and delivered to Lender the PIP Guaranty.
                    (B) Opinions of Counsel. Lender shall have received from counsel satisfactory to Lender, legal opinions in form and substance satisfactory to Lender in Lender’s discretion (including, without limitation, a bankruptcy opinion). All such legal opinions will be addressed to Lender and the Rating Agencies, dated as of the Closing Date, and in form and substance satisfactory to Lender, the Rating Agencies and their counsel. Each applicable Borrower hereby instructs any of the foregoing counsel, to the extent that such counsel represents such Borrower, to deliver to Lender such opinions addressed to Lender and the Rating Agencies.
                    (C) Secretary’s Certificates and SPE Equity Owner’s Certificate. Lender shall have received a Secretary’s Certificate acceptable to Lender with respect to each applicable Borrower’s managing equity owner and each applicable SPE Equity Owner’s Certificate with respect to the applicable Borrower.
                    (D) Insurance. Lender shall have received certificates of insurance demonstrating insurance coverage in respect of each Individual Property as required by and in accordance with the Mortgages.
                    (E) Lien Search Reports. Lender shall have received satisfactory reports of UCC (collectively, the “UCC Searches”), federal tax lien, bankruptcy, state tax lien, judgment and pending litigation searches conducted by a search firm reasonably acceptable to Lender. Such searches shall have been received in relation to each Borrower and each equity owner in each Borrower, the Operating Lessee and each Manager.
                    (F) Title Insurance Policy. Lender shall have received (i) a Title Insurance Policy for each Individual Property or a marked-up commitment (in form and substance satisfactory to Lender) from Title Insurer to issue a Title Insurance Policy for each Individual Property and (ii) a fully executed copy of the Title Instruction Letter from the Title Insurer.
                    (G) Environmental Matters. Lender shall have received an Environmental Report with respect to each Individual Property.
                    (H) Consents, Licenses, Approvals. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by each Borrower under, and the validity and enforceability of, the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.
                    (I) Additional Matters. Lender shall have received such other Permits, certificates (including certificates of occupancy reflecting the permitted uses of the Individual Properties as of the Closing Date), opinions, documents and instruments (including, without limitation, written proof from the appropriate Governmental Authority regarding the zoning of each Individual Property in form and substance satisfactory to Lender in Lender’s discretion) relating to the Loan as may be required by Lender and all other documents and all legal matters in connection with the Loan shall be satisfactory in form and substance to Lender. Each Borrower shall provide Lender with information reasonably satisfactory to Lender regarding Basic Carrying Costs on or before the Closing Date.
                    (J) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects.
                    (K) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued or entered, and no litigation shall be pending or threatened, which in the judgment of Lender would have a Material Adverse Effect.
                    (L) Survey. Lender shall have received a Survey for each Individual Property.

                    (M) Engineering Report. Lender shall have received an Engineering Report for each Individual Property.
                    (N) Appraisal. Lender shall have received an Appraisal satisfactory to Lender with respect to each Individual Property which shall be (i) prepared by an Appraiser approved by Lender in Lender’s reasonable discretion, (ii) prepared based on a scope of work determined by Lender in Lender’s reasonable discretion and (iii) in form and content acceptable to Lender in Lender’s reasonable discretion.
                    (O) Security Deposits. Borrowers shall be in compliance with all applicable Legal Requirements relating to all security deposits held for any Leases.
                    (P) Service Contracts and Permits. Borrowers shall have delivered to Lender true, correct and complete copies of all material contracts and Permits relating to each Individual Property.
                    (Q) Site Inspection. Unless waived by Lender in accordance with Section 8.4, Lender shall have performed, or caused to be performed on its behalf, an on-site due diligence review of each Individual Property to be acquired or refinanced with the Loan, the results of which shall be satisfactory to Lender in Lender’s discretion.
                    (R) Use. Each Individual Property shall be operating and operated only as a hotel of the same class and in a similar manner as each such Individual Property is operated on the Closing Date.
                    (S) Financial Information. Lender shall have received all financial information (which financial information shall be satisfactory to Lender in Lender’s discretion) relating to each Individual Property including, without limitation, audited financial statements of each Borrower and Operating Lessee for the calendar year ending December 31, 2004, if any, and other financial reports requested by Lender in Lender’s reasonable discretion. Such financial information shall be (i) prepared by an accounting firm approved by Lender in Lender’s reasonable discretion, (ii) prepared based on a scope of work determined by Lender in Lender’s reasonable discretion and (iii) in form and content acceptable to Lender in Lender’s reasonable discretion.
                    (T) Management Agreements. Lender shall have received the Management Agreements.
                    (U) Franchisor Subordinations. Borrower shall have delivered to Lender (1) certified copies of each Franchise Agreement and (2) the Franchisor’s Subordinations, and Borrower shall have paid or undertaken to pay any fees, costs and expenses requested by the Franchisors in connection with providing the foregoing items.
                    (V) Leases; Tenant Estoppels; Subordination, Nondisturbance and Attornment Agreements. With respect to each Individual Property, Borrowers shall have delivered a true, complete and correct rent roll and a copy of each of the Leases identified in such rent roll, and each Lease shall be satisfactory to Lender in Lender’s reasonable discretion.

                    (W) Subdivision. Evidence satisfactory to Lender (including title endorsements) that the Land relating to each Individual Property constitutes a separate lot for conveyance and real estate tax assessment purposes.
                    (X) Transaction Costs. Borrowers shall have paid or caused to be paid all Transaction Costs.
               (b) Lender shall not be obligated to make the Loan unless and until each of the applicable conditions precedent set forth in this Section 3.1 is satisfied and until Borrower provides any other information reasonably required by Lender.
               (c) In connection with the Loan, Borrower shall execute and/or deliver to Lender all additions, amendments, modifications and supplements to the items set forth in this Article III, including, without limitation, amendments, modifications and any supplements to the Note, any Mortgage, any Assignment of Leases, any Assignment of Agreements, and Manager’s Subordination, if reasonably requested by Lender to effectuate the provisions hereof, and to provide Lender with the full benefit of the security intended to be provided under the Loan Documents. Without in any way limiting the foregoing, such additions, modifications and supplements shall include those deemed reasonably desirable by Lender’s counsel in the jurisdiction in which the applicable Individual Property is located.
               (d) The making of the Loan shall constitute, without the necessity of specifically containing a written statement to such effect, a confirmation, representation and warranty by Borrower to Lender that all of the applicable conditions to be satisfied in connection with the making of the Loan have been satisfied (unless waived by Lender in accordance with Section 8.4 or otherwise made known to Lender by the Borrowers,) and that all of the representations and warranties of Borrowers set forth in the Loan Documents are true and correct in all material respects as of the date of the making of the Loan.
     Section 3.2. Form of Loan Documents and Related Matters.
          The Loan Documents and all of the certificates, agreements, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to Lender, and shall be in form and substance satisfactory to Lender.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     Section 4.1. Representations and Warranties of Borrower and Operating Lessee. Each Borrower and Operating Lessee represents, warrants and covenants as follows as to all Borrowers, Operating Lessee, and all Individual Properties, as of October 14, 2005:
                    (A) Organization. That each Borrower and Operating Lessee (i) is a duly organized and validly existing Entity in good standing under the laws of the State of its formation, (ii) is duly qualified as a foreign Entity in each jurisdiction in which the nature of its business, the applicable Individual Properties or any of the Collateral makes such qualification necessary or desirable, (iii) has the requisite Entity power and authority to carry on its business as now being conducted, and (iv) has the requisite Entity power to execute and deliver, and perform its obligations under, the Loan Documents.
                    (B) Authorization. The execution and delivery by each applicable Borrower and Operating Lessee of the Loan Documents, each Borrower’s and Operating Lessee’s performance of its obligations thereunder and the creation of the security interests and Liens provided for in the Loan Documents (i) have been duly authorized by all requisite Entity action on the part of each Borrower and Operating Lessee, (ii) will not violate any provision of any applicable Legal Requirements, any order, writ, decree, injunction or demand of any court or other Governmental Authority, any organizational document of any Borrower or Operating Lessee or any indenture or agreement or other instrument to which any Borrower or Operating Lessee is a party or by which Borrower or Operating Lessee is bound except, with respect to violations of any such indentures, agreements or other instruments, where such violation would not have a Material Adverse Effect, (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of any Borrower or Operating Lessee pursuant to, any indenture or agreement or instrument, and (iv) have been duly executed and delivered by each Borrower or Operating Lessee, as applicable. Except for those obtained or filed on or prior to the Closing Date, no Borrower or Operating Lessee is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which any Borrower, Operating Lessee or any Manager is a party have been duly authorized, executed and delivered by such parties.
                    (C) Single-Purpose Entity.
                    (i) Each Borrower, each SPE Equity Owner and Operating Lessee has been, and will continue to be, a duly formed and existing Entity, and a Single-Purpose Entity.
                    (ii) Each SPE Equity Owner at all times since its formation has been, and will continue to be, a duly formed and existing limited liability company or a limited partnership in good standing under the laws of the jurisdiction of its formation and a Single-Purpose Entity, is duly qualified as a foreign entity in each other jurisdiction in which the nature of its business or any of the Collateral makes such qualification necessary or desirable, and no Borrower will take action to cause any SPE Equity Owner not to be a duly formed and existing limited liability company in good standing under the laws of the jurisdiction of its formation and a Single-Purpose Entity.
                    (iii) Each Borrower and Operating Lessee at all times since its formation has complied, and will, at all times while the Loan is outstanding, continue to comply, with the provisions of all of its organizational documents, and the laws of the state in which such Borrower and Operating Lessee was formed relating to the Entity.

                    (D) Litigation. Except as disclosed on Schedule 1 attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the knowledge of any Borrower and Operating Lessee, threatened against any Borrower, Operating Lessee, any SPE Equity Owner, any Manager or any Individual Property which, if determined against the Borrowers, Operating Lessee, SPE Equity Owner, Manager or Individual Property could reasonably be expected to have a Material Adverse Effect.
                    (E) Agreements. No Borrower or Operating Lessee is a party to any agreement or instrument or subject to any restriction which is likely to have a Material Adverse Effect. Each applicable Borrower and Operating Lessee is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement or instrument to which it is a party or by which such Borrower, Operating Lessee or the applicable Individual Property is bound which could reasonably be expected to have a Material Adverse Effect.
                    (F) No Bankruptcy Filing. No Borrower or Operating Lessee is contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of any Borrower’s assets or property, and no Borrower or Operating Lessee has any knowledge of any Person contemplating the filing of any such petition against any Borrower or Operating Lessee.
                    (G) Full and Accurate Disclosure. No statement of fact made by Borrower or Operating Lessee in the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to any Borrower or Operating Lessee which has not been disclosed to Lender which materially adversely affects, nor as far as any Borrower or Operating Lessee can foresee, might materially adversely affect the business, operations or condition (financial or otherwise) of any Borrower or Operating Lessee.
                    (H) Management Agreements. Each Management Agreement is valid, binding and enforceable and in full force and effect and has not been modified (other than by written instrument provided to Lender or except as otherwise disclosed to Lender in writing) and there are no material defaults under any of them, nor (a) to Borrowers’ or Operating Lessee’s knowledge has any event occurred that with the passage of time, the giving of notice or both would result in such a material default under the terms of each Management Agreement with any Manager other than Remington Manager, and (b) with respect to any Management Agreement with Remington Manager, has any event occurred that with the passage of time, the giving of notice or both would result in such a material default under the terms of such Management Agreement
                    (I) Compliance. Except as expressly disclosed in the Engineering Reports, the Environmental Reports, the PZR zoning reports or the Surveys delivered to Lender by Borrower, each applicable Borrower, Operating Lessee, each Individual Property and each applicable Borrower’s or Operating Lessee’s use thereof as a hotel and operations thereat comply in all material respects with all applicable Legal Requirements and all Insurance Requirements. No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which is reasonably likely to have a Material Adverse Effect. Borrowers further represent and covenant that (i) parking at the Individual Property know as Courtyard Alpharetta, Georgia is sufficient to satisfy all applicable Legal Requirements, or that the applicable Borrower has the capability to and will restripe the parking areas at such Individual Property in conformance with all applicable Legal Requirements if requested or required by any Governmental Authority to comply with such Legal Requirements.
                    (J) Other Debt and Obligations. No Borrower or Operating Lessee has any financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Borrower or Operating Lessee is a party, or by which Borrower, Operating Lessee or any Individual Property is bound, other than (a) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of an Individual Property which are not evidenced by a promissory note and when aggregated with the unsecured trade payables of all other Borrowers and Operating Lessee, do not exceed a maximum amount of two and one-half percent (2.5%) of the Loan Amount and are paid within sixty (60) days of the date incurred (unless same are being contested in accordance with the terms of this Agreement), and (b) obligations under the Mortgage and the other Loan Documents. No Borrower or Operating Lessee has borrowed or received other debt financing that has not been heretofore repaid in full and no Borrower has any known material contingent liabilities.
                    (K) ERISA. (a) Each Plan and, to the knowledge of any Borrower or Operating Lessee, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law, and no event or condition has occurred as to which any Borrower or Operating Lessee would be under an obligation to furnish a report to Lender under Section 5.1(S).
                         (b) As of the date hereof and throughout the term of the Loan (a) no Borrower or Operating Lessee is or will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a “plan,” as defined in Section 4975(e)(1) of the Code, subject to Code Section 4975, (b) no Borrower or Operating Lessee is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) none of the assets of any Borrower or Operating Lessee constitutes or will constitute “plan assets” of one or more of any such plans under 29 C.F.R. Section 2510.3-101 or otherwise, and (d) transactions by or with each Borrower or Operating Lessee do not and will not violate state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans and such state statutes do not in any manner affect the ability of the Borrower or Operating Lessee to perform its obligations under the Loan Documents or the ability of Lender to enforce any and all of its rights under the Loan Agreement.
                    (L) Solvency. No Borrower or Operating Lessee has entered into this Loan Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and each Borrower and Operating Lessee has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated hereby and the agreements set forth herein, the fair saleable value of each of Borrower’s and Operating Lessee’s assets exceeds and will, immediately following the execution and delivery of this Agreement, exceed such Borrower’s or Operating Lessee’s, as applicable, total liabilities, including, without limitation, subordinated, unliquidated, or disputed liabilities or Contingent Obligations. The fair saleable value of each Borrower’s or Operating Lessee’s assets is and will, immediately following the execution and delivery of this Agreement, be greater than such Borrower’s or Operating Lessee’s, as applicable, probable liabilities, including the maximum amount of its Contingent Obligations or its debts as such debts become absolute and matured. No Borrower’s or Operating Lessee’s assets do and, immediately following the execution and delivery of this Agreement, will, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower or Operating Lessee intends to, or believes that it will, incur debts and liabilities (including, without limitation, Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of each Borrower).
                    (M) Not Foreign Person. No Borrower or Operating Lessee is a “foreign person” within the meaning of § 1445(f)(3) of the Code.
                    (N) Investment Company Act; Public Utility Holding Company Act. No Borrower or Operating Lessee is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
                    (O) No Defaults. No Event of Default or, to Borrower’s knowledge, Default exists under or with respect to any Loan Document.
                    (P) Labor Matters. No Borrower or Operating Lessee is a party to any collective bargaining agreements.
                    (Q) Title to the Property. Each Borrower owns either good, indefeasible and marketable fee simple or leasehold title to the applicable Individual Properties which it owns, free and clear of all Liens, other than the Permitted Encumbrances applicable to such Individual Property. There are no outstanding options to purchase or rights of first refusal affecting any Individual Property. The Permitted Encumbrances do not and are not likely to materially and adversely affect (i) the ability of any Borrower to pay in full all sums due under the Notes or any of its other obligations in a timely manner or (ii) the use of any Individual Property for the use currently being made thereof, the operation of such Individual Property as currently being operated or the value of any Individual Property.
                    (R) Use of Proceeds; Margin Regulations. Each Borrower will use the proceeds of the Loan for the purposes described in Section 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any

other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by applicable Legal Requirements.
                    (S) Financial Information. All historical financial data concerning any Borrower, Operating Lessee or any Individual Property (including without limitation all rent rolls and operating statements) that has been delivered by any Borrower or Operating Lessee to Lender is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of any Borrower, Operating Lessee or Individual Property, or in the results of operations of any Borrower or Operating Lessee. No Borrower or Operating Lessee has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or any Individual Property.
                    (T) Condemnation. No Taking has been commenced or, to any Borrower’s or Operating Lessee’s knowledge, is contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.
                    (U) Utilities and Public Access. Except as otherwise disclosed on the Surveys, each Individual Property has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities as are adequate for full utilization of such Individual Property for its current purpose. Except as otherwise disclosed by the Surveys, all public utilities necessary to the continued use and enjoyment of each Individual Property as presently used and enjoyed are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve each Individual Property either (i) without passing over other property or, (ii) if such utilities pass over other property, pursuant to valid easements. All roads necessary for the full utilization of each Individual Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Individual Property.
                    (V) Environmental Compliance. Except as disclosed in the Environmental Reports, each of Borrower and Operating Lessee represents, warrants and covenants, as to itself and its applicable Individual Property: (a) there are no Hazardous Substances or underground storage tanks in, on, or under such Individual Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) which do not require Remediation; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under, from or affecting any Individual Property which have not been fully Remediated in accordance with Environmental Law; (c) there is no Release or threat of any Release of Hazardous Substances which has or is migrating to any Individual Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Individual Property which has not been fully Remediated in accordance with Environmental Law; (e) such Borrower and Operating Lessee does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a governmental entity) relating to Hazardous Substances or the Remediation thereof, of possible liability of any Person pursuant to any

Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) such Borrower or Operating Lessee has truthfully and fully provided to Lender, in writing, any and all information relating to conditions in, on, under or from each Individual Property that is known to such Borrower or Operating Lessee and that is contained in files and records of such Borrower or Operating Lessee, including but not limited to any reports relating to Hazardous Substances in, on, under or from such Individual Property and/or to the environmental condition of each Individual Property.
                    (W) No Joint Assessment; Separate Lots. No Borrower or Operating Lessee has or shall suffer, permit or initiate the joint assessment of any applicable Individual Property (i) with any other real property constituting a separate tax lot, and (ii) with any portion of any Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to any Individual Property as a single lien. Each Individual Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.
                    (X) Assessments. Except as disclosed in the Title Insurance Policy and any title exception documents referenced therein, there are no pending or, to the knowledge of any Borrower or Operating Lessee, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor, to the knowledge of any Borrower or Operating Lessee, are there any contemplated improvements to any Individual Property that may result in such special or other assessments.
                    (Y) Mortgage and Other Liens. The Mortgages create valid and enforceable first mortgage Liens on each Individual Property as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances applicable to such Individual Property. Each security agreement, assignment, pledge, grant or other hypothecation which is contained in any Loan Document establishes and creates a valid and enforceable lien on and a security interest in, or claim to, the rights and property described therein. All property covered by each such security agreement, assignment, pledge, grant or other hypothecation is subject to a UCC financing statement filed and/or recorded, as appropriate, in all places necessary to perfect a valid first priority lien with respect to the rights and property that are the subject of such security agreement, assignment, pledge, grant or other hypothecation to the extent governed by the UCC to the extent such a security interest in such property is perfectible by the filing of a UCC financing statement.
                    (Z) Enforceability. The Loan Documents executed by each applicable Borrower or Operating Lessee in connection with the Loan are the legal, valid and binding obligations of each such Borrower or Operating Lessee, enforceable against each such Borrower or Operating Lessee in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by any Borrower or Operating Lessee, including the defense of usury, nor will the operation of any of the terms of the Notes, any Mortgage, or such other Loan Documents, or the exercise of any right thereunder, render any Mortgage unenforceable against any Borrower or Operating Lessee, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense by any Borrower or Operating Lessee, including the defense of usury, and no Borrower or Operating Lessee has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
                    (AA) No Liabilities. No Borrower or Operating Lessee has any liabilities or obligations including, without limitation, Contingent Obligations (and including, without limitation, liabilities or obligations in tort, in contract, at law, in equity, pursuant to a statute or regulation, or otherwise) other than those liabilities and obligations expressly permitted by this Agreement.
                    (BB) No Prior Assignment. As of the Closing Date, (i) Lender is the assignee of each Borrower’s or Operating Lessee’s interest under the Leases, and (ii) there are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
                    (CC) Certificate of Occupancy. Borrowers and Operating Lessee have provided to Lender copies of all Permits for each Individual Property necessary to use and operate the Individual Property for the use described in Section 3.1(R) where such Permits are available, or otherwise confirmation of issuance of such Permits either in the PZR Report or from the applicable zoning authority, and where such Permits require re-issuance in the event of a transfer of title to an Individual Property, the applicable Borrower is diligently pursuing a Permit in the name of the applicable Borrower. The use being made of each Individual Property is in conformity with the certificate of occupancy and/or Permits for each such Individual Property and any other restrictions, covenants or conditions affecting each such Individual Property to the extent that any existing nonconformity would not have a Material Adverse Effect. Each such Individual Property contains all equipment necessary to use and operate each such Individual Property in a first-class manner.
                    (DD) Flood Zone. Except as shown on a Survey, no Individual Property is located in a flood hazard area as designated by the Federal Emergency Management Agency.
                    (EE) Physical Condition. Except as disclosed in an Engineering Report, each Individual Property is free of material structural defects and all building systems contained therein are in good working order in all material respects subject to ordinary wear and tear.
                    (FF) Intellectual Property. All trademarks, trade names and service marks owned by any Borrower or Operating Lessee or that are pending, or under which any Borrower or Operating Lessee is licensed, are in good standing and uncontested. There is no right under any trademark, trade name or service mark necessary to the business of any Borrower or Operating Lessee as presently conducted or as Borrower or Operating Lessee contemplates conducting its business. No Borrower or Operating Lessee has infringed, is infringing, or has received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s or Operating Lessee’s knowledge, there is no infringement by others of trademarks, trade names and service marks of any Borrower or Operating Lessee.

                    (GG) Intentionally Omitted.
                    (HH) Title Insurance. Each Individual Property is covered by either an American Land Title Association (ALTA) mortgagee’s title insurance policy, or a commitment to issue such a title insurance policy, insuring a valid first lien on such Individual Property, which is in full force and effect and is freely assignable to and will inure to the benefit of Lender and any successor or assignee of Lender, including but not limited to the trustee in a Securitization, subject only to the Permitted Encumbrances.
                    (II) Tax Fair Market Value. The Allocated Loan Amount with respect to each Individual Property does not exceed the Tax Fair Market Value of such Individual Property. The Loan Amount does not exceed the aggregate Tax Fair Market Values of the Individual Properties. If any Note is significantly modified prior to the closing date of a Secondary Market Transaction so as to result in a taxable exchange under Code Section 1001, Borrowers will, if requested by Lender, represent that the amount of such Note does not exceed the aggregate Tax Fair Market Value of the applicable Individual Property as of the date of such significant modification.
                    (JJ) Leases. (a) Each Borrower or Operating Lessee is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are the valid, binding and enforceable obligations of the applicable Borrowers or Operating Lessee and the applicable tenant or lessee thereunder; (c) the terms of all alterations, modifications and amendments to the Leases are reflected in the certified rent roll statement delivered to and approved by Lender; (d) no Rents reserved in any Leases have been assigned or otherwise pledged or hypothecated; (e) no Rents have been collected for more than one (1) month in advance; (f) the premises demised under the Leases have been completed and the tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (g) there exists no offset or defense to the payment of any portion of any Rents; (h) no Lease contains an option to purchase, right of first refusal to purchase, expansion right, or any other similar provision; and (i) no Person has any possessory interest in, or right to occupy, any Individual Property except under and pursuant to a Lease.
                    (KK) Bank Holding Company. No Borrower or Operating Lessee is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
                    (LL) Embargoed Person. None of the funds or other assets of any Borrower, Operating Lessee, or any SPE Equity Owner constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under federal law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. , and any executive orders or regulations promulgated thereunder, with the result that (i) the investment in any Borrower, Operating Lessee, any SPE Equity Owner, as applicable (whether directly or indirectly), is prohibited by law, or (ii) the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Borrower, Operating Lessee, any SPE Equity Owner, as applicable (whether directly or indirectly), with the result that (i) the investment in any Borrower, Operating Lessee, any SPE Equity Owner, as applicable (whether directly or indirectly) is prohibited by law, or (ii) the Loan is in violation of law; and (c) none of the funds of any Borrower, Operating Lease, any SPE Equity Owner, as applicable, have been derived from any unlawful activity with the result that (i) the investment in any Borrower, Operating Lessee, any SPE Equity Owner, as applicable (whether directly or indirectly) is prohibited by law, or (ii) the Loan is in violation of law.
                    (MM) Illegal Activity. No portion of any of each Individual Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity.
                    (NN) Compliance. No Borrower or Operating Lessee, and to the best of each Borrower’s and Operating Lessee’s knowledge after due and diligent inquiry, neither (a) any Person owning an interest in a Borrower, Operating Lessee or any SPE Equity Owner, (b) each Manager, and (c) any tenant at each Individual Property: (i) is currently identified on the OFAC List (“OFAC List”), and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of any Legal Requirement (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Person Who Commit, Threaten to Commit, or Support Terrorism), and (iii) is not in violation of the U.S. Federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other anti-money laundering law. Each Borrower and Operating Lessee has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan.
                    (OO) Operating Budget. Attached hereto as Exhibit E is a true, complete and correct copy of the operating budget for each Borrower’s or Operating Lessee’s Individual Property for the period between the Closing Date and December 31, 2005, which Operating Budget has been approved by Lender pursuant to the terms of this Agreement.
                    (PP) Organizational Chart. Attached hereto as Exhibit G is a true, complete and correct copy of the Borrowers’ organizational chart.
                    (QQ) Property Improvement Plans. Attached hereto as Exhibit H is (i) a true, complete and correct copy of all property improvement plans or similar agreements affecting each Individual Property (each, a “Property Improvement Plan”), and (ii) a true, complete and correct description of the estimated amounts to be expended and time frames for required expenditure and completion pursuant to each Property Improvement Plan.
                    (RR) Franchise Agreements. Each Franchise Agreement is in full force and effect, there is no material default thereunder by any party thereto and to the best of Borrower’s and Operating Lessee’s knowledge and except as set forth on Schedule 2 hereof, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder, and no fees under any Franchise Agreement are accrued and unpaid.
     Section 4.2. Survival of Representations and Warranties.
          Each Borrower and Operating Lessee agrees that (i) all of the representations and warranties of each Borrower set forth in this Agreement and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date (except as expressly otherwise provided) and (ii) all representations and warranties made by each Borrower shall survive the delivery of the Note and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents; provided, however, that the representations, warranties and covenants set forth in Section 4.1(V), Section 4.1(LL), Section 4.1(NN) and Sections 5.1(D) through 5.1(G), inclusive, shall survive in perpetuity and shall not be subject to the exculpation provisions of Section 8.14. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. Without limiting any other provision of this Agreement, with respect to each Secondary Market Transaction, within three (3) days of receipt of Lender’s request, each Borrower or Operating Lessee shall deliver to Lender a certification (a) remaking all of the representations and warranties contained in this Agreement as of the date of such Secondary Market Transaction, or (y) otherwise specifying any changes in or qualifications to such representations and warranties as of such date as may be necessary to make such representations consistent with the facts as they exist on such date.
ARTICLE 5
AFFIRMATIVE COVENANTS
     Section 5.1. Borrower Covenants.
          Each Borrower and Operating Lessee covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:
                    (A) Existence; Compliance with Legal Requirements; Insurance. Each Borrower and Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its Entity existence, rights, licenses, Permits and franchises necessary for the conduct of its business and to comply or to initiate compliance in all material respects with all applicable Legal Requirements and Insurance Requirements applicable to it and each Individual Property. Each Borrower and Operating Lessee shall notify Lender promptly of any written notice or order that such Borrower or Operating Lessee receives from any Governmental Authority relating to such Borrower’s or Operating Lessee’s failure to comply with such applicable Legal Requirements relating to such Borrower’s or Operating Lessee’s applicable Individual Property and promptly take any and all actions necessary to bring its operations at such Individual Property into compliance with such applicable Legal Requirements (and shall fully comply with the requirements of such Legal Requirements that at any time are applicable to its operations at any Individual Property) provided, that such Borrower or Operating Lessee at its expense may, after prior notice to the Lender, contest by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence, the validity or application, in whole or in part, of any such applicable Legal Requirements as long as (i) neither the applicable Collateral nor any part thereof or any interest therein, will be sold, forfeited or lost or subject to a continuing Lien if such Borrower or Operating Lessee pays the amount or satisfies the condition being contested, and such Borrower or Operating Lessee would have the opportunity to do so, in the event of such Borrower’s or Operating Lessee’s failure to prevail in the contest, (ii) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability or criminal liability, and (iii) such Borrower or Operating Lessee shall have furnished to the Lender additional security in respect of the claim being contested or the loss or damage that may result from such Borrower’s or Operating Lessee’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the amount of such claim. Each Borrower and Operating Lessee shall at all times maintain, preserve and protect, or cause the maintenance, preservation and protection of, all franchises and trade names and preserve or cause the preservation of all the remainder of its property necessary for the continued conduct of its business and keep the applicable Individual Properties, or cause the same to be kept, in good repair, working order and condition, except for reasonable wear and use, and from time to time make, or cause to be made, all necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Borrowers and Operating Lessee shall keep their Individual Properties insured at all times, as provided in the Mortgages.
                    (B) Impositions and Other Claims. Subject to Section 2.11(e)(i)(x) hereof, Borrowers and Operating Lessee shall pay and discharge or cause to be paid and discharged all Impositions, as well as all lawful claims for labor, materials and supplies or otherwise, which could become a Lien, all as more fully provided in, and subject to any rights to contest contained in, the Mortgages.
                    (C) Litigation. Each Borrower and Operating Lessee shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against such Borrower or Operating Lessee which is reasonably likely to have a Material Adverse Effect.
                    (D) Environmental.
                    (i) Borrowers and Operating Lessee covenant and agree that: (a) all uses and operations on or of the Individual Properties, whether by any Borrower, Operating Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Substances in, on, under or from any Individual Property; (c) there shall be no Hazardous Substances used, present or Released in, on, under or from any Individual Property, except those that are (i) in compliance in all material respects with all Environmental Laws and with permits issued pursuant thereto, if required under Environmental Laws; (ii) fully disclosed to Lender in writing; and (iii) which do not require Remediation, (d) Borrowers and Operating Lessee shall keep each Individual Property free and clear of all Environmental Liens; (e) Borrowers and Operating Lessee shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 5.1(E) of this Agreement, including but not limited to providing all relevant information and making knowledgeable Persons available for interviews; (f) intentionally omitted; (g) such Borrower or Operating Lessee shall, at its sole cost and expense, (i) effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance or violation of Environmental Laws) in, on, under or from each Individual Property for which Remediation is legally required; (ii) comply with all Environmental Laws; (iii) comply with any directive from any governmental authority; and (iv) take any other reasonable action necessary or appropriate for protection of human health or the environment, if required under Environmental Laws; (h) Borrowers and Operating Lessee shall not do or allow any tenant or other user of any Individual Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off any Individual Property), impairs or may impair the value or marketability of any Individual Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates in any material respect any covenant, condition, agreement or easement applicable to any Individual Property; (i) Borrowers and Operating Lessee shall immediately notify Lender in writing of (A) any unlawful presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Individual Property; (B) any material non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or potential Environmental Lien; (D) any Remediation of environmental conditions relating to any Individual Property required by Environmental Laws; and (E) any written notice or other communication of which any Borrower or Operating Lessee becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to Release, presence, or Release or threatened Release of Hazardous Substances in violation of Environmental Laws or the Remediation thereof, Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Agreement; and (j) without limiting the foregoing, upon becoming aware of the presence of or potential for Mold in violation of applicable Environmental Laws on any Individual Property, at its sole cost and expense Borrowers and Operating Lessee shall (i) undertake or cause an investigation to identify the source(s) of such Mold, including any water intrusion, and develop and implement a plan for the Remediation of any Mold required under applicable Environmental Laws; (ii) perform, or cause to be performed, all acts required under applicable Environmental Laws for the Remediation of the Mold in a timely manner given the circumstances; (iii) properly dispose in accordance with all applicable Environmental Laws of any materials generated as a result of or in connection with the foregoing items (i) and (ii); and (iv) provide Lender with evidence of Borrower’s or Operating Lessee’s compliance with the requirements of each of the foregoing to Lender’s reasonable satisfaction.
                    (E) Environmental Cooperation and Access. In the event the Environmental Indemnified Parties reasonably believe that an environmental condition exists on any Individual Property that, in the discretion of the Lender, could endanger any tenants or other occupants of any Individual Property or their guests or the general public or materially and adversely affects the value of any Individual Property, upon reasonable notice from the Lender, Borrowers shall, at any Borrowers’ sole cost and expense, promptly cause an engineer or consultant satisfactory to the Lender to conduct any environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of Lender) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, further, that such Borrowers, the Environmental Indemnified Parties and any other Person designated by the Environmental Indemnified Parties, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon such Individual Property at all reasonable times (without materially interfering with the business conducted at the Individual Property) to assess any and all aspects of the environmental condition of such Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in the reasonable discretion of Lender) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing (which shall be at Borrowers’ sole cost and expense if Borrowers fail to conduct or deliver an assessment or audit as required pursuant to this Section), Borrowers shall cooperate with and provide the Environmental Indemnified Parties and any such Person designated by the Environmental Indemnified Parties with access to each Individual Property.
                    (F) Environmental Indemnity. Borrowers covenant and agree, at their sole cost and expense, to protect, defend, indemnify, release and hold Environmental Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Environmental Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following (other than Losses imposed upon or incurred by or asserted against any Environmental Indemnified Parties to the extent that the Borrowers can prove (1) that such Losses were caused exclusively by actions, conditions or events that occurred entirely after the date that Lender (or Lender’s designee or transferee by reason of exercise of remedies) actually acquired title to the applicable Individual Property, and (2) that such Losses were not caused or occasioned by the actions or inactions of any Borrower, any Manager, Operating Lessee or any agent, employee, contractor or any Affiliate of any of the foregoing): (a) any presence or use of any Hazardous Substances in, on, above, under, from or affecting any Individual Property; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under, from or affecting any Individual Property; (c) any activity by any Borrower, any Person affiliated with any Borrower, and any tenant or other user of such Individual Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from such Individual Property of or exposure to any Hazardous Substances at any time located in, under, on or above such Individual Property; (d) any activity by any Borrower, any Person affiliated with any Borrower, and any tenant or other user of such Individual Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on, above or affecting such Individual Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with such Individual Property or operations thereon, including but not limited to any failure by any Borrower, any Person affiliated with any Borrower, and any tenant or other user of any Individual Property to comply with any order of any governmental authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering any Individual Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with any Individual Property, including but not limited to costs to investigate and assess such injury, destruction or loss; (i) any acts of such Borrower, any Person affiliated with any Borrower, and any tenant or other user of any Individual Property in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances; (j) any acts of such Borrower, any Person affiliated with any such Borrower, and any tenant or other user of such Individual Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (k) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near such Individual Property; and (l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement or any other Loan Document. IT IS EXPRESSLY ACKNOWLEDGED AND AGREED BY EACH BORROWER THAT THE INDEMNITY (AND/OR THE RELEASE) CONTAINED IN THIS SECTION 5.1(F) PROTECTS LENDER FROM THE CONSEQUENCES OF LENDER’S ACTS OR OMISSIONS, INCLUDING WITHOUT LIMITATION, THE NEGLIGENT ACTS OR OMISSIONS OF LENDER TO THE EXTENT PERMITTED BY LAW; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL BE DEEMED TO RELIEVE THE LENDER FROM LIABILITY DUE TO ITS FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.
                    (G) Duty to Defend. Upon written request by any Environmental Indemnified Party, Borrowers shall defend same (if requested by any Environmental Indemnified Party, in the name of the Environmental Indemnified Party) by attorneys and other professionals reasonably approved by the Environmental Indemnified Parties. Borrowers shall, within five Business Days of receipt thereof, give written notice to Lender of (i) any notice, advice or other communication from any governmental entity or any source whatsoever with respect to Hazardous Substances on, from or affecting any Individual Property, and (ii) any legal action brought against any party or related to any Individual Property, with respect to which any Borrower may have liability under this Agreement. Such notice shall comply with the provisions of Section 8.6 hereof.
                    (H) Operating Lease.
                    (i) Each Borrower shall (a) promptly perform and observe all of the covenants required to be performed and observed by it under the Operating Leases and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under any Operating Lease of which it is aware; (c) promptly deliver to Lender a copy of any notice of default or other material notice under any Operating Lease delivered to any Operating

Lessee by Borrower; (d) promptly give notice to Lender of any notice or information that Borrower receives which indicates that an Operating Lessee is terminating its Operating Lease or that any Operating Lessee is otherwise discontinuing its operation of the applicable Individual Property; and (e) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Operating Lessee under the applicable Operating Lease.
                    (ii) If at any time, (A) an Operating Lessee shall become insolvent or a debtor in a bankruptcy proceeding or (B) Lender or its designee has taken title to an Individual Property by foreclosure or deed in lieu of foreclosure, has become a mortgagee-in-possession, has appointed a receiver with respect to the applicable Individual Property or has otherwise taken title to such Individual Property, Lender shall have the absolute right to (and Borrower and Operating Lessee shall reasonably cooperate and not in any way hinder, delay or otherwise interfere with Lender’s right to), immediately terminate the applicable Operating Lease under and in accordance with the terms of the applicable Subordination, Attornment and Security Agreement.
                    (iii) Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld: (a) surrender, terminate or cancel any Operating Lease or otherwise replace any Operating Lessee or enter into any other operating lease with respect to any Individual Property, provided, however, at the end of the term of each Operating Lease, the applicable Borrower may renew such Operating Lease or enter into a replacement Operating Lease with Operating Lessee on substantially the same terms as the expiring Operating Lease except that Lender shall have the right to approve any material change thereto; (b) reduce or consent to the reduction of the term of any Operating Lease; or (c) enter into, renew, amend, modify, waive any provisions of, reduce Rents under, or shorten the term of any Operating Lease.
                    (I) Management Agreements.
                    (i) Each Individual Property shall be operated under the terms and conditions of the applicable Management Agreement. Each Borrower shall or shall cause the applicable Operating Lessee to (x) pay all sums required to be paid by the owner under each Management Agreement, (y) diligently perform, observe and enforce all of the terms, covenants and conditions of each Management Agreement on the part of the owner thereunder to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of said owner under each Management Agreement, (z) promptly notify Lender of the giving of any written notice to any Borrower and/or Operating Lessee of any default by the owner in the performance or observance of any of the terms, covenants or conditions of any Management Agreement on the part of the owner thereunder to be performed and observed (which Borrower or Operating Lessee may contest in accordance with the terms of the Management Agreement) and deliver to Lender a true copy of each such notice, and (aa) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice of a default under the Management Agreement, report regarding operations at the related Individual Property, estimates of any monetary nature and any other items reasonably requested by Lender, in each case received by any Borrower or Operating Lessee under any Management Agreement.
                    (ii) No Borrower shall (and shall not cause or permit any Operating Lessee to), without the prior consent of the Lender (which consent shall not be unreasonably withheld), surrender any Management Agreement or terminate or cancel any Management Agreement or modify, change, supplement, alter or amend, in any material respect, any Management Agreement, either orally or in writing, and each Borrower hereby assigns to Lender as further security for the payment of the Indebtedness and for the performance and observance of the terms, covenants and conditions of this Loan Agreement, any and all rights, privileges and prerogatives of each Borrower to surrender any Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend, in any material respect, any Management Agreement, and any such surrender of any Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of any Management Agreement without the prior consent of Lender (which consent shall not be unreasonably withheld) shall be void and of no force and effect.
                    (iii) If any Borrower or Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of the Borrower or Operating Lessee thereunder to be performed or observed beyond any applicable notice and cure periods contained therein, and Borrower or Operating Lessee is not contesting the validity of such default in good faith in accordance with the terms of the Management Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing any Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Management Agreement on the part of the owner to be performed or observed to be promptly performed or observed on behalf of such Borrower, to the end that the rights of said Borrower and/or Operating Lessee in, to and under such Management Agreement shall be kept unimpaired and free from default. Any such amounts so advanced by Lender together with interest thereon from the date expended by Lender of the Default Rate shall be part of the Indebtedness and Borrower shall immediately repay such amounts to Lender upon demand. Pursuant to the terms of the applicable Subordination, Attornment and Security Agreement and/or Assignment of Management Agreement, Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the applicable Individual Property at any time and from time to time for the purpose of taking any such action. If any Manager shall deliver to Lender a copy of any notice sent to any Borrower and/or Operating Lessee of any default under any Management Agreement, and Borrower or Operating Lessee is not contesting said default in good faith in accordance with the terms of the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.

                    (iv) Each Borrower shall (or shall cause the applicable Operating Lessee to) exercise each individual option, if any, to extend or renew the term of each Management Agreement upon demand by Lender made at any time within ninety (90) days prior to the last day upon which any such option may be exercised, and each Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise (or cause the applicable Operating Lessee to exercise) any such option in the name of and upon behalf of such Borrower should such Borrower fail to do so, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.
                    (v) Any sums expended by Lender pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Indebtedness, shall be secured by the lien of the Mortgage and the other Loan Documents and shall be immediately due and payable within two (2) Business Days after demand by Lender therefor.
                    (vi) Each Borrower shall, promptly upon request of Lender, but no more than two (2) times in any calendar year during the term of the Loan (unless (x) an Event of Default has occurred and is continuing or (y) such request is occasioned in connection with a Secondary Market Transaction) use its diligent best efforts to obtain and deliver (or cause to be delivered) an estoppel certificate from each Manager (A) certifying (1) that the Management Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications), and (2) the date through which the management fees due under the Management Agreement have been paid; (B) stating whether or not to the best knowledge of Manager (1) there is a continuing default by Borrower or Operating Lessee in the performance or observance of any covenant, agreement or condition contained in the Management Agreement or the Operating Lease, or (2) there shall have occurred any event that, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which Manager may have knowledge; and (C) stating such other information as Lender may reasonably request. Such statement shall be binding upon Manager and may be relied upon by Lender and/or such third party specified by Lender.
                    (vii) Upon the termination of any Management Agreement, subject to Section 5.1(P), each Borrower shall (or shall cause Operating Lessee to) promptly enter into a new Management Agreement with a replacement Manager, which shall deliver a comfort or similar letter and/or a Manager’s Subordination to and in favor of Lender, all upon terms and conditions acceptable to Lender in its discretion.
                    (J) Access to Property. Each Borrower and Operating Lessee shall permit agents, representatives and employees of Lender to inspect their Individual Properties or any part thereof at such reasonable times as may be requested by Lender upon reasonable advance written notice and without materially interfering with the business conducted at the Individual Property.

                    (K) Notice of Default. Each Borrower and Operating Lessee shall promptly advise Lender of any material adverse change in such Borrower’s or Operating Lessee’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default.
                    (L) Cooperate in Legal Proceedings. Except with respect to any claim by any Borrower against Lender, such Borrower and Operating Lessee shall cooperate with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, not prohibit Lender, at its election, from participating in any such proceedings.
                    (M) Perform Loan Documents. Borrowers and Operating Lessee shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by them, and shall pay when due all costs, fees and expenses required to be paid by them, under the Loan Documents executed and delivered by such Borrower or Operating Lessee.
                    (N) Insurance Benefits; Condemnation Claims. Each Borrower and Operating Lessee shall cooperate with Lender in settling any insurance or condemnation claim and/or obtaining for Lender the benefits of any Insurance Proceeds and/or Condemnation Proceeds lawfully or equitably payable to Lender in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) and the payment by any Borrower or Operating Lessee of the expense of an Appraisal on behalf of Lender in case of a fire or other casualty affecting any Individual Property or any part thereof out of such Insurance Proceeds and/or Condemnation Proceeds, all as more specifically provided in the Mortgages.
                    (O) Further Assurances. Borrowers shall, at Borrowers’ sole cost and expense:
                    (i) upon Lender’s request therefor given from time to time after the occurrence of any Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to any Borrower and (b) searches of title to any Individual Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.
                    (ii) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents;
                    (iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Notes, as Lender may require in Lender’s discretion; and
                    (iv) do and execute all and such further lawful acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall require from time to time in its reasonable discretion.
                    (P) Management of Property.
                    (i) Each Individual Property will be managed at all times by the applicable Manager pursuant to a Management Agreement unless terminated as herein provided. Subject to Section 5.1(I), each Borrower and Operating Lessee shall comply with the terms of and enforce its rights under the Management Agreement in all material respects. The Management Agreement shall be terminated by Borrowers or Operating Lessee, at Lender’s request, upon thirty (30) days prior written notice to Borrowers, Operating Lessee and the applicable Manager (i) upon the occurrence of an Event of Default, (ii) if the applicable Manager commits any act which would permit termination by any Borrower or Operating Lessee under the Management Agreement and/or any applicable Franchise Agreement, (iii) the applicable Manager commits any act which constitutes an act of fraud, material misrepresentation, intentional misrepresentation, gross negligence, willful misconduct, misappropriation of funds, or intentional physical waste of any Individual Property, or (iv) Borrower changes the Manager or Franchisor of an Individual Property without prior written consent of Lender (except as otherwise permitted hereunder). If a manager is terminated pursuant hereto, or the Management Agreement is otherwise terminated by Manager pursuant to the terms contained therein, Borrowers and Operating Lessee shall promptly seek to appoint a replacement manager acceptable to Lender in Lender’s discretion, and Borrowers’ or Operating Lessee’s failure to appoint an acceptable manager within thirty (30) days after Lender’s request of Borrowers to terminate the Management Agreement or other termination of the Management Agreement shall constitute an immediate Event of Default. Borrowers or Operating Lessee may from time to time appoint a successor manager to manage an Individual Property, which successor manager shall be approved in writing by Lender in Lender’s discretion. Notwithstanding the foregoing, any successor manager selected hereunder by Lender, any Borrower or Operating Lessee to serve as Manager (a) shall be either (1) the Remington Manager provided, that the Remington Manager shall manage the applicable Individual Property pursuant to the terms of the master management agreement by and among the Borrowers and the Remington Manager, or (2) a reputable management company having at least seven (7) years’ experience in the management of commercial properties with similar uses as the Individual Properties and in the jurisdiction in which the Individual Properties are located and (ii) shall not be paid management fees in excess of fees which are market fees for comparable managers of comparable properties in the same geographic area.
                    (ii) In the event that Marriott is Manager pursuant to a Management Agreement and elects not to renew the term of the Management Agreement at the end of the initial term or any renewal term of the Management Agreement in accordance with the terms thereof, or the Management Agreement is otherwise terminated by Manager pursuant to the terms contained therein, then Borrower and Operating Lessee, upon notice of Marriott’s election not to renew the Management Agreement or within thirty (30) days of any other termination of the Management Agreement, shall promptly seek to appoint (x) a replacement manager acceptable to Lender and the Rating Agencies, each in their discretion, and (y) a replacement hotel franchise, acceptable to Lender and the Rating Agencies, each in their discretion, to occupy and operate at the applicable Individual Property. Borrowers’ or Operating Lessee’s failure to appoint an acceptable manager by the time the Management Agreement expires by its terms or within thirty (30) days of any other termination of the Management Agreement, shall constitute an immediate Event of Default. Borrowers’ or Operating Lessee’s failure to enter into hotel management and operating agreements and other documents in connection therewith (such as subordinations and comfort letters) acceptable to Lender and the Rating Agencies, each in their discretion, with an acceptable hotel franchise to operate a hotel at the applicable Individual Property by the time the Management Agreement expires by its terms shall constitute an immediate Event of Default. For the purposes of this paragraph, (1) Remington Manager shall be deemed an acceptable replacement manager, and (2) Starwood Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Marriott International, Inc. or any brand of any of them shall be deemed an acceptable replacement hotel franchise, and the approval of any of the foregoing as manager or hotel franchise, as applicable, by Lender and the Rating Agencies will not be required.
                    (Q) Financial Reporting.
                    (i) Each Borrower and Operating Lessee shall keep and maintain or shall cause to be kept and maintained, on a Fiscal Year basis, in accordance with GAAP, books, records and accounts reflecting in reasonable detail all of the financial affairs of such Borrower or Operating Lessee, as applicable, and all items of income and expense in connection with the operation of the applicable Individual Properties and in connection with any services, equipment or furnishings provided in connection with the operation of such Individual Properties. Lender, at Lender’s cost and expense, whether such income or expense may be realized by the applicable Borrower, Operating Lessee or by any other Person whatsoever, shall have the right from time to time and at all times during normal business hours upon reasonable prior written notice to such Borrower or Operating Lessee to examine such books, records and accounts at the office of such Borrower, Operating Lessee or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrowers and Operating Lessee shall pay any out of pocket costs and expenses incurred by Lender to examine any and all of such Borrower’s or Operating Lessee’s books, records and accounts as Lender shall determine in Lender’s discretion to be necessary or appropriate in the protection of Lender’s interest.
                    (ii) Borrower shall furnish to Lender annually within ninety (90) days following the end of each Fiscal Year, a true, complete, correct and accurate copy of the consolidated financials of Ashford Hospitality Trust, Inc. audited by a “Big Four” accounting firm or other firm reasonably acceptable to Lender accompanied by an unqualified opinion from an Independent certified public accountant acceptable to Lender in Lender’s discretion, and each Borrower and Operating Lessee shall furnish financial statements and all such financial statements above shall (a) be in form and substance reasonably acceptable to Lender, (b) be prepared in accordance with GAAP, (c) include or be accompanied by without limitation, a statement of operations (profit and loss), a statement of cash flows, a calculation of Net Operating Income for all applicable Individual Properties, a balance sheet, an aged accounts receivable report and such other information or reports as shall be requested by Lender or any applicable Rating Agency, (d) be accompanied by an Officer’s Certificate from a senior executive of such Borrower or Operating Lessee, as applicable, certifying as of the date thereof (x) that such statement is true, correct, complete and accurate, and fairly reflects the results of operations and financial condition of such Borrower or Operating Lessee for the relevant period, and (y) notice of whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.
                    (iii) Intentionally Omitted.
                    (iv) Each Borrower and Operating Lessee shall furnish to Lender within twenty (20) days following the end of each calendar month, a true, correct, complete and accurate monthly unaudited financial statement which shall (a) be in form and substance reasonably acceptable to Lender, (b) be prepared in accordance with GAAP, (c) include, without limitation, a statement of operations (profit and loss), a statement of cash flows, a calculation of Net Operating Income for all applicable Individual Properties, a consolidated balance sheet, an aged accounts receivable report and such other information or reports as shall be requested by Lender or any applicable Rating Agency and (d) be accompanied by an Officer’s Certificate from a senior executive of such Borrower or Operating Lessee, as applicable, certifying as of the date thereof (x) that such statement is true, correct, complete and accurate and fairly reflects the results of operations and financial condition of such Borrower or Operating Lessee for the relevant period, and (y) notice of whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.
                    (v) Each Borrower and Operating Lessee shall furnish to Lender, within thirty (30) days following the end of each calendar month:
                              (1) a true, complete, correct and accurate rent roll and occupancy report and such other occupancy and rate statistics as Lender shall reasonably request;
                              (2) Smith Travel Star Reports for the applicable month for each Individual Property in “Microsoft Excel” format (if available);
                              (3) operating statements for each Individual Property, containing (a) monthly, year-to-date and trailing twelve month (or Marriott’s trailing thirteen-month reporting period) results compared to the results from the prior year for the same periods for each Individual Property, and (b) monthly, year-to-date and trailing twelve month (or Marriott’s trailing thirteen-month reporting period) results compared to the results from the prior year for the same periods for each Individual Property on a consolidated basis, and Borrowers shall use commercially reasonable efforts to provide such statements in “Microsoft Excel” format;
                              (4) updated quality scores for the applicable month for each Individual Property, including detailed criteria and thresholds, if available;
                              (5) summary reports of franchise terminations, defaults, reflagging efforts and conversions for each Individual Property (if applicable);
Each such document shall (a) be delivered to Lender in form and substance as delivered by Manager pursuant to the terms of the Management Agreement and any side letter agreement relating thereto, and (b) be accompanied by an Officer’s Certificate from a senior executive of each Borrower and Operating Lessee, as applicable, certifying as of the date thereof and to such party’s knowledge (x) that such statement is true, correct, complete and accurate and (y) notice of whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.
                    (vi) Each Borrower and Operating Lessee shall furnish to Lender, within twenty (20) days after request, such further information with respect to the operation of all applicable Individual Properties and the financial affairs of such Borrower or Operating Lessee, as applicable, or the applicable Manager as may be reasonably requested by Lender from time to time including, without limitation, all business plans prepared for such Borrower or Operating Lessee and for the operation of all such Individual Properties.
                    (vii) Each Borrower and Operating Lessee shall furnish to Lender, within twenty (20) days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be requested by Lender.
                    (viii) Each Borrower and Operating Lessee shall, concurrently with such Borrower’s or Operating Lessee’s delivery to Lender, provide a copy of the items required to be delivered to Lender under this Section 5.1(Q) to the Lender and any servicer and/or special servicer that may be retained in conjunction with the Loan or any Secondary Market Transaction (upon written direction from Lender with reasonable prior written notice of such servicer and/or special servicer). Each Borrower and Operating Lessee shall furnish to Lender written notice, within two (2) Business Days after receipt by such Borrower or Operating Lessee, as applicable, of any Rents or other items of Gross Revenue that any Borrower or Operating Lessee is not required by this Agreement to deposit in any Collection Account, Manager Account, Non-Marriott Property Operating Account or Cash Collateral Account, together with such other documents and materials relating to such Rents or other items of Gross Revenue as Lender reasonably requests.
                    (ix) Each Borrower and Operating Lessee shall provide Lender with updated information (reasonably satisfactory to Lender) concerning its related Basic Carrying Costs for the next succeeding Fiscal Year prior to the termination of each Fiscal Year.
                    (x) Each Borrower and Operating Lessee shall furnish to Lender annually no less than thirty (30) days prior to the beginning of each Fiscal Year, a true, complete, correct and accurate copy of such Borrower’s or Operating Lessee’s draft annual capital and operating budget for each such Borrower’s or Operating Lessee’s Individual Property (each, an “Approved Budget”), which Approved Budgets shall be subject to Lender’s prior review and approval, which may be granted or withheld in Lender’s sole and absolute discretion. Borrowers and Operating Lessee shall promptly revise and resubmit to Lender, for Lender’s review and approval, any draft annual capital and operating budget to which Lender has objected and requested revisions. Until such time that Lender approves or is deemed to have approved an Approved Budget, the most recently approved Approved Budget shall apply; provided that such approved Approved Budget shall be adjusted to reflect (x) matters in the proposed Approved Budget approved by Lender, (y) as to matters in the proposed Approved Budget not yet approved by Lender (i) increases for expenses actually incurred which vary in relation to gross revenues to the extent of increases in such gross revenues (“Variable Expenses”), and (ii) expenditures actually incurred which are beyond the reasonable control of Borrower such as taxes, utilities and insurance (“Uncontrollable Expenses”). Notwithstanding anything contained in the Loan Documents to the contrary, expenditures shall be deemed in compliance with and made pursuant to the Approved Budget even though such expenditures exceed the amount budgeted therefore in the Approved Budget if such expenditures are for Variable Expenses or Uncontrollable Expenses.
                    (R) Conduct of Business. Each Borrower and Operating Lessee shall cause the operation of the Individual Properties to be conducted at all times in a manner consistent with the following:
                    (i) to maintain or cause to be maintained the standard of operations at each Individual Property at all times at a level necessary to insure a level of quality for each such Individual Property consistent with similar facilities in the same competitive market;
                    (ii) to operate or cause to be operated each Individual Property in a prudent manner in compliance in all material respects with applicable Legal Requirements and Insurance Requirements relating thereto and cause all licenses, Permits, and any other agreements necessary for the continued use and operation of each Individual Property to remain in effect except to the extent the failure thereof would not have a Material Adverse Effect; and

                    (iii) to maintain or cause to be maintained sufficient inventory and equipment of types and quantities at each Individual Property to enable Borrowers or the applicable Manager to operate the Individual Properties.
                    (S) ERISA.
                         (a) Each Borrower and Operating Lessee shall deliver to Lender as soon as possible, and in any event within ten (10) days after such Borrower or Operating Lessee knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan maintained by Borrower, Operating Lessee or any ERISA Affiliate of either of them has occurred or exists, a statement signed by a senior financial officer of such Borrower setting forth details respecting such event or condition and the action, if any, that such Borrower, Operating Lessee or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Borrower, Operating Lessee or an ERISA Affiliate with respect to such event or condition):
                    (ii) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;
                    (iii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower, Operating Lessee or an ERISA Affiliate to terminate any Plan;
                    (iv) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower, Operating Lessee or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
                    (v) the complete or partial withdrawal from a Multiemployer Plan by any Borrower, Operating Lessee or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Borrower, Operating Lessee or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                    (vi) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Borrower, Operating Lessee or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;
                    (vii) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Borrower, Operating Lessee or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections; and
                    (viii) the imposition of a lien or a security interest in connection with a Plan.
                         (b) No Borrower or Operating Lessee shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
                         (c) Each applicable Borrower and Operating Lessee hereby certifies and shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (A) such Borrower or Operating Lessee is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code, which is subject to Section 4975 of the Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) such Borrower or Operating Lessee is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans or, if such Borrower is subject to such statutes, such statutes do not in any manner affect the ability of the such Borrower or Operating Lessee to perform its obligations under the Loan Documents or the ability of Lender to enforce any and all of its rights under the Loan Agreement; and (C) one or more of the following circumstances is true: (i) Equity interests in such Borrower or Operating Lessee are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2); (ii) Less than twenty-five percent of each outstanding class of equity interests in such Borrower or Operating Lessee are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or (iii) such Borrower or Operating Lessee qualifies as an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c).
                         (d) If an investor or equity owner in any Borrower or Operating Lessee is (directly or indirectly) a plan that is not subject to Title I of ERISA or Section 4975 of the Code, but is subject to the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to those portions of ERISA or the Code (collectively, “Other Plan Laws”), the assets of such Borrower or Operating Lessee shall not constitute the assets of such plan under such Other Plan Laws.
                    (T) Single Purpose Entity. Each Borrower, each SPE Equity Owner and Operating Lessee shall at all times be a Single-Purpose Entity.

                    (U) Trade Indebtedness. Each Borrower and Operating Lessee will pay its trade payables within sixty (60) days of the date incurred, unless such Borrower or Operating Lessee is in good faith contesting such Borrower’s obligation to pay such trade payables in a manner reasonably satisfactory to Lender (which may include Lender’s requirement that such Borrower or Operating Lessee post security with respect to the contested trade payable).
                    (V) Deferred Maintenance. Borrower shall, within six (6) months of the date hereof, perform the deferred maintenance work (the “Deferred Maintenance”) to the Property itemized on Exhibit B hereto. Furthermore, Borrowers shall diligently perform, or cause to be performed, in a timely and workmanlike manner all repairs and maintenance contemplated by and itemized in the Approved Budget.
                    (W) PIP Requirements and Capital Improvements. Borrowers shall (i) complete all work required to be performed in the Property Improvement Plans for each Individual Property (collectively, the “PIP Work”) on or prior to the relevant dates set forth in the Property Improvement Plans (as such dates may be extended by Manager from time to time), and (ii) perform all capital improvements to each Individual Property (other than the PIP Work) contemplated by and itemized in the Capital Improvements and PIP Schedule attached hereto as Exhibit J on or prior to December 31, 2006; provided, that notwithstanding anything herein or in any other Loan Documents to the contrary, with respect to each Individual Property, (x) Borrowers shall not spend an unreasonable amount on the foregoing items (i) and (ii) (it being agreed that, with respect to any PIP Work, an amount less than or equal to the related PIP Costs shall be a reasonable amount, and, with respect to any capital improvement, an amount less than or equal to the related cost of such capital improvement shown on Exhibit J shall be deemed a reasonable amount), (y) Borrowers shall spend at least an amount equal to the “Required Expenditure Amount” shown opposite such Individual Property on Exhibit I hereto on the foregoing items (i) and (ii) of this subsection, exclusive of any amounts reserved for or otherwise reimbursed to any Borrower pursuant to the terms of this Agreement or any Management Agreement, including, without limitation, any amounts which are reimbursable from the Capital Reserve Sub-Account or from any account relating to FF&E and repairs maintained pursuant to any Management Agreement, and (z) Borrowers shall, on or prior to December 31, 2006 (or, with respect to PIP Work, within five (5) Business Days of any later date of completion if such date has been extended by Manager), furnish Lender with copies of bills and other documentation as may be reasonably requested by Lender to establish that that such PIP Work and capital improvements have been completed and that the conditions set forth in the foregoing clauses (x) and (y) of this subsection have been fulfilled and the amounts referenced therein paid in full.
                    (X) Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Each Borrower and Operating Lessee shall comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect. Upon Lender’s request from time to time during the term of the Loan, each Borrower and Operating Lessee shall certify in writing to Lender that such Borrower’s or Operating Lessee’s, as applicable, representations, warranties and obligations under Section 4.1(NN) and this Section remain true and correct and have not been breached. Each Borrower and Operating Lessee shall immediately notify Lender in writing if any representations, warranties or covenants are no longer true or have been breached or if such Borrower or Operating Lessee has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, such Borrower or Operating Lessee shall comply with all Legal Requirements and directives of Governmental Authorities and, at Lender’s request, provide to Lender copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Borrowers and Operating Lessee shall also promptly reimburse to Lender any and all costs and expenses incurred by Lender in evaluating the effect of such an event on the Loan and Lender’s interest in the collateral for the Loan, in obtaining any necessary license from Governmental Authorities as may be necessary for Lender to enforce its rights under the Loan Documents, and in complying with all Legal Requirements applicable to Lender as the result of the existence of such an event and for any penalties or fines imposed upon Lender as a result thereof.
                    (Y) Franchise Agreements.
               (a) Each Non-Marriott Property shall be operated under the terms and conditions of the applicable Franchise Agreement in all material respects. Each Borrower shall or shall cause the applicable Operating Lessee to (i) pay all sums required to be paid by the franchisee under each Franchise Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of each Franchise Agreement on the part of the franchisee thereunder to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of said franchisee under each Franchise Agreement, (iii) promptly notify Lender of the giving of any notice to any Borrower and/or Operating Lessee of any material default by the franchisee in the performance or observance of any of the terms, covenants or conditions of any Franchise Agreement on the part of the franchisee thereunder to be performed and observed and deliver to Lender a true copy of each such notice, and (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice of a material default under the Franchise Agreement, report regarding operations at the related Individual Property, estimates of any monetary nature and any other items reasonably requested by Lender, in each case received by any Borrower or Operating Lessee under any Franchise Agreement.
               (b) No Borrower shall (and shall not cause or permit any Operating Lessee to), without the prior consent of the Lender (which consent shall not be unreasonably withheld), surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend any Franchise Agreement, in any material respect, either orally or in writing, and each Borrower hereby assigns to Lender as further security for the payment of the Indebtedness and for the performance and observance of the terms, covenants and conditions of this Loan Agreement, any and all rights, privileges and prerogatives of each Borrower to surrender any Franchise Agreement or to terminate, cancel, modify, change, supplement, alter or amend any Franchise Agreement in any respect, and any such surrender of any Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of any Franchise Agreement without the prior consent of Lender (which consent shall not be unreasonably withheld) shall be void and of no force and effect.

               (c) If any franchisee shall default in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of the franchisee thereunder to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing any Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Franchise Agreement on the part of the franchisee to be performed or observed to be promptly performed or observed on behalf of such Borrower, to the end that the rights of said franchisee (and/or such Borrower and/or Operating Lessee) in, to and under such Franchise Agreement shall be kept unimpaired and free from default. Any such amounts so advanced by Lender together with interest thereon from the date expended by Lender of the Default Rate shall be part of the Indebtedness and Borrower shall immediately repay such amounts to Lender upon demand. Pursuant to the terms of the applicable Subordination Attornment and Security Agreement and/or Assignment of Management Agreement, Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the applicable Individual Property at any time and from time to time for the purpose of taking any such action. If any Franchisor shall deliver to Lender a copy of any notice sent to any Borrower and/or Operating Lessee of any default under any Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.
               (d) Each Borrower shall (or shall cause the applicable Operating Lessee to) exercise each individual option, if any, to extend or renew the term of each Franchise Agreement upon demand by Lender made at any time within ninety (90) days prior to the last day upon which any such option may be exercised, and each Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise (or cause the applicable Operating Lessee to exercise) any such option in the name of and upon behalf of such Borrower should such Borrower fail to do so, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.
               (e) Any sums expended by Lender pursuant to this Section shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Indebtedness, shall be secured by the lien of the Mortgage and the other Loan Documents and shall be immediately due and payable within two (2) Business Days after demand by Lender therefor.
               (f) Each Borrower shall, promptly upon request of Lender, but no more than two (2) times in any calendar year during the term of the Loan (unless (i) an Event of Default has occurred and is continuing or (ii) such request is occasioned in connection with a Secondary Market Transaction) use its diligent best efforts to obtain and deliver (or cause to be delivered) an estoppel certificate from each Franchisor stating that (i) each applicable Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither such Franchisor nor the franchisee named thereunder is in default under any of the terms, covenants or provisions of each applicable Franchise Agreement and such Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under each applicable Franchise Agreement, (iii) neither such Franchisor nor the franchisee thereunder has commenced any action or given or received any notice for the purpose of terminating any applicable Franchise Agreement and (iv) all sums due and payable to such Franchisor under each applicable Franchise Agreement have been paid in full.
               (g) Upon the termination of any Franchise Agreement, each Borrower shall (or shall cause Operating Lessee to) promptly enter into a new Franchise Agreement with a replacement Franchisor, which shall deliver a comfort or similar letter to and in favor of Lender, all upon terms and conditions reasonably acceptable to Lender.
                    (Z) Upfront Remediation. Borrower shall, by the respective required completion dates set forth in Exhibit K, perform the environmental remediation to the Property itemized on Exhibit K hereto (the “Upfront Remediation”). Furthermore, Borrower shall diligently perform, or cause to be performed, all other Remediation as required by and in accordance with the terms of this Agreements.
ARTICLE 6
NEGATIVE COVENANTS
     Section 6.1. Borrower Negative Covenants.
          Each Borrower and Operating Lessee covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:
                    (A) Liens on the Property. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Lien with respect to any Individual Property or any portion thereof, except: (i) Liens in favor of Lender, and (ii) the Permitted Encumbrances.
                    (B) Transfer. Except as expressly permitted by or pursuant to this Agreement, any Mortgage or the other Loan Documents (except as otherwise approved by Lender in writing in Lender’s discretion), allow any Transfer to occur or modify, change, supplement, alter, amend, fail to comply with, in any material respect, or terminate the Management Agreement or any Operating Lease, or enter into a new Management Agreement or any Operating Lease, with respect to any Individual Property except as permitted under this Agreement.
                    (C) Other Borrowings. Incur, unsecured trade payables (not evidenced by a promissory note) incurred in the ordinary course of business relating to the ownership and operation of the applicable Borrower’s and Operating Lessee’s Individual Properties which when aggregated with the unsecured trade payables of all other Borrowers and Operating Lessee do not exceed, at any time, a maximum amount of two and one-half percent (2.5%) of the Loan Amount and are paid within sixty (60) days of the date incurred, create, assume, become or be liable in any manner with respect to Other Borrowings.
                    (D) Change In Business. Cease to be a Single-Purpose Entity or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

                    (E) Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to the Borrower by any Person, except for adequate consideration or in the ordinary course of such Borrower’s and Operating Lessee’s business or otherwise if such cancellation, release or forgiveness is prudent and commercially reasonable.
                    (F) Affiliate Transactions. Except as otherwise permitted under the Loan Documents, enter into, or be a party to, any transaction with an Affiliate of any Borrower or Operating Lessee, except in the ordinary course of business and on terms which are no less favorable to such Borrower, Operating Lessee or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party, and, if the amount to be paid to the Affiliate pursuant to the transaction or series of related transactions is greater than Fifty Thousand Dollars ($50,000.00) (determined annually on an aggregate basis) fully disclosed to Lender in advance.
                    (G) Creation of Easements. Create, or permit any Individual Property or any part thereof to become subject to, any easement, license or restrictive covenant, other than a Permitted Encumbrance. Without limiting the generality of the immediately preceding sentence, no Borrower shall enter into, consent to, grant, amend, modify, restate or supplement any document, instrument or agreement affecting, related to or impacting upon any Individual Property, the title thereto or any portion or aspect thereof, including, without limitation, any easement, reciprocal easement agreement, or any declaration of easements or covenants other than a Permitted Encumbrance.
                    (H) Certain Restrictions. Enter into any agreement which expressly restricts the ability of any Borrower or Operating Lessee to enter into amendments, modifications or waivers of any of the Loan Documents.
                    (I) Issuance of Equity Interests. Issue or allow to be created any stocks or shares or shareholder, partnership or membership interests, as applicable, or other ownership interests other than the stocks, shares, shareholder, partnership or membership interests and other ownership interests which are outstanding or exist on the Closing Date or any security or other instrument which by its terms is convertible into or exercisable or exchangeable for stock, shares, shareholder, partnership or membership interests or other ownership interests in any Borrower or Operating Lessee, unless otherwise permitted under this Agreement in connection with any Mezzanine Loan. No Borrower or Operating Lessee shall allow to be issued or created any stock in any Borrower’s or Operating Lessee’s general partner or managing member, as applicable, other than the stock which is outstanding or existing on the Closing Date or any security or other instrument which by its terms is convertible into or exercisable or exchangeable for any stock in such Borrower’s general partner or managing member, as applicable.
                    (J) Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits pertaining to any Individual Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to any

Individual Property without Lender’s prior written consent which consent may be granted or refused in Lender’s discretion.
                    (K) Place of Business. Change its chief executive office or its principal place of business or place where its books and records are kept without giving Lender at least thirty (30) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.
ARTICLE 7
DEFAULTS
     Section 7.1. Event of Default.
          The occurrence of one or more of the following events shall be an “Event of Default” hereunder:
               (i) if on any Payment Date the funds in the Debt Service Payment Sub-Account are insufficient to pay the Required Debt Service Payment due on such Payment Date and the Borrowers fail to pay such insufficiency on such Payment Date; provided that Borrowers shall have an additional two Business Days past the related Payment Date to make any such payment, but only once during any twelve month period;
               (ii) intentionally omitted;
               (iii) if the Borrowers fail to pay the outstanding Indebtedness on the Maturity Date;
               (iv) if on any Payment Date the Borrowers fail to pay the Basic Carrying Costs Monthly Installment, the Capital Reserve Monthly Installment, the Cash Collateral Account Bank Fees due on such Payment Date (to the extent Borrowers are obligated to make such payments hereunder); provided that Borrowers shall have an additional two (2) Business Days past the related Payment Date to make any such payment, but only once during any twelve (12) month period;
               (v) if on the date any payment of a Basic Carrying Cost would become delinquent, the funds in the Basic Carrying Costs Sub-Account together with any funds in the Cash Collateral Account not allocated to another Sub-Account are insufficient to make such payment and Borrower has not otherwise paid such Basic Carrying Cost or funded such shortfall to Lender; provided that Borrowers shall have an additional two (2) Business Days past the related Payment Date to make any such payment, but only once during any twelve (12) month period;
               (vi) the occurrence of the events identified elsewhere in the Loan Documents as constituting an “Event of Default”;
               (vii) any breach of Sections 2.11(a) (subject, however, to the proviso in Section 2.11(a)(ii)) , 2.11(b), 2.11(e), 5.1(T), 5.1(V), 5.1(W), 5.1(X), or 6.1(B);

               (viii) intentionally omitted;
               (ix) if without Lender’s prior written consent (which consent shall not be unreasonably withheld) (A) any Franchisor resigns or is removed or is replaced (except as otherwise expressly provided herein), or (B) any Franchise Agreement is entered into for any Individual Property or (C) there is any material change in or termination of any Franchise Agreement for any Individual Property;
               (x) if any Borrower fails to pay any other amount payable pursuant to this Agreement or any other Loan Document within two (2) Business Days of the date when due and payable in accordance with the provisions hereof or thereof, as the case may be;
               (xi) if any representation or warranty made herein by Borrowers or Operating Lessee or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by any Borrower or Operating Lessee in connection with this Agreement, the Note or any other Loan Document executed and delivered by such Borrower or Operating Lessee, as applicable, shall be false in any material respect as of the date such representation or warranty was made or remade;
               (xii) if any Borrower, any of such Borrower’s partners or members, as applicable, Operating Lessee, or any SPE Equity Owner makes an assignment for the benefit of creditors;
               (xiii) if a receiver, liquidator or trustee shall be appointed for any Borrower, any of such Borrower’s partners, members or shareholders, as applicable, or any SPE Equity Owner or if any Borrower, any of such Borrower’s partners, members or shareholders, as applicable, Operating Lessee or any SPE Equity Owner shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by such Borrower, any of such Borrower’s partners, members or shareholders, as applicable, Operating Lessee or any SPE Equity Owner or if any proceeding for the dissolution or liquidation of such Borrower, any of such Borrower’s partners, members or shareholders, as applicable, Operating Lessee or any SPE Equity Owner shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower, any of such Borrower’s partners, members or shareholders, as applicable, Operating Lessee or any SPE Equity Owner as the case may be, upon the same not being discharged, stayed or dismissed within ninety (90) days; or if such Borrower, any of such Borrower’s partners, members or shareholders, as applicable, Operating Lessee or any SPE Equity Owner shall generally not be paying its debts as they become due;
               (xiv) if any Borrower or Operating Lessee attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein;

               (xv) if any provision of any organizational document of any Borrower, Operating Lessee or any SPE Equity Owner is amended or modified in any respect, or if any Borrower, Operating Lessee, any SPE Equity Owner or any of their respective partners, members, or shareholders as applicable, fails to perform or enforce the provisions of such organizational documents or attempts to dissolve any Borrower, Operating Lessee or any SPE Equity Owner; or if any Borrower, Operating Lessee or any SPE Equity Owner or any of their respective partners, members or shareholders, as applicable, breaches any of the covenants set forth in Sections 5.1(T) or 6.1(D);
               (xvi) [Intentionally omitted];
               (xvii) if an event or condition specified in Section 5.1(S) shall occur or exist with respect to any Plan, Multiemployer Plan or plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any ERISA Affiliate or any affiliate shall incur or in the opinion of Lender shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, PBGC or plan (or any combination of the foregoing) which would constitute, in the determination of Lender, a Material Adverse Effect;
               (xviii) any breach of Section 5.1(I) or 5.1(P), or, if without Lender’s prior written consent, except as expressly permitted in this Agreement, (A) any Manager resigns or is removed or is replaced, (B) any Management Agreement is entered into for any Individual Property or (C) there is any material change in or termination of any Management Agreement for any Individual Property;
               (xix) any “Event of Default” under any of the other “Loan Agreements” referenced in the Cooperation Agreement;
               (xx) if without Lender’s prior written consent (A) any Operating Lessee resigns or is removed or is replaced, (B) any Operating Lease is entered into for any Individual Property or (C) there is any change in or termination of any Operating Lease;
               (xxi) if any Borrower or Operating Lessee shall be in default under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement, the Notes, any Mortgage or the other Loan Documents, not otherwise referred to in this Section 7.1, for ten (10) days after written notice to any Borrower from Lender or its successors or assigns, in the case of any default which can be cured by the payment of a commercially reasonable sum of money or for thirty (30) days after written notice from Lender or its successors or assigns, in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default under this subparagraph is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that such Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for such Borrower in the exercise of due diligence to cure such default, but in no event shall such period exceed ninety (90) days after the original notice from Lender;
               (xxii) if any Operating Lessee is in default beyond any applicable notice or cure period under the applicable Operating Lease;
               (xxiii) if an “Event of Default” shall occur under any Subordination, Attornment and Security Agreement;
               (xxiv) Borrower’s failure to complete all PIP Work in all material respects on or before the earlier of (a) the relevant dates set forth in the applicable Property Improvement Plans (as such dates may be extended by Manager from time to time) and (b) the date any franchisor under any Franchise Agreement declares an event of default in connection with Borrower’s PIP Work;
               (xxv) [intentionally omitted]; and
               (xxvi) if any of the assumptions set forth in that certain non-consolidation opinion from the Borrowers’ counsel to Lender dated as of the date hereof shall be untrue in any material respect.
     Section 7.2. Remedies.
               (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrowers or any Borrower under this Agreement, the Note, any Mortgages or any of the other Loan Documents, or at law or in equity may be exercised by Lender at any time and from time to time (including, without limitation, the right to accelerate and declare the outstanding principal amount, unpaid interest, Default Rate interest, Late Charges, Prepayment Premium and any other amounts owing by such Borrower to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Notwithstanding anything contained to the contrary herein, the outstanding principal amount, unpaid interest, Default Rate interest, Late Charges, Prepayment Premium and any other amounts owing by any Borrower shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Event of Default described in Section 7.1(xii) or Section 7.1 (xiii). Notwithstanding that this Agreement may refer to a continuing Event of Default, and without limiting any Borrower’s right to cure a Default which may, with the passage of time, become an Event of Default, no Borrower shall have any right pursuant to this Agreement to cure any Event of Default unless permitted by Lender in writing.

     Section 7.3. Remedies Cumulative.
               The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against any Borrower or any other Person pursuant to this Agreement or the other Loan Documents executed by or with respect to any Borrower or any other Person, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender’s rights with respect to the Collateral shall continue unimpaired, and each Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) the release or substitution of Collateral at any time, or of any rights or interest therein or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default or Event of Default with respect to the Collateral or otherwise hereunder. Notwithstanding any other provision of this Agreement, but subject to Section 8.14 hereof, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of any or all Mortgages, to the extent necessary to foreclose on other parts of the Collateral.
     Section 7.4. Lender’s Right to Perform.
               If any Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of (5) five Business Days after such Borrower’s receipt of written notice thereof from Lender, without in any way limiting Section 7.1 hereof, Lender may, but shall have no obligation to, itself perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrowers to Lender upon demand. Notwithstanding the foregoing, Lender shall have no obligation to send notice to such Borrower of any such failure.
ARTICLE 8
MISCELLANEOUS
     Section 8.1. Survival.
               Subject to Section 4.2, this Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrowers to Lender of the Notes, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of any such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of

Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Notes and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.
     Section 8.2. Lender’s Discretion.
               Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender. Whenever pursuant to this Agreement or any other Loan Document (a) the Rating Agencies are given any right to approve or disapprove, (b) confirmation is required from the Rating Agencies that an action will not result in a downgrade or withdrawal of the ratings in a Secondary Market Transaction or (c) any arrangement or term is to be satisfactory to the Rating Agencies, the approval of Lender shall be substituted therefore prior to the date that all or any portion of the Loan is included in a REMIC, among other things, Lender’s reasonable determination of Rating Agency criteria.
     Section 8.3. Governing Law.
               (a) The proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limitation, matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America. To the fullest extent permitted by law, each Borrower hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement and the Note, and this Agreement and the Note shall be governed by and construed in accordance with the laws of the State of New York pursuant to § 5-1401 of the New York General Obligations Law.
               (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, PURSUANT TO § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR IN ANY FEDERAL OR STATE COURT IN THE JURISDICTION IN WHICH THE COLLATERAL IS LOCATED, AND EACH BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY EACH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY EACH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT CSC NETWORKS, 500 CENTRAL AVENUE, ALBANY, NEW YORK,

12206-2290, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY EACH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS (OR AT EACH OTHER OFFICE AS MAY BE DESIGNATED BY EACH BORROWER FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS HEREOF) WITH A COPY TO EACH BORROWER AT ITS PRINCIPAL EXECUTIVE OFFICES, ATTENTION: GENERAL COUNSEL AND WRITTEN NOTICE OF SAID SERVICE OF EACH BORROWER MAILED OR DELIVERED TO EACH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY EACH SUIT, ACTION OR PROCEEDING. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE EACH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
     Section 8.4. Modification, Waiver in Writing.
          No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Notes or any other Loan Document, or consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on any Borrower shall entitle such Borrower to any other or future notice or demand in the same, similar or other circumstances.
     Section 8.5. Delay Not a Waiver.
          Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note, or of any other Loan Document, or any other instrument given as security herefore, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
     Section 8.6. Notices.
          All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed to the parties as follows:

If to Lender:	Merrill Lynch Mortgage Lending, Inc.
4 World Financial Center, 16th Floor
New York, New York 10080
Attn: Robert Spinna
Telecopier: 212-449-7684

with a copy to:	Dechert LLP
One Market Street
Steuart Tower, Suite 2500
San Francisco, CA 94105
Attn: David Linder, Esquire
Telecopier: 415-262-4555

If to Borrower:	[Applicable Borrower]
c/o Ashford Hospitality Limited Partnership
14185 Dallas Parkway
Suite 1100
Dallas, TX 75254
Attn: David Brooks, Esquire
Telecopier: (972) 490-9605

with a copy to:	Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attn: Brigitte Kimichik, Esquire
Telecopier: (214) 659-4764
          A party receiving a notice which does not comply with the technical requirements for notice under this Section 8.6 may elect to waive any deficiencies and treat the notice as having been properly given. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 8.6. All notices given by Lender hereunder that are effective against any Borrower shall be deemed effective against all Borrowers. Any notice given to Lender by any Borrower hereunder shall be deemed binding against all Borrowers.

     Section 8.7. Trial By Jury.
          EACH BORROWER AND LENDER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.
     Section 8.8. Headings.
          The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 8.9. Assignment.
          Lender shall have the right to assign in whole or in part this Agreement and/or any of the other Loan Documents and the obligations hereunder or thereunder to any Person and to participate all or any portion of the Loan evidenced hereby, including without limitation, any servicer or trustee in connection with a Secondary Market Transaction. Lender shall provide any Borrower with written notice of any such assignment; provided, however, that such notice shall not be a condition of Lender’s right to assign this Agreement and/or any of the Loan Documents and the failure to deliver such notice shall not constitute a default under this Loan Agreement. At the option of Lender, the Loan may be serviced by a servicer and\or trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer and\or trustee pursuant to a servicing agreement between Lender and such servicer and\or trustee.
     Section 8.10. Severability.
          Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 8.11. Preferences.
          Lender shall have no obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the obligations of any Borrower pursuant to this Agreement, the Notes or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by any Borrower to any portion of the obligations of any Borrower hereunder. To the extent any Borrower makes a payment or payments to Lender for any Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
     Section 8.12. Waiver of Notice.
          No Borrower shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to such Borrower and except with respect to matters for which such Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to such Borrower.
     Section 8.13. Remedies of Borrower.
          In the event that a claim or adjudication is made that Lender or its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement, the Notes, any Mortgage or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, shall be liable for any monetary damages, and each Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
     Section 8.14. Exculpation.
          Except as otherwise set forth in this Section 8.14 and Section 4.2 to the contrary, Lender shall not enforce the liability and obligation of any Borrower or Operating Lessee to perform and observe the obligations contained in this Agreement, the Note, any Mortgage or any of the other Loan Documents executed and delivered by any Borrower or Operating Lessee except that Lender may pursue any power of sale, bring a foreclosure action, action for specific performance, action for money judgment, or other appropriate action or proceeding (including, without limitation, to obtain a deficiency judgment) against any or all Borrowers, or Operating Lessee or any other Person solely for the purpose of enabling Lender to realize upon (a) any Collateral, and (b) any Rents to the extent (x) received by any Borrower or any Manager (or any of their affiliates), after the occurrence of an Event of Default or (y) distributed to any Borrower, Operating Lessee or any Manager, or their respective shareholders, or partners or members, as applicable, or affiliates during or with respect to any period for which Lender did not receive the full amounts it was entitled to receive as prepayments of the Loan pursuant to Section 2.6(b) (all Rents covered by clauses (x) and (y) being hereinafter referred to as the “Recourse Distributions”) and (c)) any other collateral given to Lender under the Loan Documents ((a), (b), and (c) collectively, the “Default Collateral”); provided, however, that any judgment in any action or proceeding shall be enforceable only to the extent of any Default Collateral. The provisions of this Section 8.14 shall not, however, (a) impair the validity of the Indebtedness evidenced by the Loan Documents or in any way affect or impair the Liens of any Mortgage or any of the other Loan Documents or the right of Lender to foreclose any Mortgage following an

Event of Default; (b) impair the right of Lender to name any Person as a party defendant in any action or suit for judicial foreclosure and sale under any Mortgage; (c) affect the validity or enforceability of the Note, any Mortgage or the other Loan Documents; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the right of Lender to bring suit for and recover against any Person any damages, losses, expenses, liabilities or costs resulting from fraud, willful misrepresentation, waste of all or any portion of any Individual Property, or wrongful removal or disposal of all or any portion of any Individual Property by any Person in connection with this Agreement, the Note, any Mortgage or the other Loan Documents; (f) impair the right of Lender to obtain the Recourse Distributions received by any Person; (g) impair the right of Lender to bring suit for and recover against any Person with respect to any misappropriation of security deposits or Rents collected more than one (1) month in advance; (h) impair the right of Lender to obtain Insurance Proceeds or Condemnation Proceeds due to Lender pursuant to any Mortgage; (i) impair the right of Lender to enforce the provisions of Sections 4.1(V) or 5.1(D) through 5.1(G), inclusive of this Agreement, Section 2.8 of each Mortgage or the Environmental Indemnity even after repayment in full by any Borrower of the Indebtedness; (j) prevent or in any way hinder Lender from exercising, or constitute a defense, or counterclaim, or other basis for relief in respect of the exercise of, any other remedy against any or all of the Collateral securing the Note as provided in the Loan Documents; (k) impair the right of Lender to bring suit for and recover against any person with respect to any misapplication of any funds (including, without limitation, insurance proceeds and condemnation proceeds); (l) impair the right of Lender to sue for, seek or demand a deficiency judgment against any Person solely for the purpose of foreclosing on any Collateral or any part thereof, or realizing upon the Default Collateral, or (m) impair the right of Lender to bring suit for and recover against any Person any damages, losses, expenses, liabilities or costs in the event that Borrower or any Operating Lessee shall take any action of any kind or nature whatsoever, either directly or indirectly to oppose, impede, obstruct, challenge, hinder, frustrate, enjoin or otherwise interfere with (A) Lender’s termination of any Operating Lease with any Operating Lessee, (B) Lender or the party acquiring any Individual Property following the occurrence of a foreclosure or deed in lieu thereof (in full substitution of the applicable Operating Lessee) being deemed the “Owner” under the Management Agreement, (C) the execution, delivery or effectiveness of a new Management Agreement directly between Lender or the party acquiring any Individual Property following a foreclosure or deed in lieu thereof and applicable Manager or (D) any payment or other transfer by any Manager of funds which would otherwise be paid to any Operating Lessee under any Operating Lease directly to Lender or the party acquiring any Individual Property following the occurrence of a foreclosure or deed in lieu thereof, in each case after or as a result of any automatic termination of the applicable Operating Lease or of Lender exercising its right to terminate the Operating Lease, in each case pursuant to the applicable Subordination, Attornment and Security Agreement and this Agreement, or shall, either directly or indirectly, cause or permit any other person to take any action which, if taken by such Operating Lessee would constitute an event described in this Section 8.14(m); provided, however, that any deficiency judgment referred to in this Section 8.14(m) shall be enforceable only to the extent of any of the Default Collateral. The preceding provisions of this Section 8.14 shall be inapplicable to any Person if (i) any petition for bankruptcy, reorganization or arrangement pursuant to federal or state law against any Borrower or Operating Lessee shall be filed by any Borrower, Operating Lessee, or any Affiliate of any Borrower or Operating Lessee, (ii) if an involuntary bankruptcy or other insolvency proceeding is commenced against any Borrower or Operating

Lessee (by a party other than Lender) but only if such Borrower has consented or acquiesced to such proceeding or if Borrower, Operating Lessee or any Affiliate of Borrower or Operating Lessee has acted in concert with, colluded or conspired with the party to cause the filing thereof or has consented to or acquiesced thereto, (iii) if any Borrower or Operating Lessee shall institute any proceeding for the dissolution or liquidation of any Borrower or Operating Lessee, (iv) if any Borrower or Operating Lessee shall make an assignment for the benefit of creditors, (v) if any Borrower or Operating Lessee shall breach any representation, warranty or covenant in Section 4.1(C) (such that such breach was considered by a court as a factor in the court’s finding for a consolidation of the assets of a Borrower or Operating Lessee with the assets of another person or entity or as a result thereof Lender suffers any material damage, cost, liability or expense; provided, however, that in the absence of an actual consolidation, recourse may be had against Borrower or Operating Lessee only to the extent of losses for such breach), 4.1(V), 4.1(AA), 5.1(T) (such that such breach was considered by a court as a factor in the court’s finding for a consolidation of the assets of a Borrower or Operating Lessee with the assets of another person or entity or as a result thereof Lender suffers any material damage, cost, liability or expense; provided, however, that in the absence of an actual consolidation, recourse may be had against Borrower or Operating Lessee only to the extent of losses for such breach) or 5.1(X), (v) if any Borrower or Operating Lessee allows any Transfer to occur in violation of Section 6.1(B) hereof or otherwise fails to obtain Lender’s prior written consent to any Transfer to the extent any consent is required in the Loan Documents, (vi) any Borrower or Operating Lessee interferes with Lender’s exercise of any of its rights or remedies hereunder or (vii) if any Borrower or Operating Lessee breaches any representation or warranty contained in Section 4.1(S).
     Section 8.15. Exhibits Incorporated.
          The information set forth on the cover, heading and recitals hereof, and the Exhibits attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     Section 8.16. Offsets, Counterclaims and Defenses.
          Any assignee of Lender’s interest in and to this Agreement, the Note, any Mortgage and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan, this Agreement, the Note, any Mortgage and the other Loan Documents which any Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon this Agreement, the Note, any Mortgage and other Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower.
     Section 8.17. No Joint Venture or Partnership.
          Each Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenants-in-common, or joint tenancy relationship between any Borrower and Lender nor to grant Lender any interest in any Individual Property other than that of mortgagee or lender.
     Section 8.18. Waiver of Marshalling of Assets Defense.
          To the fullest extent that each Borrower may legally do so, each Borrower waives all rights to a marshalling of the assets of each such Borrower, and others with interests in such Borrower, and of any Individual Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Individual Property for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender or Deed of Trust Trustee to the payment of the Indebtedness in preference to every other claimant whatsoever.
     Section 8.19. Waiver of Counterclaim.
          Each Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender’s agents.
     Section 8.20. Conflict; Construction of Documents.
          In the event of any conflict between the provisions of this Agreement and the provisions of the Notes, any Mortgage or any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.
     Section 8.21. Brokers and Financial Advisors.
          Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person, that such Person acted on behalf of any Borrower in connection with the transactions contemplated herein. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.
     Section 8.22. Counterparts.
          This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     Section 8.23. Estoppel Certificates.
          Each Borrower and Lender each hereby agree at any time and from time to time upon not less than fifteen (15) days prior written notice by any Borrower or Lender (but no more than four (4) times per year unless (i) an Event of Default has occurred and is continuing or (ii) such request is occasioned in connection with a Secondary Market Transaction) to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section, that Lender shall have received, together with Borrower’s request for such statement, an Officer’s Certificate stating that no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).
     Section 8.24. Payment of Expenses.
          Borrowers shall, whether or not the Transactions are consummated, pay all Transaction Costs, which shall include, without limitation, reasonable out-of-pocket fees, costs, expenses, and disbursements of Lender and its attorneys, local counsel, accountants and other contractors in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, and accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), Surveys and the Engineering Reports), (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, and (iv) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any restructuring or rescheduling of the Indebtedness, to the extent expressly required hereunder.
     Section 8.25. Bankruptcy Waiver.
          Each Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if any Borrower (i) files with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) is the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, (iii) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or law relating to bankruptcy, insolvency or other relief of debtors, (iv) has sought or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator or (v) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, the automatic stay provided by the Federal Bankruptcy Code shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its rights and remedies, upon request of Lender made on notice to any Borrower and any other party in interest but without the need of further proof or hearing. Neither Borrower nor any Affiliate of any Borrower shall contest the enforceability of this Section.
     Section 8.26. Entire Agreement.
          This Agreement, together with the Exhibits hereto and the other Loan Documents constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the parties.
     Section 8.27. Dissemination of Information.
          If Lender determines at any time to participate in a Secondary Market Transaction, Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities (collectively, the “Investor”), any Rating Agency rating such securities, any organization maintaining databases on the underwriting and performance of commercial loans, trustee, counsel, accountant, and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan, any Borrower, any direct or indirect equity owner of any Borrower, any guarantor, any indemnitor and each Individual Property, which shall have been furnished by such Borrower any Affiliate of any Borrower, any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable.
     Section 8.28. Limitation of Interest.
          It is the intention of each Borrower and Lender to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any Loan Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under any Loan Document or otherwise in connection with the Loan shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to principal by Lender (or if the Loan shall have been paid in full, refunded to any Borrower); and (ii) in the event that maturity of the Loan is accelerated by reason of an election by Lender resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest allowed by applicable law, and any interest in excess of the maximum amount of interest allowed by applicable law, if any, provided for in the Loan Documents or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited to principal (or if the principal portion of the Loan and any other amounts not constituting interest shall have been paid in full, refunded to any Borrower.)

          In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum amount allowed by applicable law, Lender shall, to the maximum extent permitted under applicable law (a) exclude voluntary prepayments and the effects thereof, and (b) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Loan so that the interest rate is uniform throughout the entire term of the Loan; provided, that if the Loan is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the maximum amount allowed by applicable law, Lender shall refund to any Borrower the amount of such excess, and in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the maximum amount allowed by applicable law.
     Section 8.29. Indemnification.
          Borrowers shall indemnify and hold Lender and each other Indemnified Party harmless against any and all losses, claims, damages, costs, expenses (including the fees and disbursements of outside counsel retained by any such person) or liabilities in connection with, arising out of or as a result of the transactions and matters referred to or contemplated by this Agreement, except to the extent that it is finally judicially determined that any such loss, claim, damage, cost, expense or liability resulted directly and solely from the gross negligence, fraud or willful misconduct of such Indemnified Party. If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any transaction or matter referred to or contemplated in this Agreement, Borrowers shall periodically reimburse any Indemnified Party upon demand herefore in an amount equal to its reasonable legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder. IT IS EXPRESSLY ACKNOWLEDGED AND AGREED BY EACH BORROWER THAT THE INDEMNITY (AND/OR THE RELEASE) CONTAINED IN THIS SECTION 8.29 PROTECTS LENDER FROM THE CONSEQUENCES OF LENDER’S ACTS OR OMISSIONS, INCLUDING WITHOUT LIMITATION, THE NEGLIGENT ACTS OR OMISSIONS OF LENDER TO THE EXTENT PERMITTED BY LAW; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL BE DEEMED TO RELIEVE THE LENDER FROM LIABILITY DUE TO ITS FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.
     Section 8.30. Borrower Acknowledgments.
          Each Borrower hereby acknowledges to and agrees with Lender that (i) the scope of Lender’s business is wide and includes, but is not limited to, financing, real estate financing, investment in real estate and other real estate transactions which may be viewed as adverse to or competitive with the business of such Borrower or its Affiliates and (ii) such Borrower has been represented by competent legal counsel and such Borrower has consulted with such counsel prior to executing this Loan Agreement and of the other Loan Documents.

     Section 8.31. Publicity.
          Lender shall have the right to issue press releases, advertisements and other promotional materials describing Lender’s participation in the origination of the Loan or the Loan’s inclusion in any Secondary Market Transaction effectuated or to be effectuated by Lender. All news releases, publicity or advertising by any Borrower or their affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to the Lender, Merrill Lynch Mortgage Lending, Inc., or any of their respective affiliates shall be subject to the prior written approval of Lender and Merrill Lynch Mortgage Lending, Inc., except for disclosures required by law which shall not require Lender approval but which shall require prior written notice to Lender.
     Section 8.32. Intentionally omitted.
          Section 8.33. Cross-Collateralization. Notwithstanding anything herein or in any of the other Loan Documents to the contrary, (a) the Loan and the Indebtedness shall be secured by each Individual Property, and (b) the Loan and the Indebtedness shall be cross-collateralized and cross-defaulted with each of the other “Loans” referenced in the Cooperation Agreement and the indebtedness relating thereto, each as described in and in accordance with the terms of the Cooperation Agreement.
          Section 8.34. Time of the Essence. Each Borrower and Lender agrees that time is of the essence with regard to all obligations under this Agreement and the other Loan Documents.
          Section 8.35. FINAL AGREEMENT. THE WRITTEN LOAN DOCUMENTS TO WHICH THIS NOTICE RELATES REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
          Section 8.36. [Intentionally omitted]
          Section 8.37. Joint and Several Liability. Each of the Borrowers shall be jointly and severally liable for payment of the Indebtedness and performance of all other obligations of Borrowers (or any of them) under this Agreement and any other Loan Documents.
          Section 8.38. Loan Modification. Borrowers and Lender acknowledge and agree that the Loan and the security therefore are subject to modification pursuant to and in accordance with the terms of the Cooperation Agreement.
          Section 8.39. Consent Fees. In the event that Borrower intends to effectuate a transaction not permitted under this Agreement or under any of the other Loan Documents, in connection with obtaining the consent of Lender or, if a Secondary Market Transaction has occurred, any loan servicer, Borrower shall be required to pay to Lender or any such loan servicer a maximum fee of $10,000 plus any reasonable out-of-pocket costs and expenses of Lender or such loan servicer, as the case may be.

          Section 8.40. Insurance, Casualty and Condemnation Provisions. Notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to each Marriott Property, so long as (a) Marriott is Manager of such Marriott Property, (b) Borrower participates in Manager’s insurance programs as set forth in the Management Agreement, (c) no default has occurred and is continuing under any Management Agreement beyond the expiration of any applicable notice and cure periods, and (d) Manager is making all required insurance payments as and when due pursuant to each Management Agreement, Borrower shall not be required to make escrow payments relating to insurance matters to the Basic Carrying Costs Sub-Account hereunder. With respect to each Marriott Property, so long as (x) Marriott is Manager of such Marriott Property, (y) Borrower participates in Manager’s insurance programs as set forth in the Management Agreement, (z) no default has occurred and is continuing under any Management Agreement beyond the expiration of any applicable notice and cure periods, Borrower shall strictly enforce the insurance, casualty and condemnation requirements and obligations set forth in the Manager’s Subordination, and shall provide to Lender acceptable evidence that such insurance is, at all times, in full force and effect as regards to such Marriott Property. Notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to each Marriott Property, unless and until Marriott is no longer Manager of such Marriott Property pursuant to the terms and provisions of the applicable Management Agreement, Lender acknowledges and agrees that the insurance, casualty and condemnation requirements set forth in the applicable Manager’s Subordination shall govern and control over any inconsistent provisions set forth in the provisions of this Agreement or any of the other Loan Documents. If at any time Marriott is no longer Manager of any Marriott Property pursuant to the terms and provisions of the applicable Management Agreement, Borrower shall comply with all of the insurance, casualty and condemnation requirements and obligations set forth in this Agreement and in the other Loan Documents with respect to such Individual Property.
          Section 8.41. Assumption by New Borrowers; Release of Original Borrowers. Each Borrower that was not a party to the Original Loan Agreement hereby assumes all of the rights, duties, obligations and liabilities of a “Borrower” with respect to the Loan and the Loan Documents, and agrees to be bound by all such Loan Documents. Each Original Borrower that is not a “Borrower” hereunder is hereby released from any duties, obligations or liabilities with respect to the Loan accruing from and after the date hereof.
          Section 8.42. Origination of Loan; Payments Made. The Original Loan was made by Lender on June 17, 2005. The Loan represents a restructuring of the Original Loan, and this Agreement reflects the terms and conditions of the Loan as restructured. Prior to this Agreement, monthly payments of interest only on the Original Loan that were due and payable on the Payment Dates (as defined in the Original Loan Agreement) in August, September and October, 2005, pursuant to the terms of the Original Loan Agreement and the promissory note relating thereto, were paid in full.
[Signatures on the following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

MERRILL LYNCH MORTGAGE LENDING, INC. a Delaware corporation

By: /S/ MICHAEL BRODY
Name: Michael Brody
Title:
[signatures continued on following page]

S-1

ORIGINAL BORROWER:

/S/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer

BORROWER:

/S/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer

OPERATING LESSEE:

Acknowledged and agreed to with respect to its obligations set forth in Articles 4, 5 and 6 hereof and Section 2.13(g):

/S/ DAVID J. KIMICHIK

David J. Kimichik

Chief Financial Officer

S-2

EXHIBIT A
Additional Definitions

Initial Deferred Maintenance Amount	$25,000
Initial Basic Carrying Cost Amount	$442,755
Initial Upfront Remediation Amount	$618.75

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EXHIBIT B
Deferred Maintenance

Individual Property	Deferred Maintenance
Residence Inn Fairfax, Falls Church, VA	Repair asphalt pavement; Paint wood trim.

Residence Inn Sorrento Mesa, San Diego, CA	Replace carpet, replace soft goods.

Courtyard Irvine Spectrum, Foothill Ranch, CA	None

Embassy Suites Houston, Houston, TX	None

Courtyard Alpharetta, Alpharetta, GA	Replace roof flashing.

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EXHIBIT C
Individual Properties and Allocated Loan Amounts

Individual Property	Deferred Maintenance
Residence Inn Fairfax, Falls Church, VA	$23,850,000

Residence Inn Sorrento Mesa, San Diego, CA	$21,375,000

Courtyard Irvine Spectrum, Foothill Ranch, CA	$14,000,000

Embassy Suites Houston, Houston, TX	$13,050,000

Courtyard Alpharetta, Alpharetta, GA	$10,800,000

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EXHIBIT D
Franchisors and Managers

Individual Property	Franchisor	Manager
Residence Inn Fairfax, Falls Church, VA	N/A	Residence Inn by Marriott, Inc.

Residence Inn Sorrento Mesa, San Diego, CA	N/A	Residence Inn by Marriott, Inc.

Courtyard Irvine Spectrum, Foothill Ranch, CA	N/A	Courtyard Management Corporation

Embassy Suites Houston, Houston, TX	Promus Hotels, Inc.	Remington Lodging & Hospitality LP

Courtyard Alpharetta, Alpharetta, GA	N/A	Courtyard Management Corporation

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EXHIBIT E
Operating Budget for Closing Date through 12/31/2005
Attached following this page.

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EXHIBIT F
FF&E FINANCING
Residence Inn Sorrento Mesa, San Diego, CA
Alamo Leasing Co. (Vehicle lease)
Residence Inn Fairfax, Falls Church, VA
1.	Alamo Leasing Co. (Vehicle)

2.	Cooler Smart (Coolers)

3.	Xerox (Office equipment)
Courtyard Irvine Spectrum, Foothill Ranch, CA
1.	Alamo Leasing Co. (2004 Ford E150 Wagon)

2.	Cit Group (Office equipment)

3.	Xerox (Office equipment)
Courtyard Alpharetta, Alpharetta, GA
1.	Imagistics (Copier equipment)

2.	Marriott (Telecom equipment and PBX switch)

3.	Shared Technologies (Nortel networks equipment)

4.	Williams Communication (Equipment lease)

F-1

EXHIBIT G
Organizational Chart
Attached following this page.

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EXHIBIT H
Property Improvement Plans
Attached following this page.

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EXHIBIT I
Required Expenditure Amounts for Individual Properties

Individual Property	Required Expenditure Amount
Residence Inn Fairfax, Falls Church, VA	$918,500

Residence Inn Sorrento Mesa, San Diego, CA	$1,225,000

Courtyard Irvine Spectrum, Foothill Ranch, CA	$0

Embassy Suites Houston, Houston, TX	$726,310

Courtyard Alpharetta, Alpharetta, GA	$853,500

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EXHIBIT J
Capital Improvements and PIP Schedule

	Required PIP Work and Capital	Required PIP Work and	Required
Individual Property	Improvements Costs	Capital Improvements	Completion Date
Residence Inn Fairfax, Falls Church, VA	$918,500	Replace carpet and wall vinyl; update upholstery where needed; ensure compliance with brand standards.	12/31/2006

Residence Inn Sorrento Mesa, San Diego, CA	$1,225,000	Replace carpet and wall vinyl; update upholstery where needed; ensure compliance with brand standards.	12/31/2006

Courtyard Irvine Spectrum, Foothill Ranch, CA	$0	N/A	N/A

Embassy Suites Houston, Houston, TX	$726,310	Replace all doorknobs with lever handles; Replace all worn carpet, upholstery, tiles, paint, and wall covering; Add guest laundry facility to meet current brand standards; Provide business center solution for guests; Refresh meeting areas; Refresh corridors and elevators; Purchase digital thermostats and beds to meet brand standard; Purchase new guestroom bathroom hardware.	4/12/2006

Courtyard Alpharetta, Alpharetta, GA	$853,500	Replace carpet and wall vinyl; update upholstery where needed; ensure compliance with brand standards.	12/31/2006

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EXHIBIT K
Upfront Remediation

Individual Property	Upfront Remediation	Required Completion Date
Residence Inn Fairfax, Falls Church, VA	None	N/A

Residence Inn Sorrento Mesa, San Diego, CA	None	N/A

Residence Inn Sorrento Mesa, San Diego, CA	None	N/A

Embassy Suites Houston, Houston, TX	Develop and implement Asbestos O&M Program.	12/14/2005

Courtyard Alpharetta, Alpharetta, GA	None	N/A

K-1

SCHEDULE 1
Litigation
Embassy Suites, Houston, TX
Toy, Christopher v. Hilton Hotels Corporation and New Houston Hotel LP d/b/a Houston Embassy Suites, 11th Judicial District Court, Harris County, Texas; Cause No. 2003-57333 (Plaintiff alleges breach of contract for cancellation of rooms Plaintiff’s company reserved through the internet for Super Bowl weekend.)

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SCHEDULE 2
Franchise Defaults
None.

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SCHEDULE 3
Amortization Schedule
Attached following this page.

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